Exhibit 2.1

EQUITY PURCHASE

AGREEMENT

among

PAPERWEIGHT

DEVELOPMENT CORP.,

APPLETON PAPERS INC.,

HICKS ACQUISITION COMPANY II, INC.

and

HH-HACII, L.P.

Dated as of May 16, 2012

i

(continued)

(continued)

INDEX OF DEFINED TERMS

1st Lien Indenture	41
2nd Lien Indenture	41
Acquired Class A Units	1
Acquisition	1
Affiliate	40
Agreement	1
Allocation Schedule	39
Ancillary Agreements	40
Antitrust Division	27
Balance Sheet Date	4
Benefit Plan	40
Business Combination	17, 40
Business Day	40
Business Employee	40
Buyer	1
Buyer Annual Financial Statements	20
Buyer Certificate of Incorporation	41
Buyer Closing Filing	28
Buyer Common Stock	1
Buyer Contracts	20
Buyer Financial Statements	20
Buyer Information	41
Buyer Interim Financial Statements	20
Buyer Organizational Documents	17
Buyer Returns	21
Buyer SEC Documents	41
Buyer Series A Voting Preferred Stock	2
Buyer Stockholder Approval	18
Buyer Stockholder Meeting	18
Buyer Warrants	41
Certificate of Designation	33
Claims	44
Closing	2
Closing Acquisition Consideration	1
Closing Date	2
Closing Press Release	28
Code	41
Collective Bargaining Agreements	36
Companies	41
Company	1
Company Assets	26
Company Benefit Plans	12
Company Class A Voting Units	1
Company Class B Exchangeable Units	1
Company Information	41
Company Intellectual Property	15
Company LLC Agreement	32
Company Organizational Documents	5
Company SEC Documents	41
Company Units	6

Confidentiality Agreement	24
Contract	7
Contribution	32
Conversion	32
Cross Purchase	1
Cross Purchase Agreement	1
Cross Purchase Class A Units	1
Cross Purchase Class B Units	1
Debt Agreements	41
DGCL	41
Environmental Laws	12
Environmental Licenses and Permits	12
Equity Incentive Plan	33
ERISA	41
ERISA Affiliate	41
ESOP	41
ESOP Documentation	41
ESOP Trustee	41
Exchange Act	4
Exchange and Support Agreement	33
Expense Payments	1
Final Order	36
Financial Statements	17
Founder	1
Founder Earnout Buyer Common Stock	2
Founder Earnout Company Class A Units	2
FTC	27
GAAP	4
Governmental Authority	11
HACII Registration Rights Agreement	41
Hazardous Substances	12
HSR Act	3
Indebtedness	42
Intellectual Property	42
Interim Financial Statements	17
IPO	42
IPO Shares	42
IRS	39
knowledge	42
Knowledge	42
Laws	3
Leased Real Property	42
Lien	42
Major Customers	17
Material Adverse Effect	42
Material Contracts	16
Multiemployer Plan	13
Newco	1
Owned Real Property	43
PBGC	12

PDC	1
PDC Closing Filing	28
PDC Financial Statements	4
PDC Interim Financial Statements	4
PDC Invormation Statement	32
PDC SEC Documents	43
PDC Stockholder Approval	3
Permits	10
Permitted Liens	43
Person	43
Proceedings	10
Proxy/Registration Statement	29
Public Stockholder	43
Public Warrants	43
Redemption Payments	1
Redemptions	43
Registration Rights Agreement	33
Representatives	43
Repurchase Payments	1
Repurchases	1

Returns	9
Sarbanes-Oxley	4
SEC	43
SEC Reports	31
Securities Act	4
Security Holders Agreements	33
Senior Credit Agreement	41
Signing Filing	28
Signing Press Release	28
Subsidiaries	43
Subsidiary	43
Tax Receivable Agreement	2
Taxes	9
Title IV Plan	13
Transaction Class A Units	1
Trust Account	44
Trust Agreement	44
Voting Trust Agreement	33
WARN	15

v

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT is dated as of May 16, 2012 (this “Agreement”) and is among HICKS ACQUISITION COMPANY II, INC., a Delaware corporation (“Buyer”), PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation (“PDC”), APPLETON PAPERS INC., a Delaware corporation (the “Company”), and HH-HACII, L.P., a Delaware limited partnership (“Founder”).

R E C I T A L S

A. PDC owns all of the issued and outstanding equity interests in the Company.

B. Prior to the Closing, the Company will (i) convert into a Delaware limited liability company, (ii) enter into the Company LLC Agreement (as hereafter defined) with PDC and (iii) in accordance with the Company LLC Agreement, issue to PDC the sum of (i) 9,632,024 Class B units of the Company with such terms and conditions as set forth in the Company LLC Agreement (the “Company Class B Exchangeable Units”) and (ii) a number of Company Class B Exchangeable Units equal to the number of Cross Purchase Class B Units.

C. Prior to the Closing, PDC will (i) form a new wholly-owned Delaware corporation (“Newco”) and (ii) contribute to Newco 48,160.12 Company Class B Exchangeable Units.

D. At the Closing, Buyer will acquire (the “Acquisition”) an aggregate number of Class A units of the Company with such terms and conditions as set forth in the Company LLC Agreement (the “Company Class A Voting Units”) equal to the aggregate number of shares of common stock, par value $0.0001 per share, of Buyer (“Buyer Common Stock”) outstanding immediately after giving effect to the Redemptions and Repurchases (the “Transaction Class A Units”) less the number of Cross Purchase Class A Units (such net number of Company Class A Voting Units, the “Acquired Class A Units”) in exchange for Buyer’s payment at Closing to the Company of an amount in cash equal to the assets in the Trust Account less the sum of (A) amounts used to purchase shares of Buyer Common Stock from Public Shareholders as permitted by Section 6.4(a)(ii) (such purchases, “Repurchases” and such payments, “Repurchase Payments”), (B) amounts payable to Public Stockholders that properly exercise their redemption rights under Section 9.2 and Section 9.3 of Article IX of the Buyer Certificate of Incorporation (“Redemption Payments”) and (C) Buyer’s aggregate costs, fees and expenses incurred in connection with the pursuit or consummation of a Business Combination (including deferred underwriting commissions) and other working capital expenses (“Expense Payments”) (such net payment, the “Closing Acquisition Consideration”).

E. One day after the Closing, PDC will sell to Buyer and Buyer will purchase (the “Cross Purchase”) from PDC an aggregate number of Company Class B Exchangeable Units equal to a percentage of the Transaction Class A Units, which percentage shall be determined in accordance with the Cross Purchase Agreement by dividing (i) the fair market value of the consideration paid by Buyer in the Cross Purchase (the “Cross Purchase Consideration”) by (ii) the sum of the Cross Purchase Consideration and the Closing Acquisition Consideration (such aggregate Units, the “Cross Purchase Class B Units”), pursuant to that certain Cross Purchase Agreement, dated as of the date hereof, by and among Buyer and PDC (the “Cross Purchase Agreement”), for the consideration set forth in the Cross Purchase Agreement, which Cross Purchase Class B Units shall immediately be surrendered by Buyer to the Company for cancellation and, upon its receipt thereof, the Company will immediately issue to Buyer an identical number of Company Class A Voting Units (the “Cross Purchase Class A Units”) in exchange for such cancelled Cross Purchase Class B Units.

F. The board of directors of each of Buyer, PDC and the Company has approved this Agreement and each of the Ancillary Agreements to which it is a party and has determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby are advisable and in the respective best interests of each of Buyer, PDC and the Company and their respective stockholders and equityholders.

STATEMENT OF AGREEMENT

In consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

EQUITY PURCHASES

1.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned in accordance with Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place no later than 9:00 a.m. Central time on the first Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VII hereof (the “Closing Date”) at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

1.2 Purchase of Acquired Class A Units. At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer shall (a) purchase from the Company, and the Company shall sell and issue to Buyer, the Acquired Class A Units and (b) pay to the Company by wire transfer in immediately available funds an aggregate amount equal to the Closing Acquisition Consideration. Simultaneously therewith, Buyer shall execute and deliver an accession agreement to the Company LLC Agreement in the form attached as Exhibit C to the Company LLC Agreement. Of the Company Class A Voting Units issued to Buyer pursuant to this Section 1.2, 428,571 shall be designated “Founder Earnout Company Class A Units” and shall be subject to forfeiture if those certain 428,571 shares of Buyer Common Stock held by the Founder and certain directors of the Buyer that are subject to forfeiture (such shares, the “Founder Earnout Buyer Common Stock”) are forfeited, which forfeiture shall occur if the last sales price of the Buyer Common Stock as reported by the national securities exchange on which the Buyer Common Stock is listed or admitted to trading does not equal or exceed $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading day period at any time during the period ending on the second anniversary of the Closing Date.

1.3 Cross Purchase. On the day after the Closing, pursuant to the Cross Purchase Agreement, PDC shall sell to Buyer and Buyer shall purchase from PDC the Cross Purchase Class B Units and, in exchange therefor, Buyer shall (a) enter into that certain Tax Receivable Agreement, in the form attached to the Cross Purchase Agreement, by and between Buyer and PDC (the “Tax Receivable Agreement”), (b) issue to PDC 481,601.2 shares of Series A voting preferred stock of Buyer, par value $0.0001 per share, with such terms and conditions as set forth in the Certificate of Designation (such series, the “Buyer Series A Voting Preferred Stock”) and (c) issue to PDC, to the extent it becomes due and payable in accordance with the Cross Purchase Agreement, the Contingency Consideration (as defined in the Cross Purchase Agreement). Pursuant to this Agreement, immediately upon receipt of the Cross Purchase Class B Units, Buyer shall surrender such Cross Purchase Class B Units to the Company for cancellation and, upon receipt thereof, the Company shall issue to Buyer the Cross Purchase Class  A Units.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PDC

PDC represents and warrants to Buyer as follows, except as set forth in the Schedules hereto and as disclosed in the PDC SEC Documents:

2.1 Due Organization. PDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

2.2 Authorization and Validity of Agreement.

(a) PDC has all requisite corporate power and authority to execute and deliver this Agreement, each of the Ancillary Agreements to which it is a party and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by PDC of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by PDC of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of PDC, and no other action on the part of PDC is or will be necessary for the execution, delivery and performance by PDC of this Agreement, each of the Ancillary Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, except for the PDC Stockholder Approval. This Agreement has been, and each of the Ancillary Agreements to which PDC is a party shall be when delivered, duly executed and delivered by PDC and constitutes, or when delivered shall constitute, a legal, valid and binding obligation of PDC, enforceable against PDC in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(b) The approval by the ESOP as the sole shareholder of PDC to approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby is the only vote of any holders of PDC’s capital stock necessary in connection with the consummation of the Closing (the “PDC Stockholder Approval”).

(c) At a meeting duly called and held, PDC’s board of directors (including any required committee or subgroup of PDC’s board of directors) has: (i) determined that this Agreement, each of the Ancillary Agreements to which PDC is a party and the transactions contemplated hereby and thereby are fair to and in the best interests of PDC’s stockholders; (ii) approved and adopted this Agreement, each of the Ancillary Agreements to which PDC is a party and the transactions contemplated hereby and thereby; and (iii) resolved to recommend to PDC shareholder adoption of this Agreement.

2.3 No Conflict. Except as set forth on Schedule 2.3 and except as would not prevent, materially hinder or materially delay the ability of PDC to perform its obligations under this Agreement, each of the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby, the execution, delivery and performance by PDC of this Agreement, each of the Ancillary Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby:

(a) will not violate any provision of applicable laws, rules, regulations, statutes, codes, ordinances or requirements of any Governmental Authority (collectively, “Laws”), order, judgment or decree applicable to PDC;

(b) will not require any consent, authorization or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to PDC, except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other applicable antitrust or competition laws outside the United States, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or that Buyer or its Affiliates are otherwise required to obtain;

(c) will not violate any provision of the certificate of incorporation or bylaws of PDC; and

(d) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by PDC under, any material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which PDC is a party or by which it or any of its assets is bound.

2.4 PDC SEC Documents; Financial Statements.

(a) As of its filing date, each PDC SEC Document complied, and each such PDC SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), as the case may be. Except for the Company, no Subsidiary of PDC is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) As of its filing date, each PDC SEC Document filed pursuant to the Exchange Act did not, and each such PDC SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading.

(c) PDC has devised and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United Stated generally accepted accounting principles (“GAAP”). PDC (i) has designed and maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information is made known to PDC’s management to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the PDC SEC Documents and (ii) has disclosed, based on the most recent evaluation of PDC’s principal executive officer and principal financial officer prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(d) Set forth on Schedule 2.4(d) are the following financial statements (collectively the “PDC Financial Statements”):

(i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended January 1, 2011 and December 31, 2011 for PDC, including all related notes; and

(ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “PDC Interim Financial Statements”) as of and for the three months ended April 1, 2012 (the “Balance Sheet Date”) for PDC, including all related notes.

(e) The PDC Financial Statements included in the PDC SEC Documents, when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), when filed, fairly presented the financial condition of PDC as of such dates and the results of operations and cash flows of PDC for such periods, and are consistent, in all material respects, with the books and records of PDC; provided, however, that the PDC Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the Balance Sheet Date, PDC has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

2.5 Ownership of the Company. As of the date hereof, PDC owns all of the issued and outstanding equity interests of the Company and at the Closing will own (either directly or through its wholly-owned Subsidiary, Newco) all of the issued and outstanding equity interest of the Company except for those equity interests sold and transferred to Buyer pursuant to this Agreement. Upon the Conversion and Contribution in accordance with Section 6.15 and as of immediately prior to the Closing: (i) PDC will own the sum of (A) 9,583,863.88 Company Class B Exchangeable Units and (B) a number of Company Class B Exchangeable Units equal to the number of Cross Purchase Class B Units, in each case free and clear of any Liens, other than any restrictions under the Securities Act, any state “blue sky” securities Laws, the Company LLC Agreement or this Agreement; and (ii) Newco, a wholly-owned Subsidiary of PDC, will own 48,160.12 Company Class B Exchangeable Units. PDC has no Subsidiaries except for the Company and PDC Capital Corporation and, prior to the Closing, Newco. At Closing, neither Newco nor PDC Capital Corporation will (i) have any assets (other than the Company Class B Exchangeable Units obtained by Newco in connection with the Contribution), material liabilities or obligations of any nature or (ii) be engaged in any business activities.

2.6 Legal Proceedings. Except as set forth on Schedule 2.6, there are no material Proceedings pending, or, to the knowledge of PDC, threatened in writing against or affecting PDC at law or in equity, or before or by any Governmental Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING COMPANIES

The Company represents and warrants to Buyer that, except as set forth in the Schedules hereto and as disclosed in the Company SEC Documents:

3.1 Due Organization of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority enter into this Agreement, each of the Ancillary Agreement to which it is a party and perform its obligations hereunder and thereunder, to own, lease and operate its properties and to carry on its business as it is now being conducted and is in good standing and duly qualified to do business in each jurisdiction in which the transaction of its business makes such qualification necessary. The Company has heretofore made available to Buyer true and complete copies of its certificate of incorporation and bylaws as currently in effect (the “Company Organizational Documents”). The Company is not in violation of any of the provisions of the Company Organizational Documents.

3.2 Authorization and Validity of Agreement. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of the Company, and no other action on the part of the Company is or will be necessary for the execution, delivery and performance by the Company of this Agreement, each of the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby, except for the PDC Stockholder Approval. This Agreement has been, and each of the Ancillary Agreements to which the Company is a party shall be when delivered, duly executed and delivered by the Company and constitutes, or when delivered shall constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

3.3 Subsidiaries.

(a) Schedule 3.3(a) lists all direct or indirect Subsidiaries of the Company, each of which is directly or indirectly wholly-owned by the Company, and the issued and outstanding equity interests of each such Subsidiary.

(b) Each of the Subsidiaries of the Company has all requisite company power and authority to own its properties and assets and to carry on its business as it is now being conducted, except where failure to have such power and authority or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Companies.

3.4 Capitalization.

(a) Schedule 3.4 sets forth the authorized capital of each of the Companies and a true, correct and complete list of all of the outstanding equity interests of each of the Companies. Each of the outstanding equity interests of the Companies is duly authorized, validly issued, and if a corporation, fully paid and non-assessable, and is directly owned of record by the holders set forth on Schedule 3.4, free and clear of any Liens, other than any restrictions under the Securities Act, any state “blue sky” Securities Laws, the Company LLC Agreement or this Agreement. There are no other equity interests of any of the Companies authorized, issued, reserved for issuance or outstanding and there are no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which PDC or any Companies are or may be bound to issue, redeem, purchase or sell additional equity interests or securities convertible into or exchangeable for any other equity interest of any of the Companies. Except as set forth on Schedule 3.4, neither PDC nor any of the Companies is a party to any partnership agreement, limited liability company agreement, stockholders agreement or joint venture agreement with any other third Person.

(b) Upon the Conversion and Contribution and as of immediately prior to the Closing:

(i) the issued and outstanding capital of the Company shall consist of: (A) the sum of 9,583,863.88 Company Class B Exchangeable Units and a number of Company Class B Exchangeable Units equal to the number of Cross Purchase Class B Units owned by PDC; and (B) 48,160.12 Company Class B Exchangeable Units owned by Newco (for purposes of this Agreement, “Company Units” shall mean collectively the Company Class A Voting Units, and the Company Class B Exchangeable Units);

(ii) the issued and outstanding Company Units as of immediately prior to the Closing shall have been duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any applicable federal or state securities Laws, purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Limited Liability Company Act, the Company LLC Agreement or any Contract to which the Company is a party or by which the Company is bound; and

(iii) except as set forth in this Section 3.4(b), no membership or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such membership or other equity or voting interest, of the Company shall be issued and outstanding.

(c) The Company Class A Voting Units to be issued to Buyer in accordance with this Agreement (including those Cross Purchase Class A Units issued the day after Closing in accordance with Section 1.3) will be duly authorized, validly issued, fully paid and non-assessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Limited Liability Company Act, the Company LLC Agreement or any Contract to which the Company is a party or by which the Company is bound.

(d) Upon delivery of the Company Class A Voting Units pursuant to this Agreement (including those Cross Purchase Class A Units issued the day after Closing in accordance with Section 1.3), Buyer shall have good title to such Units free and clear of any Liens, other than any restrictions under the Securities Act, any state “blue sky” Securities Laws, the Company LLC Agreement or this Agreement and other than arising as a result of any Contractual obligations of Buyer.

3.5 Consents and Approvals. Neither the execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party nor the consummation by the Company of the transactions contemplated hereby and thereby will require on the part of the Company or any of the other Companies any action, consent, order, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except: (a) for any applicable filings required under the HSR Act and any other applicable antitrust or competition laws outside the United States; (b) for applicable requirements of the Securities Act and Exchange Act or any state “blue sky” securities Laws; or (c) where the failure to obtain such action, consent, order, approval, authorization or permit, or to make such filing or notification, would not materially impair the consummation of the transactions contemplated hereby.

3.6 No Conflict. Neither the execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party nor the consummation by the Company of the transactions contemplated hereby and thereby will: (a) conflict with or violate the certificate of incorporation or bylaws or other similar governing documents of any of the Companies; (b) except as described on Schedule 3.6, result in a violation or breach of, constitute a default or event of default (or similar event) (with or without notice or lapse of time, or both) under, give rise to any right of termination, cancellation or acceleration of, or the trigger of any material charge, fee, payment or requirement of consent under, or result in the imposition of any Lien, other than a Permitted Lien, on any assets or property of the Companies pursuant to any Material Contract or other material indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement arrangement, commitment, letter of intent, instrument, promise, or other similar understanding, whether written or oral (each, a “Contract”) to which any of the Companies is a party or by which any of the Companies, or any of their assets or properties are bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or Liens) as to which requisite waivers or consents have been obtained; (c) result in any additional liabilities for site investigation or cleanup; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.5 and this Section 3.6 are duly and timely obtained or made, violate any Law, order, writ, injunction, decree, statute, rule or regulation applicable to the Companies or any of their respective assets and properties.

3.7 Company SEC Documents, Financial Statements.

(a) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and Sarbanes-Oxley, as the case may be. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) As of its filing date, each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading.

(c) The Company has devised and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information is made known to the Company’s management to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents and (ii) has disclosed, based on the most recent evaluation of the Company’s principal executive officer and principal financial officer prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(d) Set forth on Schedule 3.7(d) are the following financial statements (collectively the “Financial Statements”):

(i) audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended January 1, 2011 and December 31, 2011 for the Companies, including all related notes; and

(ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Interim Financial Statements”) as of and for the three months ended April 1, 2012 for the Companies, including all related notes.

The Financial Statements included in the Company SEC Documents, when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), when filed, fairly presented the financial condition of the Companies as of such dates and the results of operations and cash flows of the Companies for such periods, and are consistent, in all material respects, with the books and records of the Companies; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the Balance Sheet Date, the Companies have not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP. Prior to the filing of the Proxy/Registration Statement, the Company shall deliver to Buyer the audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 for the Companies, and they shall be deemed to be included in the Financial Statements.

3.8 Absence of Material Adverse Change. Except as set forth on Schedule 3.8 and otherwise contemplated by this Agreement, since December 31, 2011, the business of the Companies has been conducted only in the ordinary course consistent with past practice, and there have not been any events, changes or developments which would reasonably be expected to have a Material Adverse Effect on the Companies.

3.9 Absence of Undisclosed Liabilities. None of the Companies has any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except: (a) liabilities reflected on the balance sheet of the Companies at December 31, 2011 or the notes thereto, included in the Financial Statements; (b) liabilities incurred since December 31, 2011 in the ordinary course of business consistent with past practice which, individually or in the aggregate, are not material and are of the same character and nature as the liabilities reflected on the Financial Statements; (c) liabilities incurred in connection with the transactions contemplated hereby; (d) immaterial liabilities; and (e) obligations and liabilities on Schedule 3.9 or as otherwise disclosed in this Agreement (including the Schedules hereto). The Companies have no obligation to make any payment to their respective officers or directors as a result of the transactions contemplated hereby other than as set forth herein or as disclosed in the Company SEC Documents.

3.10 Real and Personal Properties.

(a) Schedule 3.10(a) contains a complete and correct list of all of the Leased Real Property. With respect to each Leased Real Property, a Company owns a leasehold estate in such Leased Real Property, free and clear of all Liens except Permitted Liens. No material default by the Companies, or to the Knowledge of the Company, the applicable landlord, exists under any lease with respect to the Leased Real Property and each material lease with respect to the Leased Real Property is legal, valid, binding and enforceable and in full force and effect.

(b) Schedule 3.10(b) sets forth a complete and correct list of all Owned Real Property. With respect to each Owned Real Property: (i) a Company owns title in fee simple to such Owned Real Property, free and clear of all Liens except for Permitted Liens; (ii) there are no material outstanding options or rights of first refusal in favor of any other Person to purchase or lease such Owned Real Property or any portion thereof or interest therein; and (iii) there are no material leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property.

(c) Each of the Companies has good title to all of the material assets (other than Owned Real Property) reflected in its most recent balance sheet included in the Financial Statements as being owned and all material assets thereafter acquired by such Companies (except to the extent that such assets have been disposed of after the date of the latest balance sheet in the Financial Statements in the ordinary course of business consistent with past practice or pursuant to existing contracts), free and clear of all Liens other than Permitted Liens, and all other material assets used in the businesses of the Companies are leased or licensed by the Companies, or the Companies have another contractual right to use, such assets.

3.11 Condition and Sufficiency of Assets. Except as set forth on Schedule 3.11, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and the Company or a Subsidiary of the Company holds good, marketable and valid title to, a valid leasehold interest in, or a valid license to use all such property. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the businesses of the Companies as currently conducted.

3.12 Taxes.

(a) For purposes of this Agreement, the following definitions shall apply:

(i) The term “Taxes” shall mean all taxes, charges, levies, customs, duties, penalties or other assessments imposed by any Governmental Authority, including, but not limited to any federal, state, local, foreign or provincial income, excise, property, sales, transfer, franchise, payroll, withholding, social security, oil and gas or other similar taxes, including any interest or penalties attributable thereto.

(ii) The term “Returns” shall mean all federal, state, local, foreign or provincial reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) (i) All material Returns required to be filed by or on behalf of the Companies have been duly filed on a timely basis and all such Returns are complete and correct in all material respects; (ii) all material Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other material Taxes (whether or not shown on a Return) are payable by the Companies with respect to items or periods covered by such Returns or with respect to any period prior to the Closing Date; (iii) each of the Companies has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired; and (iv) there are no material liens on any of the assets of any of the Companies with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that any of the Companies is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(c) Except in the case of audits, actions or proceedings for which appropriate reserves have been established on the Financial Statements in accordance with GAAP: (i) there is no audit by a governmental or taxing authority in process or pending with respect to any material Returns of the Companies; (ii) no deficiencies have been asserted, in writing, with respect to any material Taxes of the Companies and none of the Companies has received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; and (iii) none of the Companies are parties to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against the Companies or any of their assets.

(d) Schedule 3.12(d) sets forth each jurisdiction where the Companies file or are required to file a Tax Return.

(e) The Companies have no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. Except as set forth on Schedule 3.12(e), there are no outstanding requests by the Companies for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) None of the Companies have made or rescinded any material election relating to Taxes, settled any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, filed any amended Tax Return or claim for refund, made any material change in its accounting method or Tax policies or procedures, or received a ruling from, or signed an agreement with, any Tax Authority that would reasonably be expected to result in a Material Adverse Effect on the Companies following the Closing, in each case except as required by applicable Law or in compliance with GAAP.

(g) None of the Companies have participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(h) None of the Companies have any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(i) None of the Companies are a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority) that will be binding on the Companies with respect to any period following the Closing Date.

(j) None of the Companies have requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Tax authority with respect to any material Taxes, nor is any such request outstanding.

(k) PDC and the Company have been a validly electing S-corporation and a qualified subchapter S subsidiary, respectively, within the meaning of Code Sections 1361 and 1362 at all times since 2001 and the Company will be a qualified subchapter S subsidiary up to and including the date of the Conversion. PDC acknowledges that any Tax liability, including any Tax liability under Code Section 1374, that occurs as a result of the Company’s change in status as a qualified subchapter S subsidiary will be a Tax liability of the Company described in Section 3.12(b)(ii) above.

(l) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

3.13 Compliance with Laws; Permits. Each of the Companies is, and to the Knowledge of the Company has been, in compliance in all material respects with all Laws which apply to such entity or its business, properties or assets, except where past non-compliance would not reasonably be expected to have a Material Adverse Effect. None of the Companies has received any (a) written communication or (b) to the Knowledge of the Company, oral communication, in each case during the past three (3) years from a Governmental Authority that alleges that such Person is not in compliance in all material respects with any Law. Neither the Companies nor any director, officer, agent, employee or Affiliate of the Companies has taken any action, directly or indirectly, that would result in a violation by such persons of the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder. None of the Companies, or any director, officer, agent, employee or Affiliate of the Companies, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. Each of the Companies owns, holds or possesses all material permits, licenses, franchises, orders, consents, approvals and authorizations from Governmental Authorities (“Permits”) that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business and such Permits are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Each such Permit held or possessed by the Companies is in full force and effect in all material respects, and the Companies are in compliance in all material respects with such Permits.

3.14 Legal Proceedings. Except as set forth on Schedule 3.14, there are no material writs, injunctions, decrees, orders, judgments, lawsuits, claims, actions, suits, arbitrations, investigations or proceedings (collectively, “Proceedings”) pending, or to the knowledge of the Company, threatened in writing, against or affecting the Companies at law or in equity, or before or by any federal, state, tribal, municipal, foreign or other governmental department, commission, board, bureau, agency, court or instrumentality, whether domestic or foreign (“Governmental Authority”).

3.15 Environmental Matters.

(a) Except as set forth on Schedule 3.15(a):

(i) none of the Companies or, to the knowledge of the Companies, any of their respective predecessors or Affiliates, has, either expressly or by operation of Law, assumed or undertaken any material liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws and, to the Knowledge of the Company, such Persons (i) are in and have been in material compliance with all applicable Environmental Laws and all Environmental Licenses and Permits; (ii) possess all material Environmental Licenses and Permits required under applicable Environmental Law for them to occupy the facilities and to operate the business and each such Environmental License and Permit is in full force and effect, free from breach, and the transactions will not adversely affect them; (iii) are not subject to pending or threatened Proceedings and such Persons have not received any written or oral notice or claim against them alleging a material violation of any Environmental Laws or any liabilities, including any investigatory, remedial or corrective liabilities or claims related to natural resources damages related to any of them or the facilities, other than such Proceedings, liabilities, notices or claims that have been resolved in all material respects as of the date hereof; (iv) have not treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substances, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any material liability, including any liability for investigation or response costs, corrective action costs, personal injury, property damage or natural resources damages, pursuant to Environmental Laws; (v) are not (1) subject to any outstanding material order from or material agreement with any Governmental Authority resulting from any judicial or administrative proceedings under any Environmental Laws; or (2) a party to any pending material judicial or administrative proceedings or the subject of any investigations by any Governmental Authority, pursuant to any Environmental Laws; (vi) do not currently or have not previously owned or operated any property or facility containing (1) under or above-ground storage tanks or unlined production pits; (2) asbestos containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments, or disposal areas in each case which could reasonably be expected to pose a material liability against the Companies other than permitted disposal wells and associated facilities and equipment operated in material compliance with all applicable Environmental Laws and all Environmental Licenses and Permits; (vii) are not subject to any facts, events or circumstances relating to the past or present facilities, properties or operations reasonably expected to pose a material liability against such Persons under any applicable Environmental Law, nor will any such facts, events or circumstances prevent, hinder, or limit continued compliance with Environmental Laws; and (viii) have not received any unresolved written or oral notice directed to such Persons that any facility or site to which such Persons, either directly or indirectly by a third Person, has sent any Hazardous Substances for storage, treatment, disposal, or other management has been or is being operated in material violation of Environmental Laws, or pursuant to Environmental Laws is identified, proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation, or other response action by a Governmental Authority;

(ii) the Companies have provided to Buyer copies of all material environmental site assessment reports and compliance audits, whether draft or final, which are in its possession; and

(iii) the Companies have not received any unresolved written notice, or to the Knowledge of the Company, oral notice, directed to the Companies or any of their respective predecessors and Affiliates that any facility or site to which the Companies, either directly or indirectly by a third Person, has sent any Hazardous Substances for storage, treatment, disposal, or other management has been or is being operated in material violation of Environmental Laws, or pursuant to Environmental Laws is identified or, to the Knowledge of the Company, proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation, or other response action by a Governmental Authority;

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” shall mean any and all Laws regulating or imposing liability or standards of conduct concerning public health and safety or pollution or protection of the environment, including surface water, groundwater, ambient air, surface or subsurface soil, natural resources or wildlife habitat.

(ii) “Environmental Licenses and Permits” shall mean all Permits required pursuant to applicable Environmental Laws.

(iii) “Hazardous Substances” shall mean any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, subject to regulation, investigation, control or remediation under any applicable Environmental Law.

Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to liabilities or other obligations arising out of Hazardous Substances.

3.16 Employee Benefit Plans.

(a) Except as set forth on Schedule 3.16(a), neither the Companies nor any ERISA Affiliate sponsors, maintains, contributes to or has any obligation to maintain, sponsor or contribute to, or has any direct or indirect liability, whether contingent or otherwise, with respect to any material Benefit Plan under which any Business Employee has any present or future right to benefits; the Benefit Plans disclosed on Schedule 3.16(a) being the “Company Benefit Plans”. The Companies have no liability with respect to any Benefit Plan other than the Company Benefit Plans.

(b) The Companies have made available to Buyer correct and complete copies of any governing plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the three most recent Forms 5500 and all schedules thereto; (iii) the three most recent audited financial statements; (iv) the most recent determination or opinion letter from the Internal Revenue Service; (v) the most recent summary plan description, any subsequent summary of material modification, and any other written communication to any Business Employees concerning benefits provided under a Company Benefit Plan; (vi) discrimination testing results for the three most recent plan years; (vii) for the last three years, all correspondence with the Internal Revenue Service, the United States Department of Labor and any other Governmental Authority regarding the operation and administration of any Company Benefit Plan; (viii) an accurate written description of each unwritten Company Benefit Plan; and (ix) any other documents in respect of any Company Benefit Plan reasonably requested by Buyer.

(c) Each Company Benefit Plan has been established and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and all other applicable Laws. With respect to each Company Benefit Plan, all material reports, returns, notices and other documentation that are required to have been filed with or furnished to the Internal Revenue Service, the United States Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”) or any other Governmental Authority, or to the participants or beneficiaries of such Company Benefit Plan, have been filed or furnished on a timely basis. Each Company Benefit Plan that is intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service regarding such qualification (covering all tax law changes required through the Company’s most recent submission period under the five year remedial amendment cycle established by the Internal Revenue

Service), and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or Tax under ERISA, the Code, or any other applicable Law.

(d) Other than routine claims for benefits, no Liens, lawsuits or complaints to or by any Person or Governmental Authority have been filed against any Company Benefit Plan, the Company or any ERISA Affiliate or, to the Knowledge of the Company, against any other Person or party in respect of any Company Benefit Plan, no notice of any such Lien, lawsuit or complaint has been received by any Company Benefit Plan, the Company or any ERISA Affiliate and, to the Knowledge of the Company, no such Lien, lawsuit, or complaint is contemplated or threatened with respect to any Company Benefit Plan. No material litigation, administrative or other investigation, audit or proceeding involving any Company Benefit Plan before the Internal Revenue Service, the United States Department of Labor or the PBGC has occurred, is pending or, to the Knowledge of the Company, is threatened, and no notice from any Governmental Authority of an impending investigation or audit has been received by any Company Benefit Plan, the Company or any ERISA Affiliate.

(e) Except as set forth on Schedule 3.16(e), neither the Company nor any ERISA Affiliate maintains, contributes or has any liability, whether contingent or otherwise, with respect to, or has within the preceding six years maintained, contributed to or had any liability, whether contingent or otherwise, with respect to any Benefit Plan that is, or has been (i) subject to Title IV of ERISA (a “Title IV Plan”) or section 412 of the Code; (ii) maintained by more than one employer within the meaning of section 413(c) of the Code; (iii) subject to sections 4063 or 4064 of ERISA; (iv) a “multiemployer plan” as defined in section 3(37) of ERISA (a “Multiemployer Plan”); (v) a “multiple employer welfare arrangement” as defined in section 3(40) of ERISA; or (vi) an “employee benefit pension plan” as defined in section 3(2) of ERISA that is not intended to be qualified under section 401(a) of the Code.

(f) Except as set forth on Schedule 3.16(f), For each Title IV Plan set forth in Schedule 3.16(e), (i) as of the last day of the most recent plan year ended prior to the date hereof, there is no “amount of unfunded benefit liabilities,” as defined in section 4001(a)(18) of ERISA, and there has been no material change in the financial condition of any such Title IV Plan since the last day of its most recent fiscal year; (ii) such Title IV Plan has not failed to satisfy the minimum funding standard (within the meaning of sections 412 and 430 of the Code or section 302 of ERISA) applicable to such Title IV Plan, whether or not waived; and (iii) such Title IV Plan has not been determined to be, and is not expected to be, in “at-risk” status (as defined in section 303(i)(4) of ERISA or section 430(i)(4) of the Code).

(g) There has been no “reportable event,” as that term is defined in section 4043 of ERISA and the regulations thereunder, with respect to any Title IV Plan set forth in Schedule 3.16(e) (other than an event for which the 30-day notice period is waived) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a reportable event.

(h) Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan within the last six years or incurred any outstanding liability under section 4062 of ERISA to the PBGC, or to a trustee appointed under section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans set forth in Schedule 3.16(e) have been paid. Neither the Company nor any ERISA Affiliate has filed a notice of intent to terminate any Title IV Plan set forth in Schedule 3.16(e) or adopted any amendment to treat such Title IV Plan as terminated. The PBGC has not instituted, or threatened to institute, proceedings to treat any Title IV Plan set forth in Schedule 3.16(e) as terminated. No event has occurred or circumstance exists that may constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan set forth in Schedule 3.16(e).

(i) Neither the Company nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with section 4204 of ERISA), of the Company or any ERISA Affiliate. With respect to each Company Benefit Plan that is a Multiemployer Plan:

(i) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of the Company or any ERISA Affiliate under Title IV of ERISA; (ii) no proceeding has been initiated by any Person (including the PBGC) to terminate any such Multiemployer Plan; (iii) the Company has no reason to believe that any such Multiemployer Plan will be terminated or will be reorganized under ERISA; (iv) the Company and its ERISA Affiliates do not expect to withdraw from any such Multiemployer Plan; and (v) no such Multiemployer Plan is in endangered or critical status, with the meaning of section 305 of ERISA. Except as set forth on Schedule 3.16(i), if, as of the Closing Date, the Company and any ERISA Affiliates were to withdraw from all Multiemployer Plans to which the Company or any ERISA Affiliate has contributed or been obligated to contribute, the Company and the ERISA Affiliates would incur no liabilities to such plans under Title IV of ERISA. Schedule 3.16(i) sets forth, for each Multiemployer Plan set forth therein, the estimated amount that would be the Company’s or ERISA Affiliate’s “withdrawal liability” (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) if the Company or ERISA Affiliate withdrew from such Multiemployer Plan on the last day of the plan year preceding the Closing Date, and an explanation of how such amount was determined, as provided by the plan sponsor or administrator of such Multiemployer Plan.

(j) Neither the Company nor any organization to which the Company is a successor or parent corporation, within the meaning of section 4069(b) of ERISA, has engaged in any transaction described in section 4069 or 4212(c) of ERISA.

(k) Neither the Company (including its ERISA Affiliates) nor any other “party in interest” or “disqualified person” with respect to any Company Benefit Plan has engaged in a non exempt “prohibited transaction” within the meaning of section 406 of ERISA or section 4975 of the Code involving such Company Benefit Plan that, individually or in the aggregate, could reasonably be expected to subject the Company to a Tax imposed by section 4975 of the Code or a penalty imposed by section 501, 502 or 510 of ERISA, which, in either case, could reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, no fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Benefit Plan.

(l) All liabilities or expenses of each of the Company in respect of any Company Benefit Plan (including workers compensation) that have not been paid have been properly accrued on the Company’s most recent Financial Statements in compliance with GAAP. All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Company Benefit Plan, or in accordance with applicable Law, as of the date hereof have been timely made or reflected on the Company’s Financial Statements in accordance with GAAP.

(m) The Company has no obligation to provide or make available post employment benefits under any Company Benefit Plan that is a “welfare plan” (as defined in section 3(1) of ERISA) for any Business Employee, except as may be required under Part 6 of Subtitle B of Title I of ERISA and at the sole expense of such individual. There are no reserves, assets, surpluses or prepaid premiums with respect to any Company Benefit Plan that is a welfare plan.

(n) Except as set forth on Schedule 3.16(n), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation due, to any Business Employee, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, (iv) result in a non exempt “prohibited transaction” as defined in section 406 of ERISA or section 4975 of the Code, or (v) result in the payment of any amount that could (alone or in combination with any other payment) constitute an “excess parachute” payment as defined in section 280G(b)(1) of the Code. No Business Employee has or will obtain a right to receive a gross up payment from the Company with respect to any excise tax that may be imposed upon such individual pursuant to section 409A or 4999 of the Code or otherwise.

(o) Each Company Benefit Plan that is a “nonqualified deferred compensation plan,” as defined in section 1.409A 1(a) of the Treasury Regulations, and any award thereunder, in each case that is subject to section 409A of the Code, has been operated since January 1, 2005 (i) prior to January 1, 2009, in compliance with section 409A of the Code, based upon a good faith, reasonable interpretation of section 409A of the Code and either the final regulations issued thereunder or Internal Revenue Service Notice 2005 1; and (ii) after December 31, 2008, in strict compliance with section 409A of the Code and the final regulations issued thereunder.

(p) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification (“WARN”) Act or any similar state or local Law within the last six months which remains unsatisfied.

(q) The Company has no direct or indirect material liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(r) The Company has no plan or Contract, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Company Benefit Plan. The Company may amend or terminate any Company Benefit Plan (other than an employment Contract or any similar Contract that cannot be amended or terminated without the consent of the other party) at any time without incurring liability thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.

(s) No Company Benefit Plan covers any Business Employee outside of the United States.

3.17 Employment. There are no material Proceedings pending or, to the Knowledge of the Company, threatened involving any of the Companies and any of their respective employees or former employees (with respect to their status as an employee or former employee, as applicable) including any harassment, discrimination, retaliatory act or similar claim. To the Knowledge of the Company, since December 31, 2011, there has been: (a) no new labor union organizing or attempting to organize any employee of any of the Companies into one or more collective bargaining units with respect to their employment with any of the Companies; and (b) no labor dispute, or other collective labor action by or with respect to any employees of any of the Companies is pending or threatened against any of the Companies. Schedule 8.1 sets forth a true, correct and complete list of all collective bargaining agreements or other agreements with any labor organization applicable to the employees of any of the Companies. Except as set forth on Schedule 8.1, none of the Companies is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of any of the Companies, other than what has been previously provided for review, and no such new agreement is currently being negotiated. The Companies are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any material Proceeding involving unfair labor practices against any of the Companies pending.

3.18 Intellectual Property.

(a) Schedule 3.18(a) sets forth a list of all material Intellectual Property which is owned by or used in connection with the business of the Companies and which has been registered or issued, or for which applications to register or obtain issuance have been filed and are pending anywhere in the world (the “Company Intellectual Property”), an indication of the jurisdictions in which such filings have been made and the status thereof. To the extent indicated in Schedule 3.18(a), such Company Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office, the United States Patent and Trademark Office or any similar national or local foreign intellectual property authority. Since

January 1, 2011, no application or registration for any Company Intellectual Property that is owned by the Companies which is material to the business of the Companies as presently conducted has been finally rejected on the merits of such filing without right to further appeal.

(b) Except as set forth in Schedule 3.18(b):

(i) each of the Companies possesses all right, title and interest in and to the material Company Intellectual Property which it owns, free and clear of any Lien or license other than Permitted Liens, and all material registered patents, trademarks, service marks and copyrights listed in Schedule 3.18(b) are valid and subsisting, in full force and effect, and have not been canceled, expired or abandoned;

(ii) no claims are pending or, to the Knowledge of the Company, threatened, (A) challenging the ownership, enforceability, validity, or use by the Companies of any material Company Intellectual Property, or (B) alleging that the Companies are materially violating, misappropriating or infringing the rights of any Person with regard to any material Company Intellectual Property;

(iii) to the Knowledge of the Company, (A) no Person is infringing the rights of the Companies with respect to any material Company Intellectual Property owned by them and (B) the operation of the business of the Companies as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person; and

(iv) the Companies take and have taken commercially reasonable actions to maintain and preserve all material Company Intellectual Property.

3.19 Material Contracts.

(a) Except as set forth on Schedule 3.19(a), none of the Companies is a party to any of the following contracts (each, a “Material Contract”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) that is required, or would be required, to be filed as an exhibit to the Company SEC Documents pursuant to Item 601(b)(2), (4) or (9) of Regulation S-K of the Securities Act, that, in any such case, has not been filed or incorporated by reference in the Company SEC Documents;

(ii) any Contract restricting the ability of an entity or any of its Affiliates to enter into or engage in any line of business or compete with any Person;

(iii) any Contract under which the Companies have incurred Indebtedness or directly or indirectly guaranteed Indebtedness, liabilities or obligations of any other Person (other than inter-company Indebtedness owed among the Companies) that, individually, is in excess of $2,000,000;

(iv) a Contract involving any joint venture or partnership involving a potential annual commitment or annual payment by any of the Companies in excess of $5,000,000 (unless terminable without payment or penalty upon no more than ninety (90) days’ notice)

(v) any Contract that imposes any material confidentiality, standstill or similar obligation on the Companies, except for those entered into in the ordinary course of business or in connection with the process to sell the Companies;

(vi) any Contract that contains a right of first refusal, first offer or first negotiation, except in the ordinary course of business;

(vii) any Contract pursuant to which the Companies have granted any exclusive marketing, sales representative relationship, consignment or distribution right to any third party, except in the ordinary course of business; or

(viii) other than leases for Leased Real Property, any Contract or group of related contracts with the same party or group of affiliated parties the performance of which involves a potential annual commitment or annual payment in excess of $5,000,000.

(b) Except as set forth in Schedule 3.19(b), none of the Companies is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect of or under any Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the Knowledge of the Company, except as disclosed in Schedule 3.18(b), none of the Companies has received any written notice of the intention of any Person to terminate any Material Contract. Complete and correct copies of all Material Contracts have been made available to Buyer prior to the date of this Agreement.

3.20 Customers and Suppliers.

(a) Schedule 3.20(a) sets forth a complete list of the five (5) largest customers of the Companies (on a combined basis and by volume of sales to such customers) for the most recent fiscal year (collectively, the “Major Customers”). Except as set forth on Schedule 3.20(a), since December 31, 2011 none of the Major Customers has notified the Companies, in writing or to the Knowledge of the Company, orally, that such Major Customer intends to terminate its relationship with the Companies. The Companies have not received any notice regarding the insolvency of any of the Major Customers.

(b) Since December 31, 2011, none of the Companies’ material suppliers has terminated, or threatened in writing to terminate, its relationship with the Companies.

3.21 Transactions with Affiliates. Except as set forth in the Company Financial Statements or Company SEC Documents filed prior to the date of this Agreement, the Companies have not (a) engaged in any material transaction, contract, agreement or transaction with any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act or (b) provided loans to any of their respective employees, officers or directors, or any of their Affiliates.

3.22 Insurance. Schedule 3.22 sets forth a correct and complete list of each material insurance policy that is currently in effect which is presently owned or held by the Companies, insuring the products, physical properties, assets, business, operations, employees, or officers and directors of the Companies. All premiums due on such policies have been paid and no notice of cancellation or termination or intent to cancel, in each case which has not been rescinded, has been received in writing by the Companies with respect to any such insurance policy.

3.23 Brokers, Finders, etc. Except as set forth on Schedule 3.23, none of PDC or the Companies has employed, or is subject to any valid claim of, any broker, finder or sales agent in connection with the transactions contemplated by this Agreement who might be or is entitled to a fee or commission in connection with such transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to PDC and the Company as follows, except as set forth in the Schedules hereto and as disclosed in the Buyer SEC Documents:

4.1 Due Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, each of the Ancillary Agreement to which it is a party and perform its obligations hereunder and thereunder. Buyer has heretofore made available to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect (the “Buyer Organizational Documents”). Buyer is not in violation of any of the provisions of the Buyer Organizational Documents. The transactions contemplated by this Agreement constitute a “Business Combination” within the meaning of the Buyer Organizational Documents and there is no obligation under the Buyer Organizational Documents that Buyer liquidate or dissolve prior to July 14, 2012 as a result of Buyer’s execution and delivery of this Agreement.

4.2 Authorization and Validity of Agreement.

(a) The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Buyer, and no other corporate action on the part of Buyer is or will be necessary for the execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby, except for the Buyer Stockholder Approval. This Agreement has been, and each of the Ancillary Agreements to which the Buyer is a party shall be when delivered, duly executed and delivered by Buyer and constitutes, or when delivered shall constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(b) The affirmative vote of a majority of the outstanding shares of Buyer Common Stock that are voted at a duly held stockholders meeting (the “Buyer Stockholder Meeting”) to approve the Business Combination contemplated by this Agreement and the other transactions contemplated by the Cross Purchase Agreement and the Equity Incentive Plan contemplated by this Agreement is the only vote of any of Buyer’s capital stock necessary in connection with the consummation of the Closing (the “Buyer Stockholder Approval”).

(c) At a meeting duly called and held, Buyer’s board of directors (including any required committee or subgroup of Buyer’s board of directors) has: (i) determined that this Agreement, each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby are fair to and in the best interests of Buyer’s stockholders; (ii) approved and adopted this Agreement, each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby; (iii) determined that the fair market value of the Companies and their respective Subsidiaries is equal to at least 80% of the initial amount held in the Trust Account excluding underwriters’ deferred commissions; and (iv) resolved to recommend to stockholders adoption of this Agreement and the Equity Incentive Plan.

(d) Buyer’s board of directors has approved this Agreement and each of the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL.

4.3 No Conflict. Except as set forth on Schedule 4.3 and except for any consent, approval, filing with or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of Buyer to consummate the transactions contemplated hereby or by the Ancillary Agreements, the execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby:

(a) will not violate any provision of Law, order, judgment or decree applicable to Buyer; and

(b) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of Law applicable to Buyer, except for any applicable requirements of the HSR Act and any other applicable antitrust or competition laws outside the United States and for any applicable requirements of the Securities Act, the Exchange Act and state “blue sky” securities Laws, and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of PDC or the Companies or which PDC, the Companies or any of their respective Affiliates are otherwise required to obtain.

4.4 Capitalization.

(a) The authorized capital stock of Buyer consists of (i) 500,000,000 shares of Buyer Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share. Upon the filing of the Certificate of Designations and as of immediately prior to the Closing, 600,000 shares of Buyer’s authorized preferred stock shall be designated as Buyer Series A Voting Preferred Stock. As of the date of this Agreement, there were outstanding 17,142,857 shares of Buyer Common Stock (some of which may be held in units which consist of one share of Buyer Common Stock and one Buyer Warrant to purchase one share of Buyer Common Stock), no shares of Buyer Series A Voting Preferred Stock, 21,666,667 Buyer Warrants (some of which may be held in units which consist of one share of Buyer Common Stock and one Buyer Warrant to purchase one share of Buyer Common Stock) entitling the holder to purchase one share of Buyer Common Stock per warrant, and no employee stock options to purchase Buyer Common Stock. All outstanding shares of capital stock of Buyer have been duly authorized, validly issued, are fully paid and nonassessible, and were not issued in violation of any preemptive or other similar right.

(b) Except as set forth in this Section 4.4, Schedule 4.4 and/or the Buyer SEC Documents filed prior to the date of this Agreement, there are no outstanding: (i) shares of capital stock or voting securities of Buyer; (ii) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer; or (iii) options or other rights to acquire from Buyer or other obligation of Buyer to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer. Except as set forth in the Buyer SEC Documents, there are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any of the securities referred to in clause (i), (ii) or (iii) above.

(c) Buyer Common Stock is quoted on the Nasdaq Capital Market. There is no action or proceeding pending except as disclosed in Buyer SEC Documents or, to Buyer’s knowledge, threatened against Buyer by the Nasdaq Capital Market with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

(d) All of the outstanding Buyer Common Stock and Buyer Warrants have been duly authorized and issued in compliance in all material respects with all requirements of Buyer Certificate of Incorporation and all Laws applicable to Buyer, Buyer Common Stock and Buyer Warrants.

(e) Except as contemplated by this Agreement and as set forth in Schedule 4.4 or in the Buyer SEC Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other understandings to which Buyer is a party or by which Buyer is bound with respect to Buyer Common Stock and Buyer Warrants.

(f) Except as disclosed in Buyer SEC Documents filed prior to the date of this Agreement or Schedule 4.4, as a result of the consummation of the transactions contemplated by this Agreement, no shares of capital stock, warrants, options or other securities of Buyer are issuable and no rights in connection with any shares, warrants, rights, options or other securities or Buyer accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(g) Buyer does not have any Subsidiaries.

(h) The shares of (i) Buyer Series A Voting Preferred Stock to be issued in accordance with the Cross Purchase Agreement and (b) Buyer Common Stock to be issued in accordance with the Exchange and Support Agreement will be duly authorized, validly issued, fully paid and non-assessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Buyer Organizational Documents or any Contract to which Buyer is a party or by which Buyer is bound. Upon delivery of (i) the shares of Buyer Series A Voting Preferred Stock pursuant to the Cross Purchase Agreement and (ii) the Buyer Common Stock pursuant to the Exchange and Support Agreement, PDC will have good title to such stock free and clear of any Liens, other than any restrictions under the Securities Act, any state “blue sky” Securities Laws, the Company LLC Agreement or this Agreement and other than arising as a result of any Contractual obligations of PDC.

4.5 Buyer SEC Documents; Financial Statements.

(a) As of its filing date, each Buyer SEC Document complied, and each such Buyer SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and Sarbanes-Oxley, as the case may be.

(b) As of its filing date, each Buyer SEC Document filed pursuant to the Exchange Act did not, and each such Buyer SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) The Buyer has devised and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Buyer (i) has designed and maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information is made known to Buyer’s management to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Buyer SEC Documents and (ii) has disclosed, based on the most recent evaluation of Buyer’s principal executive officer and principal financial officer prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(d) The audited balance sheets and statements of income, changes in stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2010 and December 31, 2011 of Buyer, including all related notes (the “Buyer Annual Financial Statements”), and the unaudited balance sheets and statements of income, changes in stockholders’ equity and cash flows as of and for the three months ended March 31, 2012 of Buyer, including all related notes (the “Buyer Interim Financial Statements” and, together with the Buyer Annual Financial Statements, the “Buyer Financial Statements”), included in the Buyer SEC Documents, when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), when filed, fairly presented the financial position of Buyer at the respective date thereof and the results of its operations and cash flows for the periods indicated and are consistent, in all material respects, with the books and records of Buyer; provided, however, that the Buyer Interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the Balance Sheet Date, Buyer has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

(e) There are no outstanding loans or other extensions of credit made by Buyer to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Buyer. Buyer has not taken any action prohibited by section 402 of the Sarbanes-Oxley Act.

4.6 Absence of Material Adverse Change. Except as otherwise contemplated by this Agreement, since December 31, 2011, the business of Buyer has been conducted only in the ordinary course consistent with past practice, and there have not been any events, changes, or developments which could reasonably be expected to have a Material Adverse Effect on Buyer.

4.7 Absence of Undisclosed Liabilities. Buyer has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) which would be required to be set forth on a balance sheet prepared in accordance with GAAP, except: (a) liabilities incurred since December 31, 2011 in the ordinary course of business consistent with past practice; (b) liabilities reflected on the balance sheet of Buyer at December 31, 2011 or the notes thereto, included in the Buyer Financial Statements; (c) immaterial liabilities; (e) liabilities incurred in connection with the transactions contemplated hereby; and (f) obligations and liabilities on Schedule 4.7 or as otherwise disclosed in this Agreement (including the Schedules hereto). Buyer has no obligation to make any payment to officers or directors as a result of the transactions contemplated hereby other than as set forth herein or as disclosed in the Buyer SEC Documents.

4.8 Taxes.

(a) (i) All material Returns required to be filed by or on behalf of Buyer (“Buyer Returns”) have been duly filed on a timely basis and all such Returns are complete and correct in all material respects; (ii) all material Taxes shown to be payable on the Buyer Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis and no other material Taxes (whether or not shown on a Return) are payable by Buyer with respect to items or periods covered by such Buyer Returns or with respect to any period prior to the Closing Date; (iii) Buyer has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with material amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired; and (iv) there are no material liens on any of the assets of Buyer with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Buyer is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) Except in the case of audits, actions or proceedings for which appropriate reserves have been established on the Buyer Financial Statements in accordance with GAAP: (i) there is no audit by a governmental or taxing authority in process or pending with respect to any material Returns of Buyer; (ii) no deficiencies have been asserted, in writing, with respect to any material Taxes of Buyer and Buyer has not received written notice that it has not filed a material Return or paid material Taxes required to be filed or paid by it; and (iii) Buyer is not party to any action or proceeding for assessment or collection of any material Taxes, nor has such event been asserted, in writing against Buyer or any of its assets.

(c) Schedule 4.8(c) sets forth each jurisdiction where the Buyer files or is required to file a Tax Return.

(d) The Buyer has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Buyer for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(e) The Buyer has not made or rescinded any material election relating to Taxes, settled any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, filed any amended Tax Return or claim for refund, made any material change in its accounting method or Tax policies or procedures, or received a ruling from, or signed an agreement with, any Tax Authority that would reasonably be expected to result in a Material Adverse Effect following the Closing, in each case except as required by applicable Law or in compliance with GAAP.

(f) The Buyer has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4.

(g) The Buyer has no liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.

(h) The Buyer is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax authority) that will be binding on the Buyer with respect to any period following the Closing Date.

(i) The Buyer has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Tax authority with respect to any material Taxes, nor is any such request outstanding.

4.9 Legal Proceedings. Except as set forth on Schedule 4.9, there are no material Proceedings or orders pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer at law or in equity, or before or by any Governmental Authority.

4.10 Material Contracts.

(a) Except as set forth in the Buyer SEC Documents filed prior to the date of this Agreement, there are no Contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Buyer is a party or by or to which any of the properties or assets of Buyer may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than $5,000,000 or (ii) may not be cancelled by Buyer on thirty (30) days’ or less prior notice (the “Buyer Contracts”). All Buyer Contracts are listed in Schedule 4.10(a), other than this Agreement, those contemplated by this Agreement and those that are exhibits to the Buyer SEC Documents filed prior to the date of this Agreement.

(b) Buyer is not (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any material Buyer Contract and, to the knowledge of Buyer, no other party to any such currently-existing Buyer Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of Buyer, except as disclosed in Schedule 4.10(b), Buyer has not received any written notice of the intention of any Person to terminate any Buyer Contract. Complete and correct copies of all Buyer Contracts have been made available to the Company prior to the date of this Agreement.

4.11 Transactions with Affiliates. Except as set forth in the Buyer Financial Statements or Buyer SEC Documents filed prior to the date of this Agreement, Buyer has not (a) engaged in any material transaction, contract, agreement or transaction with any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act or (b) provided loans to any of its employees, officers or directors, or any of its Affiliates.

4.12 Brokers, Finders, etc. Except as set forth in Schedule 4.12, Buyer has not employed, nor is subject to the valid claim of, any broker, finder, or sales agent in connection with the transactions contemplated by this Agreement who might be or is entitled to a fee or commission in connection with such transactions.

4.13 Trust Account.

(a) As of the date hereof and at the Closing Date, Buyer has and will have no less than $149,250,000 invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in the Trust Account, less: such amounts, if any (i) as Buyer is required to pay to Public Stockholders who elect to redeem their shares for cash in accordance with the provisions of section 9.2 and section 9.3 of Article IX of the Buyer Certificate of Incorporation; (ii) used as payment to purchase Buyer Common Stock from Public Stockholders as permitted by Section 6.4(a)(ii); and (iii) to pay Expense Payments.

(b) Effective as of the Closing Date, the obligations of Buyer to dissolve or liquidate within the specified time period contained in the Buyer Certificate of Incorporation will terminate, and effective as of the Closing Date Buyer shall have no obligation, other than as contemplated by this Agreement, to dissolve and liquidate the assets of Buyer by reason of the consummation of the Closing, and following the Closing Date no Public Stockholder shall be entitled to receive any amount from the Trust Account except as contemplated by clauses (i) or (ii) of Section 4.13(a); provided, in each case, that the Closing Date occurs before July 14, 2012.

ARTICLE V

REPRESENTATIONS AND WARRANTIES GENERALLY

5.1 Representations and Warranties of the Parties. Each party hereto represents and warrants to the other that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in ARTICLE II, ARTICLE III and ARTICLE IV, each party and its Affiliates are making no representation or warranty whatsoever, express or implied, including, but not limited to, any implied warranty or representation as to condition, merchantability or suitability as to any of their respective properties or assets. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to a party are not and shall not be deemed to be or to include representations or warranties of the party providing such information or materials or any of their Affiliates.

5.2 Survival of Representations and Warranties. The respective representations and warranties made by PDC, the Company and Buyer contained in ARTICLE II, ARTICLE III, ARTICLE IV and this ARTICLE V shall expire and be terminated and extinguished at the Closing and shall not survive the Closing, and no party shall have any liability or obligation in connection with any such representation or warranty following the Closing.

5.3 Schedules. Disclosure of any fact or item in any Schedule hereto shall, should the relevance of the fact or item or its contents to any other paragraph or section be reasonably apparent, be deemed to be disclosed with respect to that other paragraph or section whether or not a specific cross-reference appears. Disclosure of any fact or item in any Schedule hereto shall not necessarily mean that such item or fact individually is material to the business or financial condition of (a) any of PDC or the Companies individually or of PDC and the Companies taken as a whole or (b) Buyer.

ARTICLE VI

COVENANTS

6.1 Access; Information and Records; Confidentiality.

(a) Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 9.1, PDC and the Company, on one hand, and Buyer, on the other hand, shall, and shall cause their respective Subsidiaries to, permit the other party and its authorized agents or representatives, including independent accountants, to have access to the properties, books and records of such party during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of such party as may reasonably be requested; provided, that such investigation shall only be upon reasonable notice and shall not disrupt personnel and operations of the business and shall be at such party’s sole cost and expense; provided, further, that neither party, nor any of its Affiliates or representatives, shall conduct any invasive environmental site assessment. All requests for access to the offices, properties, books and records of each party shall be made to such party or such representatives each party shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither party nor its representatives shall contact any of the employees, customers, suppliers, parties that have business relationships with or are joint venture partners of the other party or any of their respective Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail (electronic or otherwise) or any other means of communication, without the specific prior authorization of such other party and may only otherwise contact such Persons in the ordinary course of business. Any access to the offices, properties, books and records of each party shall be subject to the following additional limitations: (i) such access shall not violate any Law or any agreement to which any party or its Subsidiaries is a party or otherwise expose any party to a material risk of liability; (ii) each party shall give the other party notice of at least two (2) Business Days before conducting any inspections or communicating with any third party relating to any property of the other party, and such other party or a representative designated by such other party shall have the right to be present when such party or its representatives conduct its or their investigations on such property; (iii) no party or its representatives shall materially damage any property of the other party or any portion thereof without repairing such damage; and (iv) each party shall use its commercially reasonable efforts to conduct all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis.

(b) At and for five (5) years after the Closing Date, all parties shall, and shall cause their Subsidiaries to, afford PDC and Buyer and their respective representatives, during normal business hours, upon reasonable notice, full access to the books, records, properties and employees of Companies to the extent that such access may be reasonably requested by PDC or Buyer or their respective successors, including in connection with tax matters, financial statements and regulatory reporting obligations; provided, however, that nothing in this Agreement shall limit PDC’s or Buyer’s rights of discovery.

(c) PDC agrees to hold all the books and records of the Companies existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law.

(d) Each party will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated June 6, 2011 the (“Confidentiality Agreement”), between Buyer and the Company. By executing and delivering this Agreement, PDC hereby assumes the same rights, interests, obligations and liabilities of all and whatever nature under the Confidentiality Agreement that the Company is subject to under the Confidentiality Agreement with the same force and effect as if PDC was originally a party to the Confidentiality Agreement. Without limiting the generality of the foregoing, PDC expressly agrees to observe and perform and be bound by all of the terms, covenants, representations, warranties and agreements contained in the Confidentiality Agreement that are binding upon, and are to be observed or performed by, the Company.

6.2 Conduct of the Business of the Companies Prior to the Closing Date.

(a) Each of PDC and the Company agrees that, except as permitted, required or specifically contemplated by this Agreement and those actions contemplated on Schedule 6.2 or in this ARTICLE VI, or as otherwise consented to or approved in writing by Buyer, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:

(i) the businesses of the Companies shall be conducted only in the ordinary course of business;

(ii) except as required pursuant to Section 6.15, neither PDC nor any of the Companies shall (A) amend its operating agreement, certificate of incorporation, bylaws or other similar governing documents, as applicable, or (B) (1) issue, deliver, sell or redeem, or authorize the issuance, delivery, redemption or sale of, any equity interests of such entity, or (2) amend (including, but not limited to, by way of a split, subdivision, combination or other reorganization) any term of any outstanding equity interests of such entities;

(iii) the Companies will use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees (as determined by the Companies), and to preserve the goodwill of those having business relationships with them;

(iv) none of the Companies shall declare, set aside or pay any dividend or distribution or other capital return in respect of its equity interests except in respect of any dividends, distributions or returns paid from one of the Companies to another Company;

(v) none of the Companies shall, except as required or permitted by GAAP, materially change any accounting methods, principles or practices;

(vi) none of the Companies shall, except in the ordinary course of business, enter into, terminate or materially modify any Material Contract or any Contract that would be a Material Contract if in existence on the date hereof, except for forbearance agreements, waivers or amendments of or related to the Debt Agreements, each in a form reasonably satisfactory to Buyer, in each case that would not reasonably be expected to have a Material Adverse Effect on the Companies as of Closing;

(vii) none of the Companies shall acquire or dispose of, by merger or consolidation with, or merge or consolidate with, or purchase or sell substantially all of the equity interests or assets of, or otherwise acquire or dispose of, whether in a single transaction or series of related transactions, any material business of any corporation, partnership, association or other business organization or division thereof;

(viii) The Company shall not: (A) make or grant any bonus or any wage or salary increase to any employee or group of employees (other than in the ordinary course of business consistent with past practice, or as required pursuant to any existing Company Benefit Plans or any existing Collective Bargaining Agreement); (B) materially amend or terminate any existing Company Benefit Plan or adopt any new Benefit Plan (except to the extent reasonably necessary to avoid the imposition of additional Taxes under section 409A of the Code or otherwise reasonably necessary to comply with applicable Law); (C) pay or agree to pay any pension, retirement allowance or other employee benefit not contemplated by any existing Company Benefit Plan to any officer or employee, whether past or present, other than in the ordinary course of business consistent with past practice; (D) enter into, adopt or amend any bonus, severance or retirement Contract, or any employment Contract with a non executive officer, other than in the ordinary course of business, consistent with past practices or as required by Law, including section 409A of the Code; or (E) enter into, adopt or amend any employment Contract with an executive officer, other than in the ordinary course of business consistent with past practice;

(ix) none of the Companies shall make any loans, advances, capital commitments to, or guarantees for the benefit of, any Person (other than its Subsidiaries), in excess of $5,000,000 individually or $10,000,000 in the aggregate (other than loans or advances made to employees in the ordinary course of business and for which the Companies are entitled to repayment);

(x) none of the Companies shall create, incur or assume any debt in excess of an aggregate of $5,000,000;

(xi) none of the Companies shall make any capital expenditures in excess of $2,000,000, individually or $5,000,000 in the aggregate;

(xii) none of the Companies shall cancel any third party indebtedness in excess of $5,000,000 in the aggregate owed to the Companies, taken as a whole;

(xiii) none of the Companies shall make any forward purchase commitment in excess of the requirements of the Companies for normal operating purposes or at prices higher than the current market prices;

(xiv) none of the Companies shall implement any layoff of employees that would implicate the WARN Act;

(xv) none of the Companies shall settle or compromise any Proceeding if the amount of such settlement exceeds $5,000,000 or will not be paid in full prior to the Closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of the Companies after the Closing;

(xvi) the Companies shall not make or change any material Tax election;

(xvii) the Companies shall not change any annual accounting period;

(xviii) the Companies shall not adopt or change any accounting method with respect to Taxes;

(xix) the Companies shall not surrender any material right to claim a refund of Taxes;

(xx) the Companies shall not file any material amended Tax Return;

(xxi) the Companies shall not settle or compromise any Proceeding with respect to any material Tax claim or assessment relating to the Companies;

(xxii) the Companies shall not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Companies; and

(xxiii) neither PDC, the Company nor any of their respective Subsidiaries shall agree with any third party, whether in writing or otherwise, to do any of the foregoing.

(b) PDC agrees to, and shall cause the Companies to, make capital expenditures in the ordinary course of business consistent with past practice.

(c) Neither PDC nor any of the Companies shall, during the period commencing on the date hereof and ending at the Closing Date, undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions contemplated hereby.

6.3 Company Assets. Subject to the terms of applicable operating and other existing agreements, each of PDC and the Company agrees, except as described below or as otherwise consented to or approved in writing by Buyer, which consent shall not be unreasonably withheld, during the period commencing on the date hereof and ending at the Closing Date, PDC and the Company shall, and shall cause the Companies to, manage all of the assets of PDC and the Companies (collectively, the “Company Assets”) as follows:

(a) None of PDC and the Companies shall: (i) except as set forth on Schedule 6.3, act in any manner with respect to the Company Assets other than in the normal, usual and customary manner, consistent with prior practice; (ii) except as set forth on Schedule 6.3, sell or otherwise dispose of, encumber or relinquish any of the Company Assets, except for Permitted Encumbrances or in the ordinary course of business; or (iii) waive, compromise or settle any material right or claim with respect to any of the Company Assets.

(b) PDC and the Companies shall use commercially reasonable efforts to preserve in full force and effect, and perform and comply in all material respects with all of their respective obligations under, all leases, easements, rights-of-way, permits, licenses, Contracts and other agreements which relate to the Company Assets. The Company shall give prompt written notice to Buyer of any notice of default (or threat of default, whether disputed or denied) received or given by PDC or the Companies under any instrument or agreement affecting the Company Assets in any material respect to which PDC or any of the Companies is a party or by which PDC or the Companies or any Company Assets are bound.

(c) PDC and the Companies shall maintain all material and equipment within the Company Assets in accordance with customary industry operating practices and procedures in all material respects. The Companies shall maintain all insurance listed on Schedule 3.22.

(d) Subject to the confidentiality provisions of Section 6.1(d) of this Agreement, PDC and/or the Company shall provide Buyer, promptly upon receipt by PDC or the Companies, but in any event prior to Closing, any material reports concerning environmental matters in connection with the Company Assets prepared or received by PDC or the Companies prior to Closing.

(e) PDC and the Company shall, and shall cause the Companies to, use all commercially reasonable efforts to obtain the consents, approvals, permits, licenses and authorizations of all Governmental Authorities as may be necessary to own and operate the Company Assets following the Closing and to cooperate with Buyer in obtaining such consents, approvals, permits, licenses and authorizations and providing any notifications required with respect thereto.

6.4 Conduct of the Business of Buyer Prior to the Closing Date.

(a) Buyer agrees that, except as permitted, required or specifically contemplated by this Agreement, and those actions contemplated on Schedule 6.4 or in this ARTICLE VI or as otherwise consented to or approved in writing by the Company, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and ending at the Closing Date:

(i) the business of Buyer shall be conducted only in the ordinary course of business;

(ii) Buyer shall not split, combine or reclassify any shares of capital stock or other equity securities of Buyer or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock or other equity securities of Buyer, except (A) in connection with the offer to redeem for cash shares of Buyer Common Stock held by its stockholders who vote against the transactions contemplated by this Agreement and properly exercise their redemption rights under section 9.2 and section 9.3 of Article IX of the Buyer Certificate of Incorporation, and (B) purchases by Buyer of Buyer Common Stock from Public Stockholders using funds from the Trust Account;

(iii) Buyer shall not (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any capital stock or other equity securities of Buyer, or (B) amend any term of any capital stock or other equity securities of Buyer (in each case, whether by merger, consolidation or otherwise);

(iv) Buyer shall not declare, set aside or pay any dividend or distribution or other capital return in respect of its capital stock or other equity interests except as contemplated by the exceptions to clause (ii) of this Section 6.4(a);

(v) Buyer shall not, except as required or permitted by GAAP, change any accounting methods, principles or practices;

(vi) Buyer shall not, except in the ordinary course of business, enter into, terminate or materially modify any material Contract, except as contemplated by clause (ii)(B) of this Section 6.4(a);

(vii) Buyer shall not acquire or dispose of, by merger or consolidation with, or merge or consolidate with, or purchase or sell substantially all of the equity interests or assets of, or otherwise acquire or dispose of, any material business of any corporation, partnership, association or other business organization or division thereof;

(viii) Buyer shall not make or grant any bonus or any wage or salary increase to any employee or group of employees;

(ix) Buyer shall not make any loans or advances to, or guarantees for the benefit of, any Person;

(x) Buyer shall not create, incur or assume any Indebtedness in excess of $100,000;

(xi) Buyer shall not in any material respect amend or otherwise modify the Trust Agreement or any other agreement relating to the Trust Account;

(xii) Buyer shall not cancel any material third party indebtedness owed to Buyer; and

(xiii) Buyer shall not agree with any third party, whether in writing or otherwise, to do any of the foregoing.

(b) Buyer shall not, during the period commencing on the date hereof and ending at the Closing Date, undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions contemplated hereby.

6.5 Antitrust Laws.

(a) Each party hereto shall: (i) make any filings required of it or any of its Affiliates under the HSR Act in connection with this Agreement and the transactions contemplated hereby no later than the tenth Business Day following the date hereof; (ii) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”); (iii) cooperate with one another in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division or any other Governmental Authority; (iv) take any other action necessary to obtain the approvals and consents required for the consummation of the transactions contemplated by this Agreement; and (v) cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.

(b) Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division or any other Governmental Authority regarding any of the transactions contemplated hereby. Neither party may participate in any meeting with the FTC, the Antitrust Division or any other Governmental Authority without prior notice to the other party and, to the extent permitted by that Governmental Authority, the opportunity to attend.

(c) Any required filing fee under the HSR Act shall be borne by Buyer.

(d) Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, Buyer or any of its Affiliates to agree to sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Companies or any of their respective Affiliates.

6.6 Public Announcements.

(a) Unless otherwise required by Law, including federal securities law prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement (other than as may be contained in the Proxy/Registration Statement) will be made by or on behalf of any party without the prior written consent of Buyer and the Company. Prior to issuing a press release or other public announcement required by Law with respect to the execution and delivery of or the transactions contemplated by this Agreement, Buyer and the Company shall consult with each other and shall have reasonable opportunity to comment on such press release and prior to issuing a press release or other public announcement with respect to the Closing, Buyer and the Company shall use reasonable efforts to agree on the form of such press release or other public announcement.

(b) As promptly as practicable after the execution of this Agreement, PDC, the Company and Buyer shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, each of PDC, the Company and Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and the Signing Press Release thereto (“Signing Filing”), which the other parties shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.

(c) As promptly as practicable after the completion of the Buyer Stockholder Meeting, Buyer shall prepare a Form 8-K announcing the results of the vote at such Buyer Stockholder Meeting, and announcing the Closing, if applicable, together with, or incorporating by reference, the financial statements prepared by PDC and the Company and their accountant, and such other information that may be required to be disclosed with respect to such results in any report or form to be filed with the SEC (the “Buyer Closing Filing”), which PDC and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after obtaining the PDC Stockholder Approval, PDC shall prepare a Form 8-K announcing such PDC Stockholder Approval, and announcing the Closing, if applicable, together with, or incorporating by reference, the financial statements prepared by Buyer and its accountant, and such other information that may be required to be disclosed with respect to such results in any report or form to be filed with the SEC (the “PDC Closing Filing”), which Buyer shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Buyer Stockholder Vote and obtaining the PDC Stockholder Approval, Buyer, PDC and the Company shall mutually agree on and issue a press release announcing such results thereof and, if applicable, the consummation of the Closing (“Closing Press Release”). Concurrently with the Closing, Buyer, PDC and the Company shall jointly distribute the Closing Press Release and Buyer and PDC shall file the Buyer Closing Filing and the PDC Closing Filing, respectively, with the SEC.

(d) In connection with the preparation of the Signing Filing, the Signing Press Release, the Buyer Closing Filing, the PDC Closing Filings and the Closing Press Release or any other report, statement, filing notice or application made by or on behalf of Buyer, the Founder, PDC or the Company to any Government Authority, the Nasdaq Capital Market or any other third Person in connection with the transactions contemplated hereby, and for such other reasonable purposes, Buyer, the Founder, PDC and the Company each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of the Buyer, the Founder, PDC or the Company to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

6.7 Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (a) to obtain, in addition to approvals and consents discussed in Section 6.5 hereof, any licenses, permits, consents, approvals, authorizations, qualifications and orders of federal, state, tribal, local and foreign Governmental Authorities as are required in connection with the consummation of the transactions contemplated hereby; (b) to effect, in addition to filings discussed in Section 6.5 hereof, all necessary registrations and filings; (c) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (d) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

6.8 Directors and Officers. Buyer shall take all necessary action so that the persons listed on Schedule 6.8 are appointed or elected, as applicable, to the position of directors and officers of Buyer and all prior directors and officers (to the extent such prior directors and officers are not listed on Schedule 6.8) have resigned or been removed, as applicable, as set forth therein, to serve in such positions effective immediately after the Closing. Buyer shall take all necessary actions to enter into indemnification agreements with each of the persons who will become a director of Buyer providing indemnification for liabilities incurred in such person’s capacity as a director of Buyer.

6.9 Indemnification of Directors and Officers. The certificate of incorporation and by-laws (or operating agreement or other equivalent governing instruments) of the Company and each of its Subsidiaries and Buyer shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws, operating agreement, or equivalent instruments, as applicable, of such Persons as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, managers, managing members, agents or employees of any of the Companies or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and bylaws (or equivalent governing instruments) of such Persons. Buyer shall cause (including, without limitation, by paying premiums on the current insurance policies of Buyer) to be maintained in effect for six (6) years after the Closing Date the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Buyer and the Company with respect to matters occurring prior to the Closing; provided, that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered).

6.10 Proxy/Registration Statement; Buyer Stockholder Meeting.

(a) As soon as is reasonably practicable after the date of this Agreement, Buyer and the Company shall jointly prepare and file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a proxy and registration statement of Buyer (together with all amendments and supplements thereto, the “Proxy/Registration Statement”), for the purpose of (i) soliciting proxies from Buyer’s stockholders for the purpose of obtaining the Buyer Stockholder Approval at the Buyer Stockholder Meeting of its stockholders to be called and held for such purpose and (ii) registering the securities of Buyer to be issued in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall cooperate in the preparation, filing and mailing of the Proxy/Registration Statement. The Proxy/Registration Statement will comply in all material respects with all applicable Law. As soon as reasonably practicable, Buyer shall deliver the Buyer Information and the Company shall deliver the Company Information to each other. Each of the parties hereto shall also furnish to each other on a timely basis all other information as may be requested in connection with the preparation of the Proxy/Registration Statement. Each of Buyer and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Proxy/Registration Statement received from the SEC or any other Governmental Authority and shall cooperate in drafting, filing and mailing and responses to such comments. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on the Proxy/Registration Statement and any amendments or supplements thereto in advance of filing such with the SEC and/or each other applicable Government Authority.

(b) Each party will advise the other parties, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy/Registration Statement. If, at any time prior to the Closing, any information relating to Buyer or the Company or any of their respective Affiliates, officers or directors, is discovered by any of such parties and such information should be set forth in an amendment or supplement to the Proxy/Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Buyer.

(c) Each of Buyer and the Company shall use its reasonable best efforts to have the Proxy/Registration Statement cleared by the SEC as promptly as practicable. As soon as practicable following its clearance by the SEC, Buyer shall distribute the Proxy/Registration Statement to its stockholders and shall in accordance with its certificate of incorporation, bylaws and the DGCL solicit proxies from its stockholders to vote in favor of all of the proposals contained in the Proxy/Registration Statement and shall use reasonable best efforts to obtain the Buyer Stockholder Approval.

(d) Buyer shall cause the Buyer Stockholder Meeting to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the other transactions contemplated by this Agreement. The board of directors of Buyer shall recommend to Buyer’s stockholders their adoption of this Agreement and the other transactions contemplated hereunder and shall include such recommendation in the Proxy/Registration Statement.

6.11 No Solicitation.

(a) Each of PDC and the Company will not, and will cause their respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Buyer) concerning any sale of a significant portion of the assets of the Companies or merger, capital stock exchange or sale (directly or indirectly) of their respective equity interests in the Companies, any reorganization or recapitalization of PDC or the Companies or similar transaction with respect to PDC or the Companies or their respective businesses.

(b) Buyer will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than PDC or the Company) concerning any Business Combination or similar transaction.

(c) The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at law would occur in the event that the provisions of this Section 6.11 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Section 6.11, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 6.11 in addition to any other remedy to which such party may be entitled, at law or in equity.

6.12 Registration Rights Agreement. At the Closing, the HACII Registration Rights Agreement shall be terminated by the Founder and the other persons party thereto.

6.13 SEC Reports; Proxy/Registration Statement.

(a) The Buyer will file all reports, registration statements and other documents, together with any amendments thereto, required to be filed or submitted by Buyer under the Securities Act and the Exchange Act, including but not limited to reports on Form 8-K, Form 10-K and Form 10-Q (all such reports, registration statements and documents, filed or to be filed with the SEC, with the exception of the Proxy/Registration Statement are collectively referred to herein as “SEC Reports”) from the date of this Agreement to the Closing Date and will use commercially reasonable efforts to do so in a timely manner. Such SEC Reports (i) will be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) will not at the time they are filed, except in the case of the Proxy/Registration Statement as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) or at the time of the Buyer Stockholder Meeting (and if amended or superseded by a filing then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of PDC and the Company will file all SEC Reports, together with any amendments thereto, required to be filed by PDC and the Company, respectively, from the date of this Agreement to the Closing Date and will use commercially reasonable efforts to do so in a timely manner. Such SEC Reports (i) will be prepared in accordance and comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) will not at the time they are filed (and if amended or superseded by a filing then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The information relating to Buyer and its Affiliates supplied for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) or at the time of the Buyer Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) The information relating to PDC, the Company and their respective Affiliates supplied to Buyer for inclusion in the Proxy/Registration Statement will not, as of the date of its distribution to Buyer’s stockholders (or any amendment or supplement thereto) and at the time of the Buyer Stockholder Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

6.14 Notice. From the date hereof through the Closing Date or the earlier termination of this Agreement, each party shall promptly give written notice to the other parties of any event, condition or circumstances occurring from the date hereof through the Closing Date, which would cause any condition precedent in ARTICLE VII not to be satisfied.

6.15 The Conversion and Contribution.

(a) Prior to Closing, the Company shall (i) convert into a Delaware limited liability company, (ii) enter into the limited liability company agreement of the Company in the form attached hereto as Exhibit A with the Unit numbers currently blank in such form being completed in accordance with the provisions of this Agreement and the Cross Purchase Agreement (the “Company LLC Agreement”) with PDC and (iii) issue to PDC the sum of (A) 9,632,024 Company Class B Exchangeable Units and (B) a number of Company Class B Exchangeable Units equal to the number of Cross Purchase Class B Units (clauses (i), (ii) and (iii) are sometimes referred to herein as the “Conversion”).

(b) In connection with the Conversion, PDC shall make all required filings with the Secretary of State of Delaware, including the certificate of conversion and certificate of formation of the Company.

(c) After the Conversion, but prior to the Closing, PDC will contribute to its wholly-owned subsidiary, Newco 48,160.12 Company Class B Exchangeable Units (the “Contribution”).

6.16 PDC Information Statement.

(a) As soon as is reasonably practicable after the date of this Agreement, PDC shall prepare an information statement of PDC (together with all amendments and supplements thereto, the “PDC Information Statement”), for the purpose of requesting instructions from the participants in the ESOP directing the ESOP Trustee as to how to vote shares of PDC common stock allocated to the participants’ accounts in the ESOP. The PDC Information Statement shall be subject to the approval of the ESOP Trustee. Buyer shall cooperate with PDC in connection with the preparation of the PDC Information Statement. Without limiting the generality of the foregoing, Buyer agrees that PDC may use the Buyer Information in the PDC Information Statement.

(b) PDC and the ESOP Trustee shall arrange for the distribution of the PDC Information Statement to the Company ESOP participants and the ESOP Trustee shall request instructions from such participants with respect to whether to vote the shares allocated to their accounts to approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(c) The board of directors of PDC shall recommend to PDC’s stockholder its adoption of this Agreement and the other transactions contemplated hereunder and shall include such recommendation in the PDC Information Statement.

(d) The information relating to Buyer and its Affiliates supplied to PDC for inclusion in the PDC Information Statement will not, as of the date of its distribution to the ESOP participants (or any amendment or supplement thereto), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(e) The information relating to PDC, the Company and their respective Affiliates supplied for inclusion in the PDC Information Statement will not, as of the date of its distribution to the ESOP participants (or any amendment or supplement thereto), contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

6.17 Amendment to ESOP Documentation. At or prior to the Closing, each of PDC and Appleton shall use its commercially reasonable efforts to (a) cause the ESOP Documentation to be amended in accordance with Schedule 6.17 and (b) take the other steps listed on Schedule 6.17.

6.18 Debt Agreements.

(a) The Company shall use its reasonable commercial efforts to amend the Senior Credit Agreement, effective as of the Closing, to reflect the provisions set forth on Schedule 6.18(a).

(b) The Company agrees as soon as reasonably practicable after the date hereof to commence one or more consent solicitations to amend each of the 1st Lien Indenture and the 2nd Lien Indenture, each effective as of the Closing, to reflect the provisions set forth in Schedule 6.18(b).

6.19 Equity Incentive Plan. Buyer shall establish, effective as of the Closing and subject to Buyer Stockholder Approval, the Buyer’s 2012 Equity Incentive Plan in substantially the form attached hereto as Exhibit B (the “Equity Incentive Plan”).

6.20 Certificate of Designation of Buyer. Prior to the Closing, Buyer shall adopt the Certificate of Designation for the Buyer Series A Voting Preferred Stock in the form attached hereto as Exhibit C (the “Certificate of Designation”) and shall file it with the Secretary of State of Delaware.

6.21 Reservation of Buyer Common Stock. Buyer hereby agrees that at or prior to the Closing there shall be, or Buyer shall cause to be, reserved for issuance and/or delivery, and Buyer shall thereafter maintain a reserve for issuance and/or delivery, such number of shares of Buyer Common Stock as shall be required for the exchange of the Company Class B Exchangeable Units pursuant to the Exchange and Support Agreement (as hereafter defined) and the issuance of the Contingency Consideration and the amount to be reserved under the Equity Incentive Plan.

6.22 Trust Agreement. Prior to the Closing, the Company shall establish a trust agreement (the “Voting Trust Agreement”) on terms reasonable acceptable to Buyer with an independent trustee to hold and vote the Buyer Series A Voting Preferred Stock transferred to PDC pursuant to this Agreement solely in accordance with the instructions of ESOP participants.

6.23 Security Holder Agreements. Effective as of the Closing, each of PDC and the Company shall execute, and (subject to the PDC Stockholder Approval and the Closing) shall use its reasonable efforts to have the ESOP Trustee execute, a termination of the following agreements (collectively, the “Security Holders Agreements”): (a) the Security Holders Agreement dated as of November 9, 2001 between PDC and the ESOP Trustee; and (b) the Security Holders Agreement dated November 9, 2001 between PDC and the Company.

6.24 Other Ancillary Agreements. Each of Buyer, PDC and, as applicable, the Company agree to execute and deliver at the Closing the following: (a) the Exchange and Support Agreement by and among Buyer, the Company and PDC in the form attached hereto as Exhibit D (the “Exchange and Support Agreement”); (b) the Registration Rights Agreement by and among Buyer, PDC and Founder in the form attached hereto as Exhibit E (the “Registration Rights Agreement”); and (c) the Company LLC Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) No Injunction. At the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.

(b) Regulatory Authorizations. Any applicable waiting periods specified under the HSR Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated.

(c) Approvals. The Buyer Stockholder Approval and the PDC Stockholder Approval shall have been obtained.

(d) Debt Agreements. Each of the Debt Agreements shall be amended, effective as of the Closing, as reflected on Schedule 6.18(a) and Schedule 6.18(b).

7.2 Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by Buyer:

(a) Accuracy of Representations and Warranties of PDC. The representations and warranties of PDC contained in ARTICLE II which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of PDC contained in ARTICLE II which are qualified as to materiality shall be true and accurate in all respects as of the Closing Date as if made at and as of such date (except, in each case, those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b) Accuracy of Representations and Warranties of the Company. The representations and warranties of the Company contained in ARTICLE III, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries.

(c) Performance of Agreement. Each of PDC and the Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

(d) Certificate. Buyer shall have received a certificate of PDC and the Company, dated the Closing Date, executed on behalf of each such Person by a duly authorized officer of such Person, to the effect that:

(i) the conditions specified in paragraphs (a) and/or (b) and (c) of this Section 7.2 applicable to such Person have been satisfied and the PDC Stockholder Approval shall have been obtained;

(ii) no Proceeding involving such party is pending or threatened before any judicial or Governmental Authority relating to the transactions contemplated by this Agreement; and

(iii) the board of directors or managers, as the case may be, of such Person has approved this Agreement (with copies of all resolutions attached).

(e) Conversion and Contribution. The Conversion and Contribution shall have occurred, Buyer shall have received (i) copies of the certificate of conversion and the certificate of formation of the Company, each as filed with the Delaware Secretary of State, (ii) evidence of the formation of Newco and (iii) the Company LLC Agreement duly executed by PDC, Newco and the Company and except for the Cross Purchase Class B Units to be sold to Buyer pursuant to the Cross Purchase Agreement, there shall not be more than 9,632,024 Company Class B Exchangeable Units outstanding (and no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which any Companies are or may be bound to issue, redeem, purchase or sell additional equity interests or securities convertible into or exchangeable for any other equity interest of any of the Companies except as provided in this Agreement, the Cross Purchase Agreement and the Company LLC Agreement).

(f) Other Ancillary Agreements. Buyer shall have received the following agreements duly executed by PDC and the Company: (i) the Exchange and Support Agreement; and (ii) the Registration Rights Agreement.

(g) Consents and Waivers. All consents and waivers set forth on Schedule 7.2(g) shall have been obtained on terms satisfactory to Buyer.

(h) No Default. There shall be no default or event of default (or similar event) with respect to any payment obligation or financial covenant under any material Indebtedness of PDC or the Companies and no event shall have occurred that has given rise to any right of termination, cancellation or acceleration of, or the trigger of any material charge, fee, payment or requirement of consent under such material Indebtedness. For purposes of this Section 7.2(h), material Indebtedness shall mean the Debt Agreements and all Indebtedness in an outstanding amount over $5,000,000 in the aggregate.

(i) Termination of Security Holders Agreement. Buyer shall have received evidence satisfactory to Buyer of the termination of the Security Holders Agreements.

(j) FIRPTA Certificate. PDC shall provide a certificate described in U.S. Treasury Regulations Section 1.1445-2(b)(2)(i) duly executed by PDC, establishing that the Closing Acquisition Consideration may be paid without withholding under the Foreign Investment in Real Property Tax Act of 1980.

(k) Amendment to ESOP Documentation. The ESOP Documentation shall have been amended in accordance with Schedule 6.17 and the other steps listed on Schedule 6.17 shall have been taken.

(l) Long-Term Incentive Plan and Long-Term Restricted Stock Unit Plan. The aggregate amount payable in cash for all outstanding Phantom Stock Units under the Appleton Long-Term Incentive Plan and Restricted Stock Units under the Long-Term Restricted Stock Unit Plan as of the Closing, as determined by the compensation committee of the board of directors of Appleton, shall not exceed $9,340,045 and there shall be no other obligations of PDC and the Companies under such Plans or outstanding Phantom Stock Units and Restricted Stock Units, all pursuant to documentation in a form reasonably satisfactory to Buyer. Mark R. Richards and Thomas S. Ferree shall have relinquished and waived any and all rights in respect of their Phantom Stock Units as of the Closing in exchange for 297,769 and 99,996 shares, respectively, of restricted Buyer Common Stock under the Equity Incentive Plan subject to two year vesting (or earlier upon death, disability or termination without cause), all pursuant to documentation in a form reasonably satisfactory to Buyer.

(m) Retention Plan. The aggregate amount payable under the Appleton Papers Inc. Retention Plan, and any award agreements entered into in connection thereunder, shall not exceed an aggregate cash payment of $[2,000,000], all pursuant to documentation in a form reasonably satisfactory to Buyer.

7.3 Conditions Precedent to the Obligation of PDC and the Company. The obligation of PDC and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived in writing by the Company:

(a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE IV, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

(b) Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Certificate. PDC and the Company shall have received a certificate of Buyer, dated the Closing Date, executed on behalf of Buyer by a duly authorized officer of Buyer, to the effect that:

(i) the conditions specified in paragraphs (a) and (b) of this Section 7.3 have been satisfied and the Buyer Stockholder Approval shall have been obtained;

(ii) no Proceeding involving Buyer is pending or threatened before any judicial or Governmental Authority relating to the transactions contemplated by this Agreement; and

(iii) the board of directors of Buyer has approved this Agreement (with copies of all resolutions attached).

(d) Certificate of Designation. The Certificate of Designation shall have been filed with the Delaware Secretary of State.

(e) Directors and Officers of Buyer. Buyer shall have delivered to the Company evidence that, effective as of the Closing, the directors and officers of Buyer shall be as set forth on Schedule 6.8.

(f) Other Ancillary Agreements. The Company shall have received the following agreements duly executed by Buyer (and the Founder with respect to the Registration Rights Agreement): (i) the Exchange and Support Agreement; and (ii) the Registration Rights Agreement.

(g) Amount in Trust After Redemptions. After giving effect to the Repurchase Payments and the Redemption Payments (but prior to the Expense Payments), there shall be not less than $75,000,000 in the Trust Account.

ARTICLE VIII

LABOR MATTERS

8.1 Collective Bargaining Agreements. From and after the Closing, the Companies will continue to be bound by the terms of the collective bargaining agreements set forth in Schedule 8.1 (the “Collective Bargaining Agreements”), and will comply with their obligations under such Collective Bargaining Agreements and all other statutory bargaining obligations.

ARTICLE IX

MISCELLANEOUS

9.1 Termination and Abandonment.

(a) General. Without prejudice to other remedies which may be available to the parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(i) by mutual written consent of Buyer and the Company;

(ii) by Buyer or the Company by giving written notice to the other Person if a Law, injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated by this Agreement and such injunction, restraining order or decree is final and non-appealable or is not resolved in Buyer’s and the Company’s favor prior to July 15, 2012 (a “Final Order”); provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to have such Law, injunction, order or decree vacated or denied;

(iii) by Buyer or the Company by giving written notice to the other Person if the Buyer Stockholder Approval shall not have been obtained at the Buyer Stockholder Meeting;

(iv) by Buyer or the Company by giving written notice to the other Person if the PDC Stockholder Approval shall not have been obtained;

(v) by either the Company or Buyer by giving written notice to the other Person if the Closing shall not have occurred by July 14, 2012; provided that the foregoing right to terminate this Agreement under this clause (v) shall not be available to any Person whose failure or inability to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(vi) by the Company, upon written notice to Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by Buyer; or

(vii) by Buyer, upon written notice to the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of PDC or the Company set forth in this Agreement such that, if occurring or continuing on the Closing Date, the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c), would not be satisfied and such breach shall be incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by the Company.

(b) Procedure Upon Termination. In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto; provided, however, that nothing herein shall relieve any party from liability for any intentional or knowing breach of any provision hereof.

(c) Termination Remedies.

(i) If this Agreement is terminated by Buyer or the Company pursuant to Section 9.1(a)(iii), or by the Company pursuant to Section 9.1(a)(vi), Buyer shall pay to the Company the documented out of pocket expenses of PDC and all of the Companies (not to exceed $100,000); provided, however, that in no event shall such amount be payable using funds from the Trust Account.

(ii) If this Agreement is terminated by Buyer or the Company pursuant to Section 9.1(a)(iv) or by Buyer pursuant to Section 9.1(a)(vii), the Company shall pay to Buyer the documented out of pocket expenses of Buyer (not to exceed $100,000).

(iii) If a party elects to terminate this Agreement pursuant to Section 9.1(a)(iii), Section 9.1(a)(iv), Section 9.1(a)(vi) or Section 9.1(a)(vii), this Section 9.1(c) shall constitute the sole remedy and entire liability and damages of the parties as a result of a termination of this Agreement; provided, however, in the case of a breach by PDC or the Company of Section 6.11 that gives right to termination of this Agreement by Buyer pursuant to Section 9.1(a)(vii) and Buyer elects to terminate this Agreement but rejects and waives payment from the Company under this Section 9.1(c), then this Section 9.1(c) shall not constitute the sole remedy and entire liability and damages of the parties under this Agreement.

(d) Survival of Certain Provisions. The respective obligations of the parties hereto pursuant to Section 6.1(d), except as otherwise provided in the Confidentiality Agreement, Section 6.6 and this ARTICLE IX shall survive any termination of this Agreement.

9.2 Expenses. Except as otherwise contemplated by Section 9.1(c), (a) Buyer shall bear all costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred (provided that Expense Payments, Repurchase Payments and Redemption Payments may be paid out of the Trust Account), (b) the Companies shall bear all costs, fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred, and (c) PDC shall bear all costs, fees and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred.

9.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopy, as follows:

(a) if to the Company prior to the Closing, to it at:	825 East Wisconsin Ave P.O. Box 359 Appleton, WI 54912-0359 Attn: Tami L. Van Straten Fax: (920) 941-8852

with a copy to (which shall not constitute notice):	DLA Piper LLP (US) 203 North LaSalle Street Suite 1900 Chicago, IL 60601-1293 Attn: Neal Aizenstein Fax: (312) 251-2870

(b) if to PDC, to it at:	825 East Wisconsin Ave P.O. Box 359 Appleton, WI 54912-0359 Attn: Tami L. Van Straten Fax: (920) 941-8852

with a copy to (which shall not constitute notice):	DLA Piper LLP (US) 203 North LaSalle Street Suite 1900 Chicago, IL 60601-1293 Attn: Neal Aizenstein Fax: (312) 251-2870

(c) if to Buyer or Founder, to it at:	c/o Hicks Acquisition Company II, Inc. 100 Crescent Court, Suite 1200 Dallas, Texas 75201 Attn: Lori K. McCutcheon Fax: 214-615-2242

with a copy to (which shall not constitute notice):	Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue, Suite 4100 Dallas, Texas 75201 Attn: James A. Deeken Fax: (214) 969-4343

or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third Business Day after the mailing thereof or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

9.4 Entire Agreement. This Agreement (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

9.5 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, including, without limitation, the obligations set forth in Section 1.3, Section 1.4, Sections 6.1(d) and 6.6 and (b) the obligations set forth in this ARTICLE IX.

9.6 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 6.9.

9.7 Assignability. This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto and any assignment in contravention of the foregoing shall be null and void.

9.8 Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of Buyer, the Company and PDC at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

9.9 Tax Matters.

(a) The parties agree and acknowledge that (i) for U.S. federal (and, if applicable, state and local) income tax purposes, the Acquisition shall be treated as a contribution of cash to the Company in exchange for Company Class A Voting Units pursuant to section 721 of the Code, (ii) the Company shall make an election under section 754 of the Code, and (iii) any transfer, sale, use, stamp, recording, registration or similar Taxes arising from the transactions contemplated in this Agreement and (A) imposed upon Buyer, shall be payable by Buyer and (B) imposed upon PDC or transferee (other than PDC), shall be borne by PDC, and to the extent paid by Buyer, shall reduce the Closing Acquisition Consideration.

(b) The parties agree to allocate the Closing Acquisition Consideration to the assets of the Company under section 755 of the Code as set forth on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by PDC and delivered to Buyer at least fifteen (15) days prior to the Closing Date for Buyer’s approval. If Buyer notifies PDC in writing that Buyer objects to one or more items reflected in the Allocation Schedule, PDC and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if PDC and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within seven (7) days prior to the Closing Date, such dispute shall be resolved by a nationally recognized accounting firm selected by Buyer and reasonably acceptable to PDC. The fees and expenses of such accounting firm shall be borne equally by PDC and Buyer. To the extent the transaction is treated as a sale, the deemed purchase price shall be allocated among the assets treated as sold in a manner consistent with section 1060 of the Code and the methodology set forth on the Allocation Schedule. PDC, the Company, and the Buyer hereby agree to prepare and timely file all applicable forms with the United States Internal Revenue Service (the “IRS”) including IRS Form 8594 and any other Governmental Authority in a manner consistent with the Allocation Schedule and section 1060 of the Code, to cooperate with each other in the preparation of such forms, and to furnish each other with a copy of such forms prepared in draft for review and comments, within a reasonable period prior to the filing date thereof.

(c) Each of the parties agrees to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company’s business (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. PDC shall retain all books and records with respect to Taxes pertaining to the Business for a period of at least six years following the Closing Date. The parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business. All such Taxes described above shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.

(d) If required by applicable Law, Buyer shall withhold Taxes from the Closing Acquisition Consideration.

9.10 No Recourse. No recourse shall be available to the assets of any Person that is a member, partner, equity holder or Affiliate of Buyer, the Company or PDC, or any officer, director, agent, employee, shareholder or partner thereof for any obligations of Buyer, the Company or PDC pursuant to this Agreement.

9.11 Severability. If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.12 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9.13 Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9.14 Definitions. As used in this Agreement:

“Ancillary Agreements” means the Cross Purchase Agreement, the Certificate of Designation, the Equity Incentive Plan, the Company LLC Agreement, the Exchange and Support Agreement, the Registration Rights Agreement and the Tax Receivable Agreement.

“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise.

“Benefit Plan” means (A) each “employee benefit plan” (as defined in section 3(3) of ERISA); and (B) every other plan, program, policy, practice, Contract (including any employment Contract or consulting Contract), or other arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and whether or not subject to ERISA and whether or not legally binding) providing for compensation, severance, termination pay, salary continuation, bonus or other incentive compensation, deferred compensation, stock or other equity or equity-related compensation, change in control benefits, fringe benefits, or other employee benefits of any kind.

“Business Combination” has the meaning set forth in the Buyer Certificate of Incorporation.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized by law or executive order to be closed.

“Business Employee” means any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Companies or of any ERISA Affiliate.

“Buyer Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Buyer as of the date hereof.

“Buyer Information” means information about Buyer reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by federal securities Law.

“Buyer SEC Documents” means all of Buyer’s reports, documents. statements, schedules and registration statements filed with the SEC under the Securities Act and the Exchange Act, including reports on Form 8-K, Form 10-K and Form 10-Q.

“Buyer Warrants” means warrants to purchase shares of Buyer Common Stock, including the Public Warrants and the warrants held by the Founder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means the Company and all of the Subsidiaries of the Company.

“Company Information” means information about PDC and the Company reasonably sufficient to permit the preparation and filing with the SEC of the Proxy/Registration Statement or such other statement or report as may be required by federal securities Law.

“Company SEC Documents” means all of the reports, documents, statements, schedules and registration statements of the Company filed with the SEC under the Securities Act and the Exchange Act, including reports on Form 8-K, Form 10-K and Form 10-Q.

“Debt Agreements” means, collectively, (a) that certain Credit Agreement, dated as of February 8, 2010, among the Company, as borrower, PDC, as Holdings, Fifth Third Bank, as administrative agent, swing line lender and L/C issuer for the other lenders party thereto and Fifth Third Bank, as sole lead arranger and sole book manager, (as amended, the “Senior Credit Agreement”); (b) that certain Indenture, dated as of February 8, 2010, among the Company, as issuer, each of the guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, governing the 10.50% Senior Secured Notes due 2015 (as amended, the “1st Lien Indenture”), and (c) that certain Indenture, dated September 30, 2009, among the Company, as issuer, each of the guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, governing the 11.25% Second Lien Notes due 2015 (as amended, the “2nd Lien Indenture”); and all ancillary agreements related thereto.

“DGCL” means the Delaware General Corporation Law.

“ESOP” means the Appleton Papers Retirement Savings and Employee Stock Ownership Plan.

“ESOP Documentation” means the collective reference to (a) the Appleton Papers Retirement Savings and Employee Stock Ownership Plan, amended and restated effective January 1, 2009, (b) the Appleton Papers Inc. Employee Stock Ownership Trust, adopted July 19, 2001 and (c) all amendments, supplements or other modifications to any of the foregoing, all schedules, exhibits and annexes thereto and all agreements affecting the terms thereof or entered into in connection therewith.

“ESOP Trustee” means State Street Bank and Trust Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each employer that, together with any of the Companies, would be considered a single employer under section 414(t) of the Code or under section 4001(b)(1) of ERISA.

“HACII Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of October 8, 2010, made and entered into by and among the Company, the Founder, Thomas O. Hicks, William A. Montgomery and William F. Quinn.

“Indebtedness” means with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all financial obligations of such Person secured by a Lien (other than a Permitted Lien), and (iv) all guarantees of such Person in connection with any of the foregoing. For clarity, capital lease obligations shall be treated as Indebtedness but operating leases shall not be so treated.

“Intellectual Property” means all intellectual property, including but not limited to (a) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, websites, brand names and corporate names, whether registered or unregistered, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (b) all copyrights, photographs, advertising and promotional materials, including catalogs, and computer software and all copyright applications, registrations, and renewals in connection therewith, (c) all trade secrets and proprietary and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (d) all inventions and designs (whether patentable or unpatentable), and all patents, patent applications, continuations, continuations-in-part, divisionals, reissues, reexaminations, term extensions and disclosures, and (e) all rights to pursue, recover and retain damages and costs and attorneys’ fees (if available) for past, present and future infringement of any of the foregoing.

“IPO” means the initial public offering by Buyer of 15,000,000 units, with each unit consisting of one share of Buyer Common Stock and one warrant to purchase one share of Buyer Common Stock, which offering closed on October 14, 2010.

“IPO Shares” means the shares of Buyer Common Stock issued as part of the units offered and sold in the IPO.

“Knowledge” or “knowledge” of the Company means the actual knowledge of a particular fact or other matter by the persons listed on Schedule 9.14.

“Leased Real Property” means the real property leased by any of the Companies, as tenant, together with, to the extent leased by such Companies, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment attached or appurtenant thereto.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets or financial condition of the Person and its Subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from or arising out of or in connection with: (i) acts of God, calamities, national or international political or social conditions including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry; (ii) economic, industry or market events, occurrences, developments, circumstances or conditions, whether general or regional in nature or limited to any area in which the Person or its Subsidiaries operate, in each case to the extent do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other Persons in the industry; (iii) changes in applicable Laws or accounting standards, principles or interpretations, in each case, that do not have a disproportionate effect on the Person and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industry; (iv) changes in commodity prices; or (v) the public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken or not taken in compliance herewith or otherwise at the request or with the consent of the Company or Buyer, as applicable.

“Owned Real Property” means the real property owned by any of the Companies, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems and equipment of such Companies attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“PDC SEC Documents” means all of the reports, documents, statements, schedules and registration statements of PDC filed with the SEC under the Securities Act and the Exchange Act, including reports on Form 8-K, Form 10-K and Form 10-Q.

“Permitted Liens” means: (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or for which adequate reserves are maintained on the financial statements of the Person and its Subsidiaries as of the Closing Date; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings (and for which adequate reserves are maintained on the financial statements of the Person and its Subsidiaries as of the Closing Date in conformity with GAAP); (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and liens in connection with unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters of record, including, without limitation, survey exceptions, reciprocal easement agreements and other encumbrances on title to real property; (f) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations; (g) all exceptions, restrictions, easements, charges, rights-of-way and other Liens set forth in any environmental Permits, any deed restrictions, groundwater or land use limitations or other institutional controls utilized in connection with any required environmental remedial actions, or other state, local or municipal franchise applicable to the Person or any of its Subsidiaries or any of their respective properties; (h) Liens securing the obligations of the Person or any of its Subsidiaries under secured indebtedness of the Person or any of its Subsidiaries; (i) Liens referred to in the Schedules hereto; (j) Permitted Encumbrances; and (k) Liens that, individually or in the aggregate, would not have a Material Adverse Effect on such Person.

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under section 13(a)(3) of the Exchange Act.

“Public Stockholder” means each holder of IPO Shares.

“Public Warrants” means the warrants to purchase shares of Buyer Common Stock issued as part of the units in the IPO.

“Redemptions” means the redemptions of shares of Buyer Common Stock by holders thereof in exchange for cash from Trust Account in connection with the Buyer Stockholder Meeting in accordance with section 9.2 and section 9.3 of Article IX of the Buyer Certificate of Incorporation.

“Representatives” means, with respect to a Person, such Person’s officers, managers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents or other representatives.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” or “Subsidiaries” of PDC, Buyer or any other Person means any corporation, partnership, joint venture or other legal entity of which PDC, Buyer or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Trust Account” means the trust account established by Buyer in connection with the consummation of the IPO and into which Buyer deposited a designated portion of the net proceeds from the IPO.

“Trust Agreement” means the agreement pursuant to which Buyer has established the Trust Account.

9.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

9.16 Submission to Jurisdiction. Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of any state or federal court in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of Delaware.

9.17 Enforcement. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

9.18 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

9.19 No Claim Against Trust Account. PDC and each of the Companies acknowledges that the Trust Account was established in connection with the IPO and is held for the sole benefit of Buyer’s existing stockholders. PDC and each of the Companies acknowledges that Buyer and the Founder have made certain assurances to Buyer’s existing stockholders regarding the security of the Trust Account against claims of creditors. PDC and each of the Companies and each of their respective stockholders, members, Representatives, associates and affiliates hereby waives all rights, title, interest or claim of any kind (“Claims”) in or to any assets in the Trust Account it has or may have in the future, including any and all rights to seek access to the Trust Account, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction against the Trust Account or any funds distributed therefrom for any Claim it may have against Buyer, the Founder or any of their respective Representatives, for any reason whatsoever, including, but not limited to, a breach of this Agreement, any Ancillary Agreement, the Confidentiality Agreement or any other agreement entered into with any of the parties hereto or their affiliates or any negotiations, agreements or understandings with any of the parties hereto (whether in the past, present or future). This waiver is intended and shall be deemed and construed to be irrevocable and absolute on the part of PDC and each of the Companies, and shall be binding on PDC and each of the Companies and their respective Representatives, associates and affiliates, and its and their respective heirs, successors and assigns, as the case may be. PDC and each of the Companies acknowledges that it benefits from this Agreement and that Buyer is entering into this Agreement in reliance upon this Section 9.18. In the event that PDC or any of the Companies commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer or the Founder, which proceeding seeks, in whole or in part, relief against the Trust Account or any Public Stockholder, in the case of a Public Stockholder, relating to the transactions contemplated by this Agreement, whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from PDC or the Companies, as the case may be, the associated legal fees and costs in connection with any such action, in the event Buyer prevails in such action or proceeding.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BUYER:

HICKS ACQUISITION COMPANY II, INC.

By:	/s/ Christina W. Vest
Name: Christina W. Vest
Title: CEO

PDC:

PAPERWEIGHT DEVELOPMENT CORP.

By:	/s/ Jeffrey Fletcher
	Name:	Jeffrey Fletcher
	Title:	VP Controller

COMPANY:

APPLETON PAPERS INC.

By:	/s/ Jeffrey Fletcher
	Name:	Jeffrey Fletcher
	Title:	VP Controller

FOUNDER:

HH-HACII, L.P.:

By:	HH-HACII GP LLC, its General Partner

	By:	/s/ Christina W. Vest
Name: Christina W. Vest
Title:

Signature Page to Equity Purchase Agreement

EXHIBIT A

APPLETON PAPERS LLC

A Delaware Limited Liability Company

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of                     , 2012

THE LIMITED LIABILITY COMPANY INTERESTS IN APPLETON PAPERS LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

(continued)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

APPLETON PAPERS LLC

A Delaware Limited Liability Company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Appleton Papers LLC (the “Company”), dated and effective as of                     , 2012 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by and among the Members (as defined below).

WHEREAS, the Company has been formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time (the “Act”), as a continuation of Appleton Papers Inc., a Delaware Corporation (and classified as a qualified subchapter S subsidiary immediately prior to the Conversion for federal income tax purposes pursuant to Section 1361 of the Code) (“Old Appleton”), pursuant to the terms of a certain Plan of Conversion and by the filing of a Certificate of Conversion and Formation (the “Certificate”) with the office of the Secretary of State of Delaware on                     , 2012 (the “Conversion”);

WHEREAS, in connection with the Conversion, the Company issued             Appleton Class B Exchangeable Units (as defined herein) to Paperweight Development Corp., a Wisconsin corporation (and classified as a S corporation for federal income tax purposes pursuant to Section 1361 of the Code) (“PDC”), pursuant to the Company’s initial Limited Liability Company Agreement dated                     , 2012 (the “Original Agreement”);

WHEREAS, immediately after the Conversion, PDC contributed             Appleton Class B Exchangeable Units to its wholly-owned subsidiary             , a Delaware corporation (and classified as a corporation taxable under Subchapter C of the Code for federal income tax purposes) (“Newco”) (collectively with the Conversion such contribution shall be referred to as the “Initial Company Capitalization”);

WHEREAS, as a result of the Initial Company Capitalization, it was the intent of the parties to the Original Agreement that for federal income tax purposes, the Company be treated as a partnership and Newco and PDC be treated as making a capital contribution of all the assets of Old Appleton (and the Company assuming all the liabilities of Old Appleton) (the “Initial Contributed Property”) in exchange for the issuance of partnership interests in the Company in a transaction within the purview of Section 721 of the Code;

WHEREAS, the Original Agreement sets forth the initial Carrying Value of the Initial Contributed Property and requires that the Company apply the “remedial method” as such term is defined by Treasury Regulation Section 1.704-3(d) to the resulting Book-Tax Disparity of the Initial Contributed Property as of the Initial Company Capitalization.

WHEREAS, the Company, Hicks Acquisition Company II, Inc., a Delaware corporation (“Parent”) and HH-HACII, L.P., a Delaware limited partnership (the “Parent Sponsor”) entered into that certain Equity Purchase Agreement made and entered into as of                     , 2012 (as such agreement is amended from time in accordance with its terms, the “Equity Purchase Agreement”);

WHEREAS, at the closing of the transactions contemplated by the Equity Purchase Agreement, PDC and Newco (as the Members on the date hereof) wish to amend and restate the Original Agreement to issue             Appleton Class A Voting Units to Parent in exchange for the cash Capital Contribution made by Parent to the Company as consideration for such issuance as set forth in the Equity Purchase Agreement and admit Parent as the sole member of the Company holding Appleton Class A Voting Units (the “Parent Initial Contribution”);

WHEREAS, one day after the closing of the transactions contemplated by the Equity Purchase Agreement, PDC and Newco (as the Members on the date hereof) wish to amend and restate the Original Agreement to

reflect the Transfer of             Appleton Class B Exchangeable Units from PDC to Parent in exchange for the Cross Purchase Consideration (such transaction, the “Cross Purchase”) pursuant to the Cross Purchase Agreement (the “Cross Purchase Agreement”), which such Appleton Class B Exchangeable Units shall immediately be surrendered by Parent to the Company for cancellation and, upon receipt thereof, the Company shall immediately issue to the Parent an equal number of Appleton Class A Voting Units (the “Cross Exchange”); and

WHEREAS, the parties hereto desire to enter into this Amended and Restated Limited Liability Company Agreement of the Company.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Equity Purchase Agreement, the parties hereto, each intending to be legally bound, agree that the Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“AAA” has the meaning set forth in ARTICLE X.

“AAA Rules” has the meaning set forth in Section 10.2.

“Accession Agreement” has the meaning set forth in Section 8.5.

“Act” has the meaning set forth in the recitals.

“Actual Tax Amount” has the meaning set forth in Section 4.4.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 8.5 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Additional Restrictions” has the meaning set forth in Section 8.6.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704 1 (b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704 2(g) and 1.704 2(i)(5) but, as provided by Section 5.1(b)(x), no Member has any liability to make additional Capital Contributions to restore or otherwise reduce or eliminate a negative balance in the Member’s Capital Account) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulations Section 1.751 l(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result

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of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.l(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the capital account maintenance rules of Treasury Regulations Section 1.704-1(b)(2)(iv) and to cause the Capital Accounts of the Members to equal and otherwise conform with the balances they would have under the alternate test for economic effect under Treasury Regulations Section 1.704 1(b)(2)(ii)(d) were liquidating distributions made in accordance with positive Capital Account balances instead of in accordance with their Percentage Interests as provided herein, and, to that extent, shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Company held by such Member from and after the date on which such Unit was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 3.5(c)(1) or Section 3.5(c)(ii).

“Affiliate” when used with reference to another Person means any Person (other than the Company), directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Affiliates of a Member shall include all its directors, managers, officers and employees in their capacities as such.

“Agreed Value” of any Contributed Property means the Fair Market Value of such property or other consideration at the time of contribution as determined by the Managing Member acting in Good Faith, without taking into account any liabilities to which such Contributed Property was subject at such time. The Managing Member acting in Good Faith shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the Fair Market Value of each Contributed Property.

“Appleton Class A Voting Units” has the meaning set forth in Section 3.1(a).

“Appleton Class B Exchangeable Units” has the meaning set forth in Section 3.1(a).

“Applicable Federal Rate” means a rate per annum equal to the applicable federal rate for semi-annual compounding under Section 1274(d) of the Code.

“Assignee” means any Transferee to which a Member or another Assignee has Transferred all or a portion of its interest in the Company in accordance with the terms of this Agreement, but that is not admitted to the Company as a Member.

“Assumed Tax Liability” means, for any Quarterly Estimated Tax Period in a calendar year, an amount, as determined by the Managing Member acting in Good Faith, equal to the U.S. federal, state and local income taxes that would be due from the Company based on the taxable income of the Company for such Quarterly Estimated Tax Period and all prior Quarterly Estimated Tax Periods in such calendar year (based upon (i) the information returns filed by the Company, as amended or adjusted to date, and (ii) estimated amounts, in the case of periods for which the Company has not yet filed information returns) assuming the Company were a corporation taking into account the deductibility of state and local income taxes and credits for non-U.S. taxes paid. The calculation of Assumed Tax Liability shall take into account the carry forward of prior losses and the character of the items allocated (e.g., capital or ordinary). The state and local income tax liability used in determining Assumed Tax Liability shall be determined by the Managing Member acting in Good Faith taking into account the various locations of the Company’s operations. For the avoidance of doubt, Assumed Tax Liability shall be determined only with respect to taxable income earned by the Company and shall be calculated by disregarding (i) any adjustment to the taxable income of the Company that may arise under Section 734(b) of the Code as a result of a distribution to any Member of the Company; (ii) any adjustment to the taxable income of the Company that may arise under Section 743(b) of the Code as a result of an acquisition of a Unit in the Company by any Member; and (iii) any Company item of income, gain, loss, or deduction that is allocable to any

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Member pursuant to Section 704(c) and Section 5.2(b) (including by way of Treasury Regulation Section 1.752-7) with respect to the Book-Tax Disparity of the Initial Contributed Property as of the Initial Company Capitalization or the Book-Tax Disparity of the Initial Contributed Property as of the date of this Agreement.

“Bankruptcy” means, with respect to any Person, (A) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (B) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Cash Management Loans” has the meaning set forth in Section 3.4(c).

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.5.

“Capital Contribution” means, with respect to any Member, the aggregate amount of any cash, cash equivalents or the Fair Market Value of other property that a Member contributes to the Company with respect to any Unit or other Equity Securities issued by the Company (net of liabilities assumed by the Company or to which such property is subject) from time to time.

“Carrying Value” means (a) with respect to a Contributed Property, subject to the following sentence, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, subject to the following sentence, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.5(c)(i) and Section 3.5(c)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member acting in Good Faith.

“Certificate” has the meaning set forth in the recitals.

“CFO and Treasurer” has the meaning set forth in Section 6.6.

“Chief Executive Officer” has the meaning set forth in Section 6.6.

“Class” means one of the separately identified types of Units in the Company designated by this Agreement in accordance with Section 3.1, Section 3.2 and Section 3.4 (each of which carries different rights and obligations

4

in the Company as provided for in this Agreement). As of the date of this Agreement the only Classes of units are Appleton Class A Voting Units and Appleton Class B Exchangeable Units.

“Class A Holder” means Parent and any Transferee to which the existing Class A Holder Transfers all Units and other Equity Securities held by it and that is admitted to the Company as the Class A Holder in each case in accordance with the terms and conditions of this Agreement and the Act.

“Class A Percentage Interest” means, with respect to any Member as of any date of determination, a percentage obtained by dividing the number of Appleton Class A Voting Units held by such Member by the total number of all outstanding Appleton Class A Voting Units.

“Class B Percentage Interest” means, with respect to any Member as of any date of determination, a percentage obtained by dividing the number of Appleton Class B Exchangeable Units held by such Member by the total number of all outstanding Appleton Class B Exchangeable Units.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Combined Meeting” has the meaning set forth in Section 7.2.

“Common Stock” means the common stock of Parent, par value $.0001 per share, and any Equity Securities issued or issuable in exchange for, or with respect to, such Common Stock (i) by way of a dividend, split or combination of equity interest or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Company” has the meaning set forth in the preamble hereto.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(d).

“Contributed Property” means any property contributed to the Company by a Member with respect to any Unit or other Equity Securities issued by the Company.

“control” means, when used with reference to any Person, the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or other understanding (written or oral); and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Conversion” shall have the meaning set forth in the recitals.

“Covered Person” means (i) the Managing Member and any of its Affiliates and any of their respective officers, directors, managers, members, employees, stockholders, partners, representatives and agents, (ii) any Member, any Affiliate of such Member and any officer, director, manager, member, employee, stockholder, partner, representative or agent of such Member or any Affiliate thereof, or (iii) any Officer of the Company or its Subsidiaries.

“Cross Purchase” shall have the meaning set forth in the recitals.

“Cross Purchase Agreement” has the meaning set forth in the recitals hereof.

“Cross Purchase Consideration” shall mean the contingent right of PDC to receive certain shares of Common Stock upon the Common Stock’s achievement of certain stock price targets, PDC’s rights and

5

obligations under the Tax Receivable Agreement, and certain shares of Parent Series A Voting Preferred Stock, all of which consideration shall be transferred by Parent to PDC in exchange for the Transfer of Appleton Class B Exchangeable Units from Newco to Parent through the Cross Purchase.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(b)(x).

“Delaware Arbitration Act” has the meaning set forth in Section 10.3.

“Dispute” has the meaning set forth in ARTICLE X.

“Dispute Notice” has the meaning set forth in ARTICLE X.

“Distributable Assets” means, with respect to any fiscal period, all cash receipts (including from any operating, investing and financing activities) and (if distribution thereof is determined to be necessary or desirable by the Managing Member acting in Good Faith) other assets of the Company from any and all sources, reduced by operating cash expenses, contributions of capital to Subsidiaries of the Company and payments (if any) required to be made in connection with any loan to the Company and any reserve for contingencies or escrow required, in each case, as is determined by the Managing Member acting in Good Faith.

“Economic Risk of Loss” has the meaning set forth in Section 5.1(b)(vi).

“Equity Purchase Agreement” has the meaning set forth in the recitals.

“Equity Securities” means, as applicable, (i) any capital stock, limited liability company or membership interests, partnership interests, or other equity interest, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interests, or other equity interest or containing any profit participation features, (iii) any rights, warrants, or options directly or indirectly to subscribe for or to purchase any capital stock, limited liability company or membership interests, partnership interest, other equity interest or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interest, other equity interests or securities containing any profit participation features, (iv) any equity appreciation rights, phantom equity rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination, recapitalization, merger, consolidation or other reorganization.

“Excess Cash” means any cash or cash equivalents of the Class A Holder resulting from Tax Distributions by the Company to the Class A Holder and/or the repayment of Cash Management Loans in excess of reasonable reserves established for the operating expenses of the Class A Holder.

“Exchange” means an exchange of Appleton Class B Exchangeable Units for Common Stock pursuant to the Exchange Agreement.

“Exchange Agreement” means the Exchange and Support Agreement, dated as of                     , 2012 among Parent, the Company and PDC, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Fair Market Value” means (i) in reference to a particular Unit or other Equity Security issued by the Company or, as the case may be, all of the outstanding Units or other Equity Securities issued by the Company, the fair market value for such Unit(s) or Equity Security(ies) as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative

6

of value, including, to the extent applicable, the fair market value of the Common Stock or other Equity Securities of Parent, as determined by the Managing Member acting in Good Faith and (ii) in reference to assets or securities other than Units or other Equity Securities issued by the Company, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as is determined by the Managing Member acting in Good Faith.

“Formation Date” has the meaning set forth in Section 2.1.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied and maintained throughout the applicable periods.

“Good Faith” shall mean a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and its Members and otherwise consistent with the fiduciary duties set forth in Section 6.7(d), and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority or regulatory authority, agency, department, board, commission, administration, or instrumentality, any court, tribunal, arbitrator or any self-regulatory organization, in each case, having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“HSR Act” has the meaning set forth in Section 8.3(f).

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Indemnified Person” has the meaning set forth in Section 6.7.

“Initial Company Capitalization” shall have the meaning set forth in the recitals.

“Initial Contributed Property” shall have the meaning set forth in the recitals.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or the Members, as the case may be.

“Limited Newco Voting Units” shall have the meaning set forth in Section 7.4(a).

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Managing Member” shall mean the person set forth on Exhibit A.

“Member” means each Person listed on the Schedule of Members on the date hereof and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. The Members shall constitute the “members” (as such term is defined in the Act) of the Company. Any reference in this Agreement to any Member shall include such Member’s Successors in Interest to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement.

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“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section l.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning set forth for the term “partner nonrecourse deduction” in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interest” means, with respect to each Member, such Member’s entire limited liability company interest, including any economic interest and rights as a Member (represented by all the Units of any Class of which the Member is the record owner).

“Membership Interest Certificate” has the meaning set forth in Section 3.9.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member in respect of its Units by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 3.5(c)(ii)) at the time such property is distributed, reduced by any liabilities either assumed by such Member upon such distribution or to which such property is subject at the time of distribution.

“Net Income” and “Net Loss” means, for each taxable year, the taxable income or loss of the Company determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction, required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) and with the accounting method used by the Company for federal income tax purposes with the following adjustments: (a) all items of income, gain, loss, or deduction allocated pursuant to Section 5.1(b) (relating to Special Allocations) shall not be taken into account in computing such taxable income or loss; (b) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss; (c) if the Carrying Value of any asset differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value; (d) if the Carrying Value of any asset differs from its adjusted tax basis for federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset shall for purposes of determining Net Income and Net Loss be an amount which bears the same ratio to such Carrying Value as the federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the federal income tax depreciation, amortization or other cost recovery deduction is zero, the Managing Member acting in Good Faith may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); (e) any expenditures of the Company that are described in Section 705(a)(2)(B) of the Code or are treated as described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income and Net Loss shall be treated as deductible items; and (f) in the event the Carrying Value of any Company asset is adjusted in accordance with the definition of Carrying Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss.

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

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“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.6, subject to any resolution of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.

“Old Appleton” shall have the meaning set forth in the recitals.

“Original Agreement” has the meaning set forth in the recitals hereof.

“Parent Initial Contribution” shall have the meaning set forth in the recitals.

“Parent Sponsor” means HH-HACII, L.P., a Delaware limited partnership.

“Percentage Interest” means, with respect to any Member as of any date of determination, a percentage obtained by dividing the number of Units held by such Member by the total number of all outstanding Units.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Permitted Class A Holder” means a prospective Transferee of the Class A Holder approved by the Members is accordance with Section 7.4(b).

“Permitted Pledge” has the meaning set forth in Section 8.5(c)(i).

“PDC ESOP” means to Appleton Papers Retirement Savings and Employee Stock Ownership Plan.

“PDC ESOP Beneficiaries” mean the participants in the PDC ESOP.

“Pledge” means pledge, grant a security interest in, create a lien on, assign the right to receive distributions or proceeds from, or otherwise encumber, directly or indirectly, or any act of the foregoing.

“Proceeding” has the meaning set forth in Section 6.7(e).

“Quarterly Estimated Tax Periods” means the two, three, and four calendar month periods with respect to which Federal quarterly estimated tax payments are made. The first such period begins on January 1 and ends on March 31. The second such period begins on April 1 and ends on May 31. The third such period begins on June 1 and ends on August 31. The fourth such period begins on September 1 and ends on December 31.

“Reimbursable Member Expenses” has the meaning set forth in Section 3.10.

“Registered Agent” has the meaning set forth in Section 2.6.

“Required Allocation” has the meaning set forth in Section 5.1(b)(x).

“Required Allocations” shall have the meaning specified in Section 5.1(b)(x)(l).

“Required Class A Issuance” has the meaning set forth in Section 3.2.

“Required Issuance” has the meaning set forth in Section 3.2.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed

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Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 5.2(b)(i)(A) or Section 5.2(b)(ii)(B), respectively, to eliminate Book-Tax Disparities.

“Restricted Units” means all Units other than (a) Units that have been registered under a registration statement pursuant to the Securities Act, (b) Units with respect to which a Transfer has been made in reliance on and in accordance with Rule 144 or (c) Units with respect to which the holder thereof shall have delivered to the Company either (i) an opinion, in form and substance reasonably satisfactory to the Company, of counsel, who shall be reasonably satisfactory to the Company, or (ii) a “no action” letter from the staff of the Securities and Exchange Commission, to the effect that subsequent transfers of such Units may be effected without registration under the Securities Act or compliance with Rule 144; provided that any Units held by an affiliate of the Class A Holder, as determined pursuant to Rule 144, shall be considered Restricted Units.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“Schedule of Members” has the meaning set forth in Section 3.1(b).

“Secretary” has the meaning set forth in Section 6.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by thereunder.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control the management of any such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means any Person that has been admitted to the Company as a Member pursuant to Section 8.5 by virtue of such Person receiving all or a portion of a Membership Interest from a Member or an Assignee and not from the Company.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (ii) assignee for the benefit of the creditors of, (iii) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (iv) other executor, administrator, committee, legal representative or other successor or assign of, any Member, whether by operation of law or otherwise.

“Tax Distribution” has the meaning set forth in Section 4.4.

“Tax Matters Member” has the meaning set forth in Section 9.4(a).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated on or about the date hereof, among Parent, the Company and PDC, as it may be amended or supplemented from time to time.

“Transfer” means sell, assign, convey, contribute, give, or otherwise transfer absolutely or conditionally equitably, legally, of record or beneficially, whether directly or indirectly, voluntarily or involuntarily, by

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operation of law or otherwise, or any act of the foregoing, but excludes Pledge or any act of Pledging. The terms “Transferee,” “Transferor,” “Transferred,” “Transferring Member,” “Transferor Member” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the regulations, including temporary regulations and proposed regulations to the extent not withdrawn or expired, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means equity ownership interest in the Company (which shall be considered personal property for all purposes and shall constitute a limited liability company interest in the Company as provided in this Agreement and under the Act) which shall entitle any record owner who is validly admitted as a Member of the Company as provided herein to the rights and privileges (and subject its holder to the burdens) associated with such Unit as set forth herein. For further clarification, the Units of the Company shall consist of Appleton Class A Voting Units, Appleton Class B Exchangeable Units and any other Class of limited liability company interests in the Company denominated as “Units” that is established in accordance with this Agreement.

“Unrealized Gain” shall mean, as to a property or properties, the excess (if any) of the Fair Market Value of the property or properties over the federal income tax basis of such property or properties.

“Unrealized Loss” shall mean, as to a property or properties, the excess (if any) of the federal income tax basis of the property or properties over the Fair Market Value of such property or properties.

“Vice President” has the meaning set forth in Section 6.6.

1.2 Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly so limited;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement unless otherwise indicated;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) references to “$” or “dollars” means the lawful currency of the United States of America;

(j) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(k) the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the

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parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

GENERAL PROVISIONS

2.1 Formation. The Company was formed as a Delaware limited liability company on                     , 2012 (the “Formation Date”) by the execution and filing of the Certificate by an authorized person under and pursuant to the Act and the execution of the Original Agreement. The Members hereby confirm such formation and agree to continue the Company as a limited liability company under the Act and all other pertinent laws of the State of Delaware for the purposes and upon the terms and subject to the conditions set forth in this Agreement. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company is “Appleton Papers LLC,” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Managing Member may select from time to time. Subject to the Act, the Managing Member may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

2.3 Term. The term of the Company commenced on the Formation Date and shall continue in existence perpetually until termination and liquidation of the Company in accordance with the provisions of ARTICLE VIII and the Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

2.4 Purpose; Powers.

(a) General Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act, business, purpose or activity for which limited liability companies may be formed or otherwise permitted to be carried on by a limited liability company under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company formed under the laws of the State of Delaware.

(b) Company Action. Subject to the provisions of this Agreement and except as prohibited by the Act, the Company may, with the approval of the Managing Member, enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member except as otherwise required herein.

2.5 Existence and Good Standing; Authorized Person; Foreign Qualification. The Managing Member shall take all action which may be necessary (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Members and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person, and shall not commingle the Company’s assets with those of any Affiliate of the Company or any other Person and (ii) for the maintenance, preservation and operation of the business of the Company in

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accordance with the provisions of this Agreement and applicable laws and regulation and to prevent commingling of the Company’s assets with those of any Affiliate of the Company or any other Person. Each Officer, or any designee thereof, is hereby designated as an authorized person, within the meaning of the Act, and as such may execute, deliver and file or cause to be executed, delivered and filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such amendments or restatements of the Certificate and any other certificates, notices, statements or other instruments (including certificates of limited liability companies and fictitious name certificates) and other documents as are necessary or advisable for the formation of the Company or the operation of the Company in all jurisdictions where the Company may elect to do business, or otherwise required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective capital contributions, but no such amendment, restatement or other instrument may be executed, delivered or filed unless adopted in a manner authorized by this Agreement. The Managing Member may cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Officers, with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction other than the State of Delaware.

2.6 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the Registered Agent (as defined below) or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by Law. The address of the registered agent for service of process on the Company in the State of Delaware shall be                     and the registered agent of the Company in the State of Delaware shall be                     or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law (the “Registered Agent”). The principal office of the Company shall be located at 825 East Wisconsin Avenue, P.O. Box 359, Appleton, WI 54912-0359, or at such place as the Managing Member may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records at such place. The Company may have such other offices as the Managing Member may designate from time to time.

2.7 Partnership Status. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venture of any other Member or Officer by virtue of this Agreement, for any purposes other than as is set forth in the last sentence of this Section 2.7, and this Agreement shall not be construed to the contrary. Notwithstanding the foregoing, the Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and each Member, Assignee and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2.8 Admission. Parent is hereby admitted as a Member of the Company upon Parent’s execution of a counterpart signature page to this Agreement and each of PDC and Newco shall continue as a Member hereunder.

2.9 Title to Company Property. All property of the Company, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

2.10 Specific Authorization. The Company is hereby authorized to execute deliver and perform, and each Officer on behalf of the Company is hereby authorized to execute and deliver the Exchange Agreement, the Tax Receivable Agreement, the Equity Purchase Agreement and all agreements, certificates or statements contemplated thereby or related thereto all without any further act, vote, or approval of any Member, Officer or other Person, notwithstanding any other provision of this Agreement, and the execution and delivery and performance of any of the foregoing documents prior to the date hereof is hereby ratified and approved. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member or any Officer to enter into other agreements on behalf of the Company.

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ARTICLE III

CAPITALIZATION

3.1 Units; Initial Capitalization; Schedules.

(a) Limited Liability Company Interests. A Member’s Membership Interest in the Company shall be represented by and divided into Units. As of the date hereof, the Units are comprised of two Classes: “Appleton Class A Voting Units” and “Appleton Class B Exchangeable Units.” All Units shall have identical rights in all respects as all other Units except as otherwise specified in this Agreement. Currently the Company is authorized to issue only Class B Exchangeable Units and Appleton Class A Voting Units, which shall carry the same economic rights and obligations and shall differ only as to voting rights as set forth herein.

(b) Schedule of Units; Schedule of Members. The aggregate number of outstanding Units, the aggregate amount of cash Capital Contributions that have been made by the Members and the Fair Market Value of any property other than cash contributed by the Members with respect to the Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) shall be set forth on a schedule maintained by the Company. The Company shall also maintain a schedule setting forth the name and address of each Member, the number of Units owned by such Member, the Member’s Percentage Interest, Class A Percentage Interest and Class B Percentage Interest, the initial balance of each Member’s Capital Account as of the date of this Agreement and the aggregate Capital Contributions that have been made by such Member or transferred to such Member with respect to such Member’s Units (such schedule, the “Schedule of Members”). The Schedule of Members shall be the definitive record of ownership of each Unit or other Equity Security in the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units or other Equity Securities in the Company for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units or other Equity Securities in the Company on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

3.2 Authorization and Issuance of Additional Units.

(a) Required Issuances. As contemplated by, and consistent with, the Exchange Agreement, at all times the Company shall have issued and outstanding the same number of Appleton Class A Voting Units as the number of shares of Common Stock that are issued and outstanding. In addition, the Company shall issue such Appleton Class A Voting Units to the Class A Holder as required pursuant to the Equity Purchase Agreement, the Cross Purchase Agreement, Section 3.4(b) and/or the Exchange Agreement, including, without limitation, the issuance of additional Appleton Class A Voting Units upon the issuance of Common Stock in connection with the exercise of warrants to purchase Common Stock and shall otherwise issue Appleton Class A Voting Units to the Class A Holder to the extent necessary so that at all times the Class A Holder shall hold a number of Appleton Class A Voting Units in an amount equal to the shares of Common Stock that are issued and outstanding (each such issuance a “Required Class A Issuance” or “Required Issuances”).

(b) Additional Issuances. Except for the Required Issuances, the Company shall not issue additional Appleton Class A Voting Units or Appleton Class B Exchangeable Units and/or establish and issue other Classes of Units, other Equity Securities in the Company or other Company securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be equal or different from, including senior to, any then existing or future Classes of Units, other Equity Securities in the Company or other Company securities. Notwithstanding anything herein to the contrary, the Company shall not issue (i) Appleton Class A Voting Units to any Person other than the Class A Holder or (ii) Appleton Class B Exchangeable Units to any Person other than pursuant to the Exchange Agreement.

(c) Subdivisions, Splits, Combinations and Reverse Splits. The Company shall not in any manner divide or subdivide (by any Unit split, Unit distribution, reclassification, recapitalization, reorganization or otherwise) or combine or consolidate (by reverse Unit split, reclassification, recapitalization, reorganization

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or otherwise) the outstanding Units unless an identical event is occurring with respect to the Common Stock. In the event of any such division or subdivision or combination or consolidation of the Common Stock, the Units, inter alia, shall automatically be divided, subdivided, consolidated or combined concurrently with and in the same manner as the Common Stock in accordance with the terms of the Exchange Agreement.

(d) Redemptions of Common Stock. At any time a share of Common Stock is redeemed, repurchased, acquired, cancelled or terminated by the Class A Holder, one Appleton Class A Voting Unit registered in the name of the Class A Holder will hereby automatically be cancelled for no consideration by the Company so that the number of Appleton Class A Voting Units held by the Class A Holder at all times equals the number of shares of Common Stock outstanding. The register of the Company shall be adjusted accordingly and on a timely basis.

3.3 Existing Capital Contributions. Each Member has made or is deemed to have made, on or prior to the date hereof, the Capital Contributions and has acquired the number of Units set forth opposite such Member’s name on the Schedule of Members, the receipt of which Capital Contribution is hereby acknowledged and confirmed as constituting good and valuable consideration for the Units held by such Member by all the Members of the Company. Upon consummation of the transactions contemplated by the Equity Purchase Agreement,             Appleton Class A Voting Units are to be issued by the Company to the Class A Holder in exchange for a cash Capital Contribution by the Class A Holder to the Company. Through the Cross Purchase,             Appleton Class B Exchangeable Units are to be transferred by PDC to the Class A Holder in exchange for the transfer of the Cross Purchase Consideration. The Members and the Company hereby acknowledge that the Schedule of Members shall reflect that the portion of the historical Capital Account and Capital Contributions of PDC associated with the Class B Exchangeable Units, as existing prior to the Cross Purchase, that is attributable to Appleton Class B Exchangeable Units Transferred from PDC to the Class A Holder pursuant to the Cross Purchase will be carried over to the Class A Holder. The Members hereby acknowledge and agree with the capital, tax, this Agreement, and other treatment of the transactions and other matters set forth in the recitals to this Agreement and shall prepare all books, records, and filings in a manner consistent with such treatment.

3.4 Funding Requirements.

(a) Each Member has contributed to the Company the amounts, in cash or other assets, as set forth in Section 3.3 and the Schedule of Members, and the Members and the Company agree that the Company shall fund its ongoing operations from its cash from operations and its own borrowings or credit and no Member shall be required to make a Capital Contribution or loan, or otherwise advance any funds to the Company except with respect to the Class A Holder as expressly provided in this Agreement, the Equity Purchase Agreement and/or the Exchange Agreement.

(b) In accordance with the Exchange Agreement, the Class A Holder (i) shall contribute the proceeds of any issuance of shares of Common Stock (other than shares of Common Stock issued to any Exchanging Member upon an Exchange pursuant to the terms of the Exchange Agreement) to the Company in exchange for a number of Appleton Class A Voting Units equal to the number of shares of Common Stock so issued, and (ii) upon any issuance of any Equity Securities or other securities other than shares of Common Stock, including convertible debt securities, preferred stock, options, warrants, or other securities exercisable for or convertible into Common Stock (other than an issuance to an Exchanging Member upon an Exchange pursuant to the Exchange Agreement), the Class A Holder shall immediately contribute, lend or otherwise provide the proceeds of such issuance to the Company in a transaction which the Managing Member acting in Good Faith reasonably determines is substantially equivalent in economic terms to the issuance by Parent, subject to any approvals required by Section 7.4(b) and Section 7.4(c).

(c) The Class A Holder shall maintain a reserve consisting of all Excess Cash and shall keep the Company reasonably apprised of the amount of such reserves. At the request of the Managing Member acting in Good Faith, the Class A Holder shall provide all or a portion of such reserved funds to the Company in any of the following transactions requested by the Managing Member: (i) by making a loan to the Company bearing interest at the Applicable Federal Rate in effect as of the date of such loan and on such

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other terms and conditions reasonably requested by the Managing Member acting in Good Faith (a “Cash Management Loan”), (ii) by making a Capital Contribution to the Company, or (iii) by entering into such other transaction reasonably acceptable to the Class A Holder and the Managing Member. Each Cash Management Loan shall provide that the Company may, as determined by the Managing Member acting in Good Faith, prepay any balances owed thereunder in order to provide the Class A Holder with funds sufficient to satisfy its obligations with respect to Reimbursable Member Expenses and the Tax Receivable Agreement.

3.5 Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain for each Member owning Units a separate Capital Account with respect to such Units in accordance with the rules of Treasury Regulations Section 1.704-l(b)(2)(iv). The initial balance of such Capital Account shall be set forth on the Schedule of Members and shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Units pursuant to this Agreement and (ii) the amount of Net Income allocated with respect to such Units pursuant to Section 5.1(a) or any items in the nature of income or gains that are specially allocated pursuant to Section 5.1(b), and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Units pursuant to this Agreement and (y) the amount of Net Losses allocated with respect to such Units pursuant to Section 5.1(a) or any items in the nature of expenses or losses that are specially allocated pursuant to Section 5.1(b). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(b) Transfers. A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Units so transferred.

(c) Carrying Value Adjustment.

(i) In accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property and the issuance of Units as consideration for the provision of services, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the Managing Member using such method of valuation as it may adopt acting in Good Faith; provided, however, that the Managing Member, in arriving at such valuation, must take fully into account the Fair Market Value of the Units of all Members at such time. The Managing Member shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a Fair Market Value for individual properties.

(ii) In accordance with Treasury Regulations Section 1.704-1 (b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Unit), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually

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recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to ARTICLE VIII or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 3.5(c)(i) or (B) in the case of a liquidating distribution pursuant to ARTICLE VIII, be determined and allocated by the Person winding up the Company pursuant to Section 8.3(b) using such method of valuation as it may adopt.

(iii) The Managing Member acting in Good Faith may make the adjustments described in clause (i) above in the manner set forth therein if the Managing Member determines acting in Good Faith that such adjustments are necessary or useful to effectuate the intended economic arrangement among the Members, including Members who received Units in connection with the performance of services to or for the benefit of the Company.

(iv) Notwithstanding the foregoing, the Members hereby agree that the Carrying Value of the Initial Contributed Property as of the date of the Initial Company Capitalization was as set forth in the Original Agreement and the Carrying Value of such Initial Contributed Property as of the date hereof is as set forth in the Equity Purchase Agreement and reflected on the Schedule of Members as of the date hereof.

3.6 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

3.7 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

3.8 No Right of Partition. To the fullest extent permitted by law, no Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to distributions of specific assets of the Company or any of its Subsidiaries.

3.9 Certificates. The Units shall be issued as uncertificated securities; provided, however, that the Managing Member may, in its sole discretion, provide by resolution or resolutions that some or all of any or all Classes of Units shall be represented by certificates. Certificates of Units, if any, shall be in such form of certificate as the Managing Member adopts from time to time.

3.10 Reimbursement of PDC, Newco, and the Class A Holder for Certain Expenses.

(a) The Company shall be responsible for and shall pay all expenses of PDC, Newco, and the Class A Holder relating to their organization, ownership of their assets, and their operations (“Reimbursable Member Expenses”). For the avoidance of doubt, such Reimbursable Member Expenses shall consist of: (i) overhead, legal, accounting and other professional fees and expenses, including cost of periodic reports to the Class A Holder’s security holders, and any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings, involving the Class A Holder, Newco, or PDC (ii) salary, bonus, and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of the Class A Holder, PDC, or Newco, (iii) any director compensation and/or fees or expenses payable to directors related to their attendance at each regular or special meeting of

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the board of directors of the Class A Holder, PDC, or Newco (iv) any costs or expenses related to obtaining directors and officers insurance or any other insurance reasonably required by the Class A Holder, PDC, or Newco, as determined by their respective board of directors or other similar governing body, (v) fees and expenses related to any public offering or private placement of debt securities or Equity Securities, investment or acquisition (whether or not successful) authorized by the board of directors of the Class A Holder, (vi) franchise taxes and other fees and expenses in connection with the maintenance of existence of the Class A Holder, PDC, or Newco (including, but not limited to, any costs or expenses associated with being a public company listed on a national securities exchange in the case of the Class A Holder) (vii) any payment the proceeds of which are used to purchase or redeem Equity Securities of Parent in accordance with the terms of the Exchange Agreement and this Agreement; (viii) expenses of PDC associated with the maintenance and administration of the PDC ESOP such as those related to overhead, legal, accounting and other professional fees and expenses such as the cost of periodic reports issued to the PDC ESOP Beneficiaries (including the costs of any related valuation reports) and trustee’s fees payable to the trustee of the PDC ESOP or any trust formed to administer payments to ESOP Beneficiaries, but in all events excluding any distributions to PDC ESOP Beneficiaries with respect to their PDC ESOP account balances, (ix) any other liability, other than with respect to income tax obligations of the Class A Holder, PDC, Newco, or the PDC ESOP, that the Managing Member acting in Good Faith reasonably believes is required to allow the Class A Holder, PDC, and Newco to operate in the ordinary course or is otherwise required to prevent the insolvency of the Class A Holder, PDC, or Newco; (x) expenses incurred in the ordinary course of business by the Class A Holder; and (xi) expenses approved by the board of directors (or an appropriate committee thereof) of the Class A Holder; provided, however, that the amount of any such Reimbursable Member Expenses shall be reduced, to the extent practicable, by the amount of unused cash remaining from the prior Company reimbursements of Reimbursable Member Expenses, including any interest earned thereon and no excess cash that results from such payments shall be used to make a distribution to its equity holders other than amounts required pursuant to clause (vii) or (ix) hereof.

(b) Except to the extent provided in this Agreement, the Members entitled to reimbursement Reimbursable Company Expenses shall be reimbursed on a monthly basis, or such other basis as the Managing Member acting in Good Faith reasonably believes is necessary for such Members to satisfy such expenses and may be satisfied through either reimbursement or direct payment by the Company of such Reimbursable Company Expenses (if not yet incurred by the Member entitled to the reimbursement). All payments and reimbursements of Reimbursable Member Expenses hereunder shall be characterized for federal income tax purposes as expenses of the Company incurred on its behalf, and not as expenses of the Member being reimbursed.

(c) If and to the extent any reimbursement to a Member pursuant to this Section 3.10 constitutes gross income to such Member (as opposed to the repayment of advances made by such Member on behalf of the Company), such amounts shall constitute a guaranteed payment with respect to capital within the meaning of Code Section 707(c), shall be treated consistently therewith by the Company and all Members, and shall not be treated as a distribution for purposes of computing the Members’ Capital Accounts.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions.

(a) Distributions shall be made to the Members, to the extent of available cash of the Company after Tax Distributions are made pursuant to Section 4.4 hereof, as and when determined by the Managing Member acting in Good Faith, pro rata (except as otherwise provided herein), in accordance with their respective Percentage Interests at the record date for such distribution.

(b) In the event of any merger, acquisition, consolidation, reorganization or other restructuring transaction in which the Company is a party, involving a payment or distribution of cash, securities or other

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assets to any Member, the consideration received by the Company or by any direct or indirect holders of Units or other Equity Securities in connection with such transaction, net of bona fide expenses of the Company, shall be distributed to the Members, pro rata, in accordance with their respective Percentage Interests at the time of such distribution.

(c) Notwithstanding any provision of this Agreement to the contrary, to facilitate the ability of PDC to obtain indemnification to be contributed to the Company pursuant to Section 5.1(c), to the extent that PDC, any Affiliate of PDC or Subsidiary of PDC is able to attain indemnification or a reimbursement payment for environmental or related liabilities, distributions that PDC would otherwise be entitled to receive to this Agreement, in an amount equal to the aggregate of such indemnification and reimbursement payments, shall be held back and not distributed to PDC unless PDC is not able to attain such indemnification, in which case such held-back sums shall be distributed to PDC.

4.2 Successors. For purposes of determining the amount of distributions under Section 4.1, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

4.3 Tax Distributions. Subject to Section 4.5 and to any restrictions contained in any agreement to which the Company is bound, no later than the tenth day following the end of each Quarterly Estimated Tax Period of each calendar year, the Company shall, to the extent of available cash, make a distribution in cash (each, a “Tax Distribution”), pro rata in accordance with the Percentage Interests in effect with respect to such Quarterly Estimated Tax Period, in an amount equal to the excess of (i) the Assumed Tax Liability for such Quarterly Estimated Tax Period over (ii) distributions made by the Company pursuant to this Section 4.3 with respect to such calendar year. Within thirty (30) days following the date on which the Company files a tax return on IRS Form 1065 (or any successor form) for any calendar year but no later than one (1) day prior to the due date for the payment by corporations of income taxes, the Managing Member shall make a final calculation of the Assumed Tax Liability for such calendar year (the “Actual Tax Amount”), and shall cause the Company to distribute to the Members a Tax Distribution pro rata in accordance with the Percentage Interests in effect with respect to such calendar year to the extent that the Actual Tax Amount so calculated exceeds the cumulative Tax Distributions previously made by the Company in respect of such calendar year. The Managing Member shall use conventions similar to those adopted pursuant to Section 5.2 of this Agreement to determine the Percentage Interests of the Members with respect to a Quarterly Estimated Tax Period and the calendar year. In the event that the Tax Distributions made to the Members for any calendar year is less than the Actual Tax Amount due to an insufficiency of available cash and borrowing, then the Members shall receive additional Tax Distributions out of the first available cash and borrowing in subsequent calendar years to make up for such shortfall.

4.4 Withholding; Security Interest and Right of Set Off; Indemnification. If the Company is required by law to make any tax payment to a Governmental Entity that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Member shall indemnify the Company or its successor in interest in full for the entire amount paid (including interest, penalties and reasonable related expenses). A Member’s obligation to indemnify the Company or its successor in interest under this Section 4.4 shall survive the dissolution, winding up and termination of the Company. The Company and its successor in interest may pursue and enforce all rights and remedies it may have against each Member under this Section 4.4, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to ten percent (10%) (but not in excess of the highest rate per annum permitted by applicable Law). As security for any such indemnification obligation or any other liability or obligation to which the Company may be subject as a result of any act or status of any Member, or to which the Company may become subject with respect to the interest of any Member in the Company, the Company shall have (and each Member hereby grants to the Company) a security interest in all Distributable Assets distributable to such Member to the extent of the amount of such liability or obligation. Whenever the Company is to pay any sum to any Member or any Affiliate or related Person thereof pursuant to the terms of this Agreement, any amounts that such Member or such Affiliate or related Person owes to the

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Company, whether pursuant to this Section 4.4 or under any promissory note issued to the Company as partial payment for any Units of the Company may be deducted from that sum before payment; provided, however, that no deduction pursuant to this sentence shall be made with respect to any Tax Distribution except on account of any amounts owed by such Member or such Affiliate or related Person which (i) are due and owing pursuant to the indemnification obligation provided for in this Section 4.4 or (ii) are past due or as to which the obligor is otherwise in default.

4.5 Limitation. Notwithstanding any other provision of this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make a distribution if such distribution to any Member or Assignee would violate the Act or other applicable Law or result in default or violation of any financing agreement to which the Company is a party.

ARTICLE V

ALLOCATIONS

5.1 Allocations for Capital Account Purposes.

(a) General Allocations. Except as otherwise provided in this Agreement, Net Income and Net Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the Special Allocations set forth in Section 5.1(b) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 8.3 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed to the Members pursuant to this Agreement, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:

(i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period (other than an allocation pursuant to Section 5.1(b)(iii) and Section 5.1(b)(vi)). This Section 5.l(b)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other

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allocations pursuant to this Section 5.1(b), other than Section 5.1(b)(i) and other than an allocation pursuant to Section 5.1(b)(v) and Section 5.1(b)(vi), with respect to such taxable period. This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible, unless such deficit balance is otherwise eliminated pursuant to Section 5.l(b)(i) or Section 5.1(b)(ii). This Section 5.1(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.l(b)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests. If the Managing Member acting in Good Faith determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Managing Member is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the “Economic Risk of Loss” (as defined in the Treasury Regulations) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Company described in Treasury Regulations Section 1.752-3(a)(3) shall be allocated among the Members in the manner chosen by the Managing Member acting in Good Faith and consistent with such Section of the Treasury Regulations.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(1) The allocations set forth in Section 5.1(b)(i)-(viii) (the “Required Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the

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Members that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.1(b)(ix)(l). Therefore, notwithstanding any other provision of this ARTICLE V (other than the Required Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate acting in Good Faith so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Required Allocations were not part of this Agreement and all Company items were allocated pursuant to the economic agreement among the Members.

(2) In the event that the Contingency Consideration (as defined in the Equity Purchase Agreement) is issued to PDC, it is the intent of the Members that, to the extent possible, all prior allocations of the Company’s items of income, gain, loss or deduction pursuant to this Agreement shall be offset with other allocations of the Company’s items of income, gain, loss or deduction in whatever manner the Managing Member acting in Good Faith determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Percentage Interests of the Members were determined as if the Contingency Consideration were issued as of the effective date of the Cross Purchase and all Company items were allocated pursuant to such adjusted Percentage Interests as of such date.

(3) The Managing Member shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(b)(ix)(l) and Section 5.1 (b)(x)(2) in whatever order is most likely to minimize the economic distortions that might otherwise result from such allocations, and (2) divide all allocations pursuant to Section 5.1(b)(ix)(l) and Section 5.1(b)(ix)(1) among the Members in a manner that is likely to minimize such economic distortions.

(x) Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

(c) To the extent an indemnification or reimbursement payment is received by PDC or any Affiliate or Subsidiary of PDC for (x) environmental or related liabilities or (y) any liabilities directly or indirectly related to the Company, such payment shall be promptly contributed by PDC to the Company and the Company shall specially allocate an item of loss or deduction to PDC in the amount of such payment and contribution, resulting in no net adjustment to PDC’s Capital Account or any Member’s Percentage Interest as a result of such payment and contribution.

5.2 Allocations for Tax Purposes.

(a) The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable Law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i)(A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property

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shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(ii)(A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.5(c)(i) or Section 3.5(c)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 5.1.

(iii) In order to eliminate Book-Tax Disparities, the Managing Member acting in Good Faith may cause the Company to use any method described in Treasury Regulations Section 1.704-3; provided, however, the Company shall use the “remedial method” as such term is defined by Treasury Regulation Section 1.704-3(d) in applying Section 704(c) to the Book-Tax Disparity associated with the Initial Contributed Property as of the Initial Company Capitalization and the date of this Agreement.

(c) Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member acting in Good Faith taking into account the principles of Treasury Regulations Sections 1.704-l(b)(4)(ii).

(d) Allocations pursuant to this Section 5.2 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income, Loss, distributions or other Company items pursuant to any provision of this Agreement

5.3 Other Allocation Rules. The Company shall “close its books” as of the end of the day Parent first becomes a Member and shall allocate Net Profits, Net Losses, or other items allocable to the portion of 2012 ending on such date to the Persons that were Members of the Company during such portion of 2012 in accordance with this Agreement. Thereafter, for purposes of determining the items of Company income, gain, loss, deduction, or credit allocable to any Member with respect to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member acting in Good Faith using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder.

5.4 Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this ARTICLE V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this ARTICLE V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

ARTICLE VI

MANAGEMENT

6.1 Managing Member. The Members (except for the Managing Member, in its capacity as such) shall not manage or control the business and affairs of the Company, except for situations in which the approval of the Members is required by this Agreement or by non-waivable provisions of applicable law. The Managing Member shall exclusively manage and control the Company’s business, affairs and day-to-day operations and, in such capacity, shall be the “manager” of the Company within the meaning of the Act.

6.2 Power and Authority.

(a) Authority of the Managing Member. Except for situations in which the approval of the Members is otherwise required by this Agreement or by non-waivable provisions of applicable law (i) the powers of

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the Company shall be exercised by or under the sole, absolute and exclusive direction of the Managing Member, (ii) the Managing Member may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, and (iii) the Managing Member shall possess all powers necessary, convenient or appropriate to carry out the business of the Company, including doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement (and is hereby authorized and directed, on behalf of the Company and in accordance with the Act, to do all such things and to take all such actions without any further act, vote, consent or approval of any Member, unless otherwise specifically required by this Agreement). Notwithstanding anything to the contrary contained herein, any action to be taken, or determination to be made, by the Managing Member pursuant to this Agreement shall be taken or made, as the case may be, through the action of the board of directors (or a duly appointed committee thereof composed solely of independent directors) of the Managing Member.

6.3 Authority of Members. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required or permitted by applicable law, or expressly provided in the ultimate sentence of this Section 6.3 or by separate agreement with the Company, no Member who is not also the Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also the Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member. Notwithstanding the foregoing, the Company may employ one or more Officers from time to time, and such Officers, in their capacity as employees of the Company, may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to such Officers by the Managing Member.

6.4 Removal and Replacement of Managing Member. The Managing Member may not be removed or replaced at any time with or without the consent of the Managing Member.

6.5 Reliance by Third Parties. Any Person dealing with the Company, other than a Member, may rely on the authority of the Managing Member (or any Officer authorized by the Managing Member) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement. Every agreement, instrument or document executed by the Managing Member (or any Officer authorized by the Managing Member) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Managing Member or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

6.6 Officers.

(a) General Designation and Appointment. Subject to the terms of this Section 6.6 the Company may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business, including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with such titles, duties and authority as and to the extent authorized by the Managing Member or this Agreement. Any number of offices may be held by the same Person. The Managing Member may, acting in Good Faith, choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Subject to the terms of this Section 6.6, any Officers so designated shall have such authority and perform such duties as the Managing Member or the Chief Executive Officer, as applicable, may from time to time delegate to them. The Managing Member may assign titles to particular Officers. Each Officer shall hold office until his

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successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member acting in Good Faith. Designation of an Officer shall not of itself create any employment or, except as provided in Section 6.7, contractual rights.

(b) Initial and Required Designations and Appointment. Notwithstanding the foregoing, the positions of Chief Executive Officer, Chief Financial Officer and Treasurer, one or more Vice President(s), Secretary, one or more Assistant Treasurer(s) and/or Assistant Secretary(ies) are hereby established as follows:

(i) Chief Executive Officer. The Chief Executive Officer (the “Chief Executive Officer”) shall be the chief executive officer of the Company. He or she shall have full responsibility and authority for management of the day-to-day operation of the Company and shall perform such other duties as may be assigned to him by the Managing Member. The Chief Executive Officer may execute agreements and contracts and take other actions on behalf of the Company as authorized by the Managing Member. He or she shall from time to time report to the Managing Member all material matters within his or her knowledge that the interest of the Company may require to be brought to the Managing Member notice and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Managing Member. The Chief Executive Officer shall see that all resolutions and orders of the Managing Member are carried into effect, and in connection with the foregoing, shall be authorized to delegate to any other Officer, employee or agents such of his or her powers and such of his or her duties as he or she may deem advisable. The Chief Executive Officer shall be the same person as the Chief Executive Officer of the Class A Holder at all times and shall have the right to appoint the remaining Officers of the Company. The initial Chief Executive Officer following adoption of this Agreement shall be as set forth on Exhibit B hereto.

(ii) Chief Financial Officer and Treasurer. The Chief Financial Officer and Treasurer (the “CFO and Treasurer”) shall have the charge of the Company’s funds and securities and shall keep (or cause to be kept) full and accurate accounts and receipts and disbursements in books belonging to the Company and shall deposit (or cause to be deposited) all monies and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Managing Member or any Officer of the Company authorized by the Managing Member to make such designation. The CFO and Treasurer shall disburse the funds of the Company as may be ordered by the Managing Member or any other duly authorized Officer and shall render to the Managing Member, whenever the Managing Member require it, an account of all his transactions as CFO and Treasurer and an account of the business and financial position of the Company. The CFO and Treasurer shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office, and he or she shall perform such duties as may be assigned to him or her from time to time by the Managing Member or the Chief Executive Officer. The initial CFO and Treasurer following adoption of this Agreement shall be as set forth on Exhibit B hereto.

(iii) Assistant Treasurer. The Chief Executive Officer may appoint one or more Assistant Treasurers of the Company (each an “Assistant Treasurer”). Each Assistant Treasurer shall perform such duties and responsibilities as may be specifically assigned to him or her from time to time by the Chief Executive Officer. The Assistant Treasurers (in the order of election) shall, during the absence or incapacity of the Treasurer, assume and perform all the functions and duties and exercise the powers which the Treasurer might lawfully do if present and not under any incapacity.

(iv) Vice Presidents. The Chief Executive Officer may appoint one or more vice presidents of the Company (each a “Vice President”). A Vice President shall have such duties and responsibilities as may be specifically assigned to him or her from time to time by the Chief Executive Officer. A Vice President shall report to the Chief Executive Officer or such other person as determined by the Chief Executive Officer. The initial Vice Presidents following the adoption of this Agreement shall be as set forth in Exhibit B hereto.

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(v) Secretary. The Secretary of the Company (the “Secretary”) shall attend all meetings of the Managing Member and Members and record all votes and minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee of the Managing Member when required. He or she shall give, or cause to be given, notice of all meeting of the Members. The Secretary shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office, and he or she shall perform such duties as may be assigned lo him or her from time to time by the Managing Member or the Chief Executive Officer. The initial Secretary following adoption of this Agreement shall be as set forth on Exhibit B hereto.

(vi) Assistant Secretary. The Chief Executive Officer may appoint one or more Assistant Secretaries of the Company (each an “Assistant Secretary”). Each Assistant Secretary shall perform such duties and responsibilities as may be specifically assigned to him or her from time to time by the Chief Executive Officer. The Assistant Secretaries (in the order of election) shall, during the absence or incapacity of the Secretary, assume and perform all the functions and duties and exercise the powers which the Secretary might lawfully do if present and not under any incapacity.

(c) Employment of Members. The Company may appoint or employ one or more Members from time to time, and such Members, in their capacity as Officers, employees or agents of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member or the Chief Executive Officer or otherwise pursuant to this Agreement.

(d) Further Delegation of Authority. To the fullest extent permitted by Law and subject to the terms and Conditions of this Agreement, the Managing Member shall have the power and authority from time to time to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons; provided, however, that no such delegation shall have the effect of reducing the powers and duties of the Chief Executive Officer unless required by applicable Law. Subject to the terms of this Agreement, the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company. Any delegation or authorization pursuant to this Section 6.6(d) may be revoked at any time and for any reason or no reason by the Managing Member. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Officers of the Company as set forth herein,

(e) Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. All employees, agents and Officers shall be subject to the supervision and direction of the Managing Member and, except as otherwise provided herein, may be removed, with or without cause, from such office by the Managing Member and, except as otherwise provided herein, the authority, duties or responsibilities of any employee, agent or Officer of the Company may be suspended by or altered the Managing Member from time to time, in each case in the sole discretion of the Managing Member.

(f) Fiduciary Duties of Officers. The Officers, in the performance of their duties as such, shall owe to the Company the same fiduciary duties, including the duty of care and duty of loyalty, of the type, and to the extent, owed by officers of a Delaware corporation pursuant to the laws of the state of Delaware.

(g) Compensation. The Officers of the Company shall be entitled to such salary or other compensation with respect to their respective performance of such capacities as the Managing Member acting in Good Faith may determine or otherwise agree to provide from time to time,

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6.7 Liability of Members; Officers and Other Covered Persons.

(a) No Personal Liability. Except as otherwise required by the Act or applicable Law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Person’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Except as otherwise required by the Act, each Member shall be liable only to make such Member’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b) Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no distribution to any Member pursuant to ARTICLE IV shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) No Duties. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the Members (other than the Managing Member) acting as such, shall, to the maximum extent permitted by Law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person who is a party to or otherwise bound by this Agreement; provided, however, that nothing contained in this Section 6.7(c) shall eliminate the implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, any Member (including without limitation, the Class A Holder) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Agreement, the Members (including without limitation, the Class A Holder) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including without limitation, the Class A Holder) otherwise existing at law, in equity or otherwise, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members (including without limitation, the Class A Holder) relating thereto.

(d) Exculpation. None of the Managing Member, any affiliate of the Managing Member, any officer, director, manager, member, employee, stockholder, partner, representative or agent of the Managing Member or its affiliates and any Officer shall be personally liable to the Company or its Members for monetary damages for any actions taken or omitted to be taken with respect to the Company, including a breach of fiduciary duty by such Managing Member or Officer, as applicable, except for (i) for any breach of the Managing Member’s duty of loyalty to the Company or (ii) liability, as finally determined in a final non-appealable order, for any loss, claims, damages or liabilities primarily attributable to such Person’s willful misconduct, recklessness or gross negligence. The Managing Member, the Officers and the Members, may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member, Officers and Members will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care. Any repeal or modification of this paragraph by the Members shall not adversely affect any right or protection of the Managing Member or an Officer with respect to events occurring prior to the time of such repeal or modification.

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(e) Indemnification by the Company. Subject to the limitations and conditions provided in this Section 6.7, each Covered Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, she or it, or a Person of which he, she or it is the legal representative, is or was a Covered Person (each, an “Indemnified Person”), in each case, shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment) against all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by such Indemnified Person in connection with such Proceeding, appeal, inquiry or investigation, if such Indemnified Person acted in Good Faith, except where such person is judicially determined in a final nonappealable order to have acted in bad faith, to have breached its duty of loyalty to the Company and the Members, to have committed fraud or to be guilty of a felony or a misdemeanor involving theft, larceny, embezzlement, misappropriation or similar crimes or to have otherwise engaged in intentional misconduct or a knowing violation of Law, Reasonable expenses incurred by an Indemnified Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company. Indemnification under this Section 6.7 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder.

(f) Contract Rights; Rights Not Exclusive. The rights granted pursuant to this Section 6.7 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.7 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. The rights to indemnification and payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 6.7 shall not be exclusive of any other rights which any Person may have or hereafter acquire under any statute, provision of this Agreement, any other agreement, any vote of the Members, or otherwise. It is expressly acknowledged that the indemnification provided in this Section 6.7 could involve indemnification for negligence or under theories of strict liability. Notwithstanding the foregoing, no Indemnified Person shall be entitled to any indemnity or advancement of expenses in connection with any Proceeding brought (i) by such Indemnified Person against the Company (other than to enforce the rights of such Indemnified Person pursuant to this Section 6.7), any Member or any Officer, or (ii) by or in the right of the Company, without the prior written consent of the Managing Member.

(g) No Member Recourse. Notwithstanding anything herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 6.7 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision of a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(h) Insurance. The Company may purchase and maintain insurance, at its own expense, on its own behalf and on behalf of any other Person who the Managing Member acting in Good Faith shall determine, against any liability that may be asserted or expense that may be incurred by such Persons in connection with the business or activities of the Company, whether or not the Company would have the power to indemnify such Person against such liability under this Section 6.7.

(i) Employees and Agents. Persons who are not Covered Persons and who are or were employees or agents of the Company, or who are or were serving at the request of the company as employees or agents of another Person, may be indemnified to the extent authorized at any time or from time to time as determined

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by the Managing Member in its sole discretion, subject to the same terms, conditions and restrictions as apply to Covered Persons as set forth in Section 6.7(e).

6.8 Investment Representations of Members. Each Member, Substituted Member and Additional Member, if applicable, hereby represents, warrants and acknowledges to the Company that as of the date hereof, in the case of Members, or, in the case of Substituted Members and Additional Members, as of the date on which such Substituted Member or Additional Member acquires Units and/or other Equity Securities and becomes a Member: (a) if it is not a natural person, that it is duly incorporated or formed and, to the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction; (b) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby; (c) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Member, Substituted Member or Additional Member, as applicable; (d) this Agreement constitutes a legal, valid and binding obligation of such Member, Substituted Member or Additional Member, as applicable, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (e) the execution, delivery and performance of this Agreement by such Member, Substituted Member or Additional Member, as applicable, and the consummation by such Member, Substituted Member or Additional Member, as applicable, of the transactions contemplated hereby will not (i) if it is not a natural person, result in a violation of the certificate of incorporation and bylaws or other organizational documents of such Member, Substituted Member or Additional Member, as applicable, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Member, Substituted Member or Additional Member, as applicable, is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such Member, Substituted Member or Additional Member, as applicable, except with respect to clauses (ii) or (iii) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such Member, Substituted Member or Additional Member, as applicable, of this Agreement; (f) such Member, Substitute Member or Additional Member, as applicable, has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto and (g) such Member, Substituted Member or Additional Member, as applicable, is acquiring Units and/or Equity Securities in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof.

ARTICLE VII

MEETINGS OF MEMBERS; REQUIRED VOTES

7.1 Place of Meetings. Meetings of Members shall be held at the principal place of business of the Company, unless another location is designated by the Managing Member acting in Good Faith or by the holders of a majority of the voting power of the Company or of such Class of Units or series for which a meeting has been called. If not held at the principal place of business of the Company, meetings of Members may be held at any place within or outside the State of Delaware designated by the Managing Member acting in Good Faith or by the holders of a majority of the voting power of the Company or of such Class of Units or series for which a meeting has been called, or may instead be held solely by means of remote communication authorized by and in accordance with the Act.

7.2 Purpose of Meetings. Meetings of the Members for any lawful purpose or purposes, unless otherwise prescribed by statute or by this Agreement, may be called by (a) the Managing Member or the Chief Executive Officer in the case of a meeting of all the Members or any Class of Members, (b) the Class A Holder in the case

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of a meeting of all the Members (a “Combined Meeting”) or Members holding Appleton Class A Units (a “Class A Meeting”), (c) Members holding at least 25% of Appleton Class B Exchangeable Units in the case of a Combined Meeting or a meeting of Members holding Appleton Class B Exchangeable Units (a “Class B Meeting”), and shall be called by the Secretary at the direction of anyone of the foregoing. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any meeting of Members, or Members holding any Class of Units, shall be limited to the purposes stated in the notice.

7.3 Quorum; Adjourned Meetings and Notice Thereof. Members holding, collectively, Units representing a majority of the outstanding Units or Class of Units, as applicable, entitled to vote at such meeting present in person or represented by proxy shall constitute a quorum for the transaction of business except as otherwise provided by Law or this Agreement. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any meeting of the Members, the Members holding Units representing a majority of the outstanding Units or Class of Units, as applicable, represented in person or by proxy may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which an applicable quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote thereat.

7.4 Voting; Required Votes.

(a) Voting. When a quorum is present at any meeting of Members, the vote of the Members holding Units representing a majority of the outstanding Units or Class of Units, as applicable, having the right to vote on such matter and present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Act or this Agreement, a different vote is required, in which case such express provision shall govern and control the decision of such question. Except as otherwise expressly provided in this Agreement or any non-waivable provision of the Act, Appleton Class B Exchangeable Units shall not be entitled to vote with respect to any action required or permitted to be taken under this Agreement; provided that Newco shall have the right to vote up to 60,000 of the Appleton Class B Exchangeable Units owned by it (the “Limited Newco Voting Units”) in connection with any vote of the Appleton Class A Voting Units, in which case such vote shall be determined by the vote of the Members holding Units representing a majority of the aggregate outstanding Appleton Class Voting Units and Limited Newco Voting Units.

(b) Required Appleton Class B Exchangeable Units Approvals. Notwithstanding the authority of the Managing Member or any other provision of this Agreement, the Company shall not and, where applicable, shall not permit any of its Subsidiaries to, take any of the following actions without the approval of Members holding two-thirds of the outstanding Appleton Class B Exchangeable Units:

(i) the dissolution, liquidation or winding up of the Company or the commencement of a voluntary proceeding seeking reorganization or other similar relief;

(ii) a reincorporation, merger, consolidation, conversion or sale of all or substantially all the assets of the Company or similar action (other than where the successor remains an Affiliate of the Class A Holder and the holders of Appleton Class B Exchangeable Unit are not adversely affected as a class and receive Equity Securities in the successor substantially identical in their rights as the New Class B Exchangeable Units);

(iii) any issuance of additional Appleton Class A Voting Units or Appleton Class B Exchangeable Units other than as required pursuant to Section 3.2(a), Section 3.4(b)(i), the Equity Purchase Agreement and/or the Exchange Agreement;

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(iv) the establishment and/or issuance of new Classes of Units, other Equity Securities in the Company or other Company securities, other than as required pursuant to Section 3.2(a) and Section 3.4(b)(i) and/or the Exchange Agreement;

(v) the withdrawal or resignation of a Member in accordance with Section 8.1 other than pursuant to a Transfer permitted under this Agreement;

(vi) the amendment, supplement, waiver or modification of this Agreement or the Certificate in a manner that disproportionately and adversely impacts Appleton Class B Exchangeable Units or that impacts any matter relating to Capital Accounts, allocations, or taxes;

(vii) any matter within the discretion of the Managing Member pursuant to Section 3.5, Article V, or Section 9.4, or the definitions of Agreed Value or Carrying Value, and any matter within the discretion of the Tax Matters Member pursuant to Section 9.4 (such as the preparation of any Company Tax Return or the settlement of any Company controversy with a taxing authority), including, without limitation, converting the Company by checking the box or otherwise into a corporation and precluding it from engaging in passive activity that could subject PDC to tax or loss of S status under Section 1362(d);

(viii) the direct Transfer or Pledge of Units, Equity Securities or other Membership Interests in the Company by the Class A Holder other than, with respect to Pledges, a Permitted Pledge;

(ix) the amendment, supplement, waiver or modification of the Exchange Agreement;

(x) take any action that would cause PDC, based solely on its interest in the Company, to have to pay taxes under Code Section 1375;

(xi) any material amendment to this Agreement; and

(xii) the Transfer of any Units by the Class A Holder other in connection with the Cross Exchange.

(c) Required Appleton Class A Voting Units Approvals. Notwithstanding the authority of the Managing Member or any other provision of this Agreement, the Company shall not and, where applicable, shall not permit any of its subsidiaries to, take any of the following actions without the approval of Members holding two-thirds of the outstanding Appleton Class A Voting Units:

(i) the dissolution, liquidation or winding up of the Company or the commencement of a voluntary proceeding seeking reorganization or other similar relief;

(ii) a reincorporation, merger, consolidation, conversion or sale of all or substantially all the assets of Appleton or similar action (other than where the successor remains an Affiliate of the Class A Holder and the holders of Appleton Class A Voting Units are not adversely affected as a class and receive shares in the successor substantially identical in their rights as Appleton Class A Voting Units);

(iii) any issuance of additional Appleton Class A Voting Units or Appleton Class B Exchangeable Units other than as required pursuant to Section 3.2(a), Section 3.4(b)(i) and/or the Exchange Agreement;

(iv) the establishment and/or issuance of new Classes of Units, other Equity Securities of the Company or other Company securities, other than as required pursuant to Section 3.2(a) and Section 3.4(b)(i), the Equity Purchase Agreement and/or the Exchange Agreement;

(v) the withdrawal or resignation of a Member in accordance with Section 8.1 other than pursuant to a Transfer permitted under this Agreement;

(vi) the amendment, supplement, waiver or modification of this Agreement or the Certificate in a manner that disproportionately and adversely impacts Appleton Class A Voting Units;

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(vii) the direct Transfer or Pledge of Units, Equity Securities or other Membership Interests in the Company by the Class B Holders other than pursuant to the Exchange Agreement; and

(viii) the amendment, supplement, waiver or modification of the Exchange Agreement.

7.5 Proxies. At each meeting of the Members, each Member having the right to vote may vote in person or may authorize another Person or Persons to act for him or her by proxy appointed by an instrument in writing subscribed by such Member and bearing a date not more than three (3) years prior to said meeting, unless said instrument provides for a longer period. All proxies must be filed with the Company at the beginning of each meeting in order to be counted in any vote at such meeting.

7.6 Notice of Members’ Meetings. Whenever Members are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which notice shall state the date and hour, the place (if any) and the means of remote communications (if any) of the meeting, and, in the case of a special meeting, the purpose or purposes for which such meeting is called. Except as otherwise provided by Law, the written notice of any meeting shall be given to each Member entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting via mail, facsimile or email. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the Member at such Member’s address as it appears on Exhibit A.

7.7 Conduct of Member Meetings. The Managing Member, or in his absence an Officer designated by the Managing Member, shall preside at all meetings of Members. To the maximum extent permitted by Law, the Managing Member shall have the power to set procedural rules, including without limitation rules respecting time allotted to the Members to speak, governing all aspects of the conduct of such meetings.

7.8 Member Action by Written Consent without a Meeting. Unless otherwise provided in this Agreement, any action required to be taken at a meeting of all Members, or Members holding a Class of Units of the Company (or any subset thereof), or any action which may be taken at any meeting of such Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be (i) signed by the Members holding Units having not less than the minimum number of votes that would be necessary (in accordance with this Agreement) to authorize or take such action at a meeting at which all Units, or Class of Units, entitled to vote thereon were present and voted and (ii) delivered to the Company by delivery to its principal place of business.

ARTICLE VIII

WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS;

ADMISSION OF NEW MEMBERS

8.1 Member Withdrawal. No Member shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a Transfer permitted under this Agreement or a withdrawal or resignation approved by the holders of each Class of Units as provided in Section 7.4(b) and Section 7.4(c) hereof.

8.2 Removal. No Member may be involuntarily removed as a Member of the Company.

8.3 Dissolution.

(a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of (i) the determination of the Managing Member acting in Good Faith to dissolve, wind-up and liquidate the Company and the approval of such liquidation by each Class of Units in accordance with Section 7.4(b) and Section 7.4(c), (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the

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Act or (iii) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by the Act. In the event of a dissolution pursuant to clause (i) of the immediately preceding sentence, the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 8.3(c) below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

(b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member or, in the event of the unavailability of the Managing Member acting in Good Faith or if the Managing Member shall so determine, such Member or other liquidating trustee as shall be named by the Managing Member.

(c) Priority. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 8.3 to minimize any losses otherwise attendant upon such winding up. Upon dissolution of the Company, the assets of the Company shall be applied in the following manner and order of priority: (i) to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (including all contingent, conditional or unmatured claims), whether by payment or the making of reasonable provision for payment thereof; and (ii) the balance shall be distributed to the Members pro rata in accordance with their respective Percentage Interests.

(d) Cancellation of Certificate. The Company shall terminate when (l) all of the assets of the Company, after payment of or due provision for all debts liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

(e) Return of Capital. The liquidators of the Company shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

(f) Hart Scott Rodino. Notwithstanding any other provision in this Agreement, in the event the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is applicable to any Member by reason of the fact that any assets of the Company will be distributed to such Member in connection with the dissolution of the Company, the distribution of any assets of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

8.4 Transfer by Members. In addition to any approval required by Section 7.4, no Member may Transfer or Pledge all or any portion of its Units, Equity Securities or other interests or rights in the Company in a transaction or series of related transactions that constitutes a Prohibited Transfer. Any purported Transfer or Pledge of all or a portion of a Member’s Units or other interests in the Company not complying with this Section 8.4 and Section 8.5 shall be void and shall not create any obligation on the part of the Company or the other Members to recognize that Transfer or Pledge or to deal with the Person to which the Transfer or Pledge purportedly was made.

8.5 Admission or Substitution of New Members.

(a) Admission. Without the consent of any other Person, the Managing Member shall admit any Permitted Transferee as a Substituted Member and shall have the right to admit as a an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company, respectively. Concurrently with the admission of a Substituted Member or an Additional

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Member, the Managing Member shall forthwith (i) amend the Schedule of Members to reflect the name and address of such Substituted Member or Additional Member and to eliminate or modify, as applicable, the name and address of the Transferring Member with regard to the Transferred Units and (ii) cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a Substituted Member in place of the Transferring Member, or the admission of an Additional Member, in each case, at the expense, including payment of any professional and filing fees incurred, of such Substituted Member or Additional Member; provided that such expenses shall not be payable with respect to a Substituted Member or Additional Member that is or is to become an employee of the Company or any of its Subsidiaries, where the issuance or Transfer of an interest in the Company to such Person is in connection with their provision of services to the Company or any of its Subsidiaries.

(b) Transferees to Execute Accession Agreement. Each Member agrees that it shall not, directly or indirectly Transfer any Units (other than to the Company or another Member) unless prior to the consummation of any such Transfer, the prospective Transferee executes and delivers to the Company a written agreement accepting and adopting all the terms and provisions of this Agreement, and agreeing to bound by its terms and conditions as a Substituted Member or Additional Member with the rights and obligations applicable to a Member holding the Class of Units to be held by such prospective Transferee substantially in the form attached hereto as Exhibit C (an “Accession Agreement”) The admission of any Person as a Substituted Member or an Additional Member shall be conditioned upon (i) such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (A) execution and delivery of a counterpart signature page to this Agreement countersigned by the Managing Member on behalf of the Company or (B) an Accession Agreement.

(c) Prohibited Transfers. Notwithstanding any contrary provision in this Agreement, in no event may any Transfer or Pledge of a Unit (other than an Exchange made pursuant to the Exchange Agreement), Equity Security or other Membership Interest in the Company be made by any Member or Assignee if:

(i) such Transfer or Pledge is made to any Person who lacks the legal right, power or capacity to own such Unit or other interest in the Company;

(ii) such Transfer or Pledge would pose a material risk that the Company would be a “publicly traded partnership” as defined in Section 7704 of the Code;

(iii) such Transfer or Pledge would require the registration of such Transferred Unit, Equity Security or other Membership Interest in the Company or of any Class of Unit, Equity Security or other Membership Interest in the Company pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iv) such Transfer or Pledge would cause any portion of the assets of the Company to become “plan assets” of any “benefit plan investor” within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended from time to time;

(v) such Transfer is by the Class A Holder to any Person other than Permitted Class A Holder that has been approved by the Members holding Appleton Class B Exchangeable Units in accordance with Section 7.4(b) or

(vi) such Pledge is by the Class A Holder to any Person other than (X) a Permitted Class A Holder or (Y) a lender in connection with a bona fide third party debt financing or extension of credit (the Pledges described in (X) and (Y), each, a “Permitted Pledge”); or

34

(vii) to the extent requested by the Company, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and an Accession Agreement or other written instrument evidencing such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form reasonably satisfactory to the Company.

In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member acting in Good Faith shall determine that interests in the Company do not meet the requirements of Treasury Regulation section 1.7704-1(h), the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member acting in Good Faith may reasonably determine to be necessary or advisable so that the Company is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

Any Transfer or Pledge in violation of Section 8.4 or this Section 8.5(c) shall be deemed a “Prohibited Transfer” and shall be null and void ab initio and of no effect.

(d) Effect of Transfer to Substituted Member. Following the Transfer of any Unit, or other Membership Interest in the Company that is permitted under Section 8.4 and Section 8.5, the Transferee of such Unit or other interest in the Company shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Unit or other Membership Interest in the Company, shall succeed to the Capital Account balance associated with such Unit or other interest in the Company, shall receive allocations and distributions under ARTICLE IV, ARTICLE V and Section 8.3 in respect of such Unit or other Membership Interest in the Company and otherwise shall become a Substituted Member entitled to all the rights of a Member with respect to such Unit or other Membership Interest in the Company.

8.6 Additional Requirements. Notwithstanding any contrary provision in this Agreement, for the avoidance of doubt, the Managing Member may impose such additional vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions (“Additional Restrictions”) with respect to any Units or other Membership Interests in the Company that are outstanding as of the date of this Agreement or are created hereafter, with the written consent of the holder of such Units or other Membership Interests in the Company. Such Additional Restrictions need not be uniform among holders of Units or Membership Interests in the Company and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the Units or other Membership Interests in the Company owned by any one or more Members or Assignees at any time and from time to time, and such actions or omissions by the Managing Member shall not constitute the breach of this Agreement or of any duty hereunder or otherwise existing at law, in equity or otherwise.

8.7 Bankruptcy. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

ARTICLE IX

BOOKS AND RECORDS; FINANCIAL STATEMENTS

AND OTHER INFORMATION; TAX MATTERS

9.1 Books and Records. The Company shall keep at its principal executive office, it administrative office or such other office as the Managing Member determines (i) this Agreement, (ii) correct and complete books and records of account (which, in the case of financial records, shall be kept in accordance with GAAP), (iii) minutes of the proceedings of meetings of the Members and the Managing Member, (iv) a current list of the directors and officers of the Company and its Subsidiaries and their respective residence addresses, and (v) the Schedule of Members. Any of the foregoing books, minutes or records may be in written form or in any other form capable of

35

being converted into written form within a reasonable time. Such books, records and minutes shall be open to inspection and examination at reasonable times by each Member and its duly authorized representatives for any purpose reasonably related to such Member’s interest as a Member of the Company. Except as expressly set forth in this Agreement, notwithstanding the rights set forth in Section 18-305 of the Act, no Member shall have the right to obtain information from the Company.

9.2 Information.

(a) The Members shall be supplied with all other Company information necessary to enable each Member to prepare its federal, state, and local income tax returns.

(b) All determinations, valuations and other matters of judgment required to be made for ordinary course accounting purposes under this Agreement shall be made by the Managing Member acting in Good Faith and shall be conclusive and binding on all Members, their Successors in Interest and any other Person who is a party to or otherwise bound by this Agreement, and to the fullest extent permitted by law or as otherwise provided in this Agreement, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

9.3 Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each calendar year unless otherwise determined by the Managing Member acting in Good Faith in accordance with Section 706 of the Code.

9.4 Certain Tax Matters.

(a) Tax Matters Member. The Company and each Member hereby designate the Parent as the initial “tax matters partner” for purposes of Code Section 6231(a)(7) (the “Tax Matters Member”). The Tax Matters Member shall take reasonable action to cause each other Member to be treated as a “notice partner” within the meaning of Section 6231(a)(8) of the Code. All reasonable expenses incurred by a Member while acting in its capacity as Tax Matters Member shall be paid or reimbursed by the Company, Each Member shall be given at least five (5) business days advance notice from the Tax Matters Member of the time and place of, and shall have the right to participate in (i) any material aspect of any administrative proceeding relating to the determination of partnership items at the Company level and (ii) any material discussions with the Internal Revenue Service relating to allocations pursuant to ARTICLE V of this Agreement. The Tax Matters Member shall not initiate any action or proceeding in any court, extend any statute of limitations, or take any other action contemplated by Sections 6222 through 6234 of the Code that would legally bind any other Member or the Company without approval of the Members, which approval may not be unreasonably withheld; provided, however, that, for this purpose, it shall not be unreasonable for a Member to withhold such approval if the action proposed to be taken could affect adversely such Member. The Tax Matters Member shall cause the Company’s tax attorneys and accountants to confer with such other Member and its attorneys and accountants on any matters relating to Company tax return or any tax election.

(b) Tax Returns.

(i) The Tax Matters Member shall timely cause to be prepared all U.S. federal, state, local and foreign tax returns and reports (including amended returns) of the Company for each year or period that such returns or reports are required to be filed and, subject to the remainder of this subsection, shall cause such tax returns to be timely filed. No later than thirty (30) days prior to filing of all income and franchise tax returns of the Company, the Tax Matters Member shall have provided copies of all such tax returns to the other Members for review. With respect to any income or franchise tax return of the Company, the other Members shall be entitled to provide reasonable comments on such tax returns to the Tax Matters Member no later than 15 days after receiving copies of such tax returns, and the Tax Matters Member shall incorporate such comments, where reasonable, prior to filing such returns. The other Members agree to assist the Tax Matters Member in preparing all income and franchise tax returns of the Company so as to ensure that all such returns are filed on a timely basis and no filing penalties are incurred to the extent reasonably possible.

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(ii) Within 90 days after the end of each Fiscal Year, or as soon as reasonably practical thereafter, the Tax Matters Member shall prepare and send, or cause to be prepared and sent, to each Person who was a Member at any time during such Fiscal Year copies of such information as may be required for U.S. federal, state, local and foreign income tax reporting purposes, including copies of Form 1065 and Schedule K-l or any successor form or schedule, for such Person. At any time after such information has been provided, upon at least five (5) business days’ notice from a Member, the Tax Matters Member shall also provide each Member with a reasonable opportunity during ordinary business hours to review and make copies of all workpapers related to such information or to any return prepared under clause (ii) above. As soon as practicable following the end of each quarter (and in any event not later than thirty (30) days after the end of such quarter), the Tax Matters Member shall also cause to be provided to each Member an estimate of each Member’s share of all items of income, gain, loss, deduction and credit of the Company for the quarter just completed and for the Fiscal Year to date for federal income tax purposes

(iii) Except as otherwise provided herein, each Member agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Member for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

(c) Tax Elections.

(i) The Managing Member shall cause the Company to make and to maintain and keep in effect at all times, in accordance with Sections 734, 743 and 754 of the Code and applicable Treasury Regulations and comparable state law provisions, an election to adjust basis in the event (A) any Appleton Class B Exchangeable Unit is Transferred in accordance with this Agreement or the Exchange Agreement or (B) any Company property is distributed to any Member.

(ii) Except as otherwise provided herein, all other elections required or permitted to be made by the Company under the Code (or applicable foreign, state or local law) shall be made as may be determined by the Managing Member acting in Good Faith to be in the best interest of the Members as a group.

(d) Certain Filings. Upon the Transfer of an interest in the Company (within the meaning of the Code), a sale of Company assets or a liquidation of the Company, the Members shall provide the Managing Member acting in Good Faith with information and shall make tax filings as reasonably requested by the Managing Member and required under applicable law.

(e) Tax Classification. The Tax Matters Member shall take such action as may be required under the Code and applicable Regulations to cause the Company to be taxable as a partnership for U.S. federal income tax purposes. To the extent the previous sentence does not govern the state and local classification of the Company, the Tax Matters Member shall take such action as may be required under any state or local law applicable to the Company to cause the Company to be taxable as, and in a manner consistent with, a partnership for state or local income tax purposes. No Member shall take any action inconsistent with such treatment for U.S. federal, state and local tax purposes.

(f) Continuation of Original Agreement. Solely for all applicable tax purposes, and for purposes of the maintenance of Capital Accounts and the allocation of Net Profits and Net Losses, including without limitation any special allocations, under ARTICLE V, the Company is a continuation of the Company and this Agreement is a continuation of the Original Agreement.

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ARTICLE X

DISPUTE RESOLUTION; ARBITRATION

10.1 Resolution of Disputes.

(a) The Members and the Company shall attempt in good faith to resolve any controversy, dispute or claim arising out of or relating to this Agreement or the breach, termination, enforceability or validity hereof (collectively, a “Dispute”) promptly by negotiation between Members, officers or employees who have authority to settle the Dispute. Any Member or the Company may give any other Member or the Company a written notice (a “Dispute Notice”) setting forth with reason able specificity the nature of the Dispute and the identity of such first party’s representatives who shall attend and participate in the meeting at which such parties shall attempt to settle the Dispute. Following the receipt of a Dispute Notice, the representatives of such Members and/or the Company shall meet as soon as is practicable at a mutually acceptable time and place to negotiate in good faith a settlement of the Dispute, and shall meet thereafter as they reasonably deem necessary. To the fullest extent permitted by Law, all negotiations pursuant to this ARTICLE X shall be treated as compromise and settlement negotiations. To the fullest extent permitted by Law, nothing said or disclosed, nor any document produced, in the course of such negotiations which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

(b) If a Dispute has not been resolved within thirty (30) days after the receipt of a Dispute Notice through negotiation as provided in ARTICLE X, then the Dispute shall be finally settled by arbitration in accordance the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (“AAA”) and such right to arbitration as set forth herein shall be the exclusive remedy for the resolution of disputes arising hereunder. Any award rendered by the arbitrators shall be final and binding upon the Members and/or Company, and judgment upon such award may be entered in accordance with applicable Law in any court having jurisdiction. In all events, the arbitration provisions in this Agreement shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. The arbitration shall be held in the City of New York, unless the parties to such arbitration mutually agree to have such arbitration held elsewhere; provided, however, that nothing contained in this ARTICLE X shall be construed to limit or preclude a Member from bringing any action in the Court of Chancery of the State of Delaware for injunctive or other provisional relief to prevent immediate and irreparable harm. In the event such an action does not fall within the scope of subject matter jurisdiction of Court of Chancery of the State of Delaware, such an action may be brought in the Supreme Court of the State of New York, New York County. The Company and the Members agree to submit to the exclusive personal jurisdiction of the courts referenced in the preceding sentence in the event that an action is commenced pursuant to the preceding sentence.

10.2 Arbitrators. Any arbitration proceeding commenced pursuant to this ARTICLE X shall be conducted before three (3) arbitrators, at least one of whom shall be an attorney experienced in corporate transactions. The arbitrators shall be chosen in accordance with the AAA Rules. Notwithstanding the preceding sentence, to the extent that any Dispute hereunder involves the Class A Holder or the Company, on the one hand, and one or more Members other than the Class A Holder, on the other hand, one arbitrator shall be chosen by the Class A Holder, one arbitrator shall be chosen by the Members other than the Class A Holder, and the third arbitrator shall be chosen by the other two (2) arbitrators, or, if they should fail to agree on the third arbitrator, by the AAA. Each party shall be entitled to reasonable discovery rights, and issues as to discovery shall be determined by the arbitral panel applying the Laws of the State of Delaware as more fully provided in Section 10.3 and Section 11.2. The decision of a majority of the arbitrators shall be the decision of the arbitrators. The arbitrators will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute. Any award by the arbitrators shall be accompanied by a reasoned opinion.

10.3 Delaware Arbitration Act. This ARTICLE X shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C. § 5701 et seq.)

38

(the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this ARTICLE X, including any AAA Rules, shall be invalid or unenforceable under the Delaware Arbitration Act or other applicable Law, such invalidity shall not invalidate all of this ARTICLE X. In that case, this ARTICLE X shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable Law, and, in the event such term or provision cannot be so limited, this ARTICLE X shall be construed to omit such invalid or unenforceable provision.

ARTICLE XI

MISCELLANEOUS

11.1 Schedules. The Managing Member may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member acting in Good Faith. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

11.2 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

11.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof),

11.4 Amendments and Waivers. Except as otherwise provided herein, this Agreement may be amended, supplemented, waived or modified only with the written consent of (A) the Managing Member and (B) two-thirds of the Units voting as a single class in accordance with Section 7.4(d) hereof; provided that, (i) no amendment, supplement, waiver or modification may disproportionately and adversely affect any Member without the written consent of such Member and (ii) and any amendment, supplement, waiver or modification which disproportionately and adversely impacts any Class of Units must be approved by the holders of such Class of Units in accordance with Section 7.4(b) or Section 7.4(c), as applicable; provided further, however, that notwithstanding the foregoing, the Managing Member may, without the written consent of any other Member or any other Person, amend, supplement, or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, as necessary to reflect: (1) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement; (2) a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; provided, further, that the books and records of the Company shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal or resignation of a Member, the adjustment of the Units or other Membership Interests in the Company resulting from any issuance, Transfer or other disposition of Units or other Membership Interests in the Company, in each case that is made in accordance with the provisions hereof. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

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The Managing Member may, in its sole discretion, unilaterally amend this Agreement on or before the effective date of the final regulations to provide for (i) the election of a safe harbor under Proposed Treasury Regulation Section 1.83-3(1) (or any similar provision) under which the fair market value of a partnership interest (or interest in an entity treated as a partnership for U.S. federal income tax purposes) that is transferred is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Company and each of its Members to comply with all of the requirements set forth in such regulations and Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all partnership interests (or interest in an entity treated as a partnership for U.S. federal income tax purposes) transferred in connection with the performance of services while the election remains effective, (iii) the allocation of items of income, gains, deductions and losses required by the final regulations similar to Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(b) and (c), and (iv) any other related amendments.

Notwithstanding the foregoing, in addition to any other consent that may be required, any amendment of this Agreement that requires a holder of Appleton Class B Exchangeable Units on the date hereof to make a Capital Contribution (including as a condition to maintaining any rights necessary to permit such holders to exercise their rights under the Exchange Agreement) shall require the consent of such holder of Appleton Class B Exchangeable Units.

No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.5 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at such Member’s address or facsimile number shown on Exhibit D attached hereto, or, if given to the Company, at the following address:

Appleton Papers LLC

825 East Wisconsin Avenue

P.O. Box 359

Appleton, WI 54912-0359

Attention: Tami L. Van Straten

Facsimile: (920) 941-8852

Each proper notice shall be effective upon any of the following: (a) personal delivery to the recipient, (b) when sent by facsimile to the recipient (with confirmation of receipt), (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) three (3) Business Days after being deposited in the mails (first class or airmail postage prepaid).

11.6 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

11.7 Power of Attorney. Each Member hereby irrevocably appoints the Managing Member as such Member’s true and lawful representative and attorney in fact, to act in such Member’s name, place and stead, (a) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement, which has been approved in accordance with the terms of this Agreement, or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof and (b) to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any

40

Member for any reason and shall survive and shall not be affected by the disability, incapacity, bankruptcy or dissolution of such Member. No power of attorney granted in this Agreement shall revoke any previously granted power of attorney.

11.8 Entire Agreement. This Agreement, the Equity Purchase Agreement the Exchange Agreement, the Tax Receivable Agreement and the other documents and agreements referred to herein or entered into concurrently herewith embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. Except as set forth in the foregoing, there are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement amends, restates and supersedes the Second Amended Agreement and supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Original Agreement.

11.9 Remedies; Specific Performance. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

11.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, distributions, capital or property other than as a secured creditor.

11.12 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

11.13 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

11.14 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Limited Liability Company Agreement as of the date first set forth above.

CLASS A HOLDER: HICKS ACQUISITION COMPANY II, INC.

By:
Name:
Title:

PAPERWEIGHT DEVELOPMENT CORP.

By:
Name:
Title:

[NEWCO]

By:
Name:
Title:

[Signature Page to A&R LLC Agreement]

EXHIBIT A

MANAGING MEMBER

Hicks Acquisition Company II, Inc.

[Exhibit A to the A&R LLC Agreement]

A-1

EXHIBIT B

OFFICERS

Name	Title
Mark R. Richards	President and Chief Executive Office
Thomas S. Ferree	Senior Vice President Finance, Chief Financial Officer and Treasurer
Jeffrey S. Fletcher	Vice President, Controller and Assistant Treasurer
Kerry S. Arent	Vice President, Human Resources
Kent E. Willetts	Senior Vice President

[Exhibit B to the A&R LLC Agreement]

B-1

EXHIBIT C

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT (this “Agreement”) to the Appleton Amended and Restated Limited Liability Company Agreement of Appleton Papers LLC, a Delaware limited liability company (the “Company”), dated as of                     , 2012 (as amended from time to time in accordance with its terms, the “LLC Agreement”), by and among the Company and the members from time to time party thereto (the “Members”), is dated as of [Day][Month], [Year], by [—], a [—] (“New Member”), for the benefit of the Company and the Members. Capitalized terms used and not defined herein shall have the meanings attributable thereto in the LLC Agreement.

WHEREAS, New Member wishes to become a Substituted Member or Additional Member, as the case may be;

WHEREAS, pursuant to Section 8.5 of the LLC Agreement, New Member must enter into an Accession Agreement for the benefit of the Company and the Members prior to becoming a Substituted Member or Additional Member, as the case may be, by executing an agreement substantially in the form attached to the LLC Agreement as Exhibit C:

NOW THEREFORE, the New Member agrees, for the benefit of the Company and the Members, as follows:

SECTION 1. Accession to the LLC Agreement. In accordance with the requirements of Section 8.5 of the LLC Agreement:

a) New Member hereby accedes and becomes a party to the LLC Agreement with the same force and effect as if originally named therein as a Member and agrees to be bound by the terms and conditions of the LLC Agreement as Substituted Member or Additional Member, as the case may be, with all the rights and obligations of a Member holding the Class of Units to be held by New Member as set forth in the LLC Agreement. [For the avoidance of doubt. New Member acknowledges that he, she, or it is becoming a Substituted Member for [the Class A Holder/a holder of Appleton Class B Exchangeable Units] and hereby accedes and becomes a party to the LLC Agreement with the same force and effect as if originally named therein as the [Class A Holder/a holder of Appleton Class B Exchangeable Units] and agrees to be bound by the terms and conditions of the LLC Agreement as the [Class A Holder/a holder of Appleton Class B Exchangeable Units], with all the rights and obligations of the [Class A Holder/a holder of Appleton Class B Exchangeable Units] as set forth in the LLC Agreement]; and

b) the Company hereby acknowledges that this Agreement constitutes an Accession Agreement that satisfies the requirements of Section 8.5 of the LLC Agreement.

SECTION 2. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, the Company and any Member.

SECTION 3. Governing Law. This Accession Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, excluding any conflict of law rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

SECTION 4. Counterparts. This Accession Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

[Exhibit C to the A&R LLC Agreement]

C-1

SECTION 5. Delivery by Facsimile or Email. This Agreement, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

[Signature page follows]

[Exhibit C to the A&R LLC Agreement]

C-2

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the date first written above.

[NEW MEMBER]

By:
Name:
Title:

Acknowledged by:

APPLETON PAPERS LLC

By:
Name:
Title:

[Signature Page to Accession Agreement]

EXHIBIT D

Members Notices

Name	Address

Holders of Appleton Class B Exchangeable Units

Holders of Appleton Class A Voting Units

Hicks Acquisition Company II, Inc.	100 Crescent Court, Suite 1200, Dallas, Texas 75201, Attn: Lori K. McCutcheon, Fax: (214) 615-2242

[Exhibit D to the A&R LLC Agreement]

EXHIBIT B

HICKS ACQUISITION COMPANY II, INC. EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the Hicks Acquisition Company II, Inc. Equity Incentive Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, members, managers, employees, consultants and advisors (and prospective directors, officers, members, managers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.

2. Definitions. The following definitions shall be applicable throughout this Plan:

(a) “Affiliate” means (i) any corporation or other entity in an unbroken chain of corporations or other entities that includes the Company, in which each corporation or other entity other than the last corporation or other entity has a controlling interest in another corporation or other entity in the chain . The term “controlling interest”, means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock entitled to vote of such corporation or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of an estate or trust, ownership of an actuarial interest (as such term is defined in Treasury Regulation Section 1.414(c)-2(b)(2)(ii)) of at least 50% of such trust or estate; (iii) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; and (iv) in the case of a sole proprietorship, ownership of such sole proprietorship. For purposes of determining ownership of an interest in a corporation or other entity, the attribution rules of Treasury Regulation Section 1.414(c)-4 and the exclusion rules of Treasury Regulation Section 1.414(c)-3 shall apply.

(b) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under this Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Combination” has the meaning given such term in the definition of “Change in Control.”

(e) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by federal law or executive order to be closed

(f) “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement or similar document or policy between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement, document or policy (or the absence of any definition of “Cause” contained therein), (A) the Participant’s commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, regardless of whether involving the Company or its Affiliates, (B) the Participant’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Company or any of its Affiliates in any material way, (C) the Participant’s (1) failure to perform duties as reasonably directed by or on behalf of the Company, (2) material breach of any agreement between the Participant and the Company or its Affiliates (including, without limitation, any consulting, confidentiality, intellectual property assignment, non-solicitation or non-competition agreement), which, if curable, is not cured within 5 Business Days after notice thereof is provided to the Participant or (3) material violation of any rule, regulation, policy or plan for the conduct of (as the case may be) any director, officer, employee, member, manager, consultant or service provider of or to the Company or its Affiliates or its or their business (which, if curable, is not cured within 5 Business Days after notice thereof is provided to the Participant) or (D) the Participant’s gross negligence, fraud, willful malfeasance or material act of disloyalty with respect to the

Company or its Affiliates (which, if curable, is not cured within 5 Business Days after notice thereof is provided to the Participant). Any determination of whether Cause exists shall be made by the Committee in its sole discretion.

(g) “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;

(ii) Any “person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(g), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(g)(iv)(A) and 2(g)(iv)(B), (V) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (V), any such acquisition in connection with any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;

(iii) During any period of two (2) consecutive years, the individuals who at the beginning of such period constituted the Board together with any individuals subsequently elected to the Board whose nomination by the stockholders of the Company was approved by a vote of the then incumbent Board or committee of the Board (i.e. those members of the Board who either have been directors from the beginning of such two-year period or whose election or nomination for election was previously approved by the Board as provided in this Section 2(g)(iii)) cease for any reason to constitute a majority of the Board;

(iv) The Board or the stockholders of the Company approve and consummate a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

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(v) The date which is 10 Business Days prior to the approval by the Board of the complete liquidation of the Company.

For the avoidance of doubt, the transactions contemplated by the Equity Purchase Agreement among Paperweight Development Corp., Appleton Papers Inc., the Company and HH-HACII, L.P. shall not constitute a Change in Control.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in this Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(i) “Committee” means a committee of at least two people as the Board may appoint to administer this Plan or, if no such committee has been appointed by the Board, the Board.

(j) “Common Share” means one share of Common Stock.

(k) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(l) “Company” means Hicks Acquisition Company II, Inc., a Delaware corporation, together with its successors and assigns. The term “Company” shall further apply to any different corporate name for the Company that may be duly approved in the future.

(m) “Confidential Information” means any and all confidential and/or proprietary trade secrets, knowledge, data, or information of the Company, regardless and whether or not (and in whatever medium) memorialized, and including, without limitation, any: (A) drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (B) information regarding or relating to plans for research, development, new service offerings and/or products, marketing, advertising and selling, manufacturing, distribution, business plans and strategies (including those relating to acquisitions or new store openings), business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, customer history, customer preferences, or any related agreements, documents, data, surveys or other written or oral information; (C) any information regarding the skills or compensation of employees, suppliers, agents, and/or independent contractors of the Company; (D) concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Company; (E) information about the Company’s investment program, trading methodology, or portfolio holdings; or (F) any other oral or written information, data or the like that is not generally available to the public or is labeled confidential or described as confidential.

(n) “Date of Grant” means, if the key terms and conditions of the Award are communicated to the Participant within a reasonable period following the Committee’s action, the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award and from which the Participant begins to benefit from or be adversely affected by subsequent changes in the Fair Market Value of the Common Stock or, if a later date is set forth in such resolution or determined by the Committee as the Date of Grant, then such date as is set forth in such resolution. In any situation where the terms of the Award are subject to negotiation with the Participant, the Date of Grant will not be earlier than the date on which the key terms and conditions of the Award are communicated to the Participant.

(o) “Effective Date” means the date as of which this Plan is adopted by the Board, subject to Section 3 of this Plan.

(p) “Eligible Director” means a person who is (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (ii) an “outside director” within the meaning of Section 162(m) of the Code.

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(q) “Eligible Person” means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate, provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).

(r) “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in this Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(s) “Exercise Price” has the meaning given such term in Section 7(b) of this Plan.

(t) “Fair Market Value” means, on a given date, (i) if the Common Stock is listed on the Nasdaq Stock Market LLC or another national securities exchange, the closing sales price of the Common Stock reported on such national securities exchange, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Common Stock is not listed on the Nasdaq Stock Market LLC or another national securities exchange, but is quoted by the OTC Markets Group, Inc. (www.otcmarkets.com) or any successor or alternative recognized over-the-counter market or another inter-dealer quotation system on a last sale basis, the closing bid price or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date, including, at the election of the Committee, by an independent appraisal that meets the requirements of Section 401(a)(28)(C) of the Code as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, an Option’s Date of Grant), and such determination will be conclusive and binding on all Persons.

(u) “Immediate Family Members” shall have the meaning set forth in Section 16(b).

(v) “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in this Plan.

(w) “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of this Plan.

(x) “Intellectual Property Products” shall have the meaning set forth in Section 15(c) of this Plan.

(y) “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such Common Shares to pay the Exercise Price or satisfy a withholding obligation of the Participant.

(z) “Negative Discretion” shall mean the discretion authorized by this Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award consistent with Section 162(m) of the Code.

(aa) “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(bb) “Option” means an Award granted under Section 7 of this Plan.

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(cc) “Option Period” has the meaning given such term in Section 7(c) of this Plan.

(dd) “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”

(ee) “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”

(ff) “Participant” means an Eligible Person who has been selected by the Committee to participate in this Plan and to receive an Award pursuant to Section 6 of this Plan.

(gg) “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of this Plan,

(hh) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under this Plan.

(ii) “Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.

(jj) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(kk) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.

(ll) “Permitted Transferee” shall have the meaning set forth in Section 16(b) of this Plan,

(mm) “Person” has the meaning given such term in the definition of “Change in Control.”

(nn) “Plan” means this Hicks Acquisition Company II, Inc. Equity Incentive Plan.

(oo) “Related Company” means any “parent corporation” or “subsidiary corporation” of the Company, as those terms are defined in Code Sections 424(e) and (f), respectively, whether now or hereafter existing.

(pp) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(qq) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of this Plan.

(rr) “Restricted Stock” means Common Shares, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of this Plan.

(ss) “SAR Period” has the meaning given such term in Section 8(c) of this Plan.

(tt) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in this Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

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(uu) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of this Plan.

(vv) “Stock Bonus Award” means an Award granted under Section 10 of this Plan.

(ww) “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(xx) “Subsidiary” means an Affiliate in a chain of Affiliates that begins with the Company, in which each corporations or other entity in the chain other than the last Affiliate has a controlling interest in another Affiliate in the chain.

(yy) “Substitute Award” has the meaning given such term in Section 5(e).

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date, but no Award shall be exercised or paid (or, in the case of a stock Award, shall be granted) unless and until this Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months after the date this Plan is adopted by the Board. The expiration date of this Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of this Plan shall continue to apply to such Awards.

4. Administration.

(a) The Committee shall administer this Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under this Plan) or necessary to obtain the exception for performance-based compensation under Section 162(m) of the Code, as applicable, it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under this Plan, be an Eligible Director. However, the fact that a Committee member fails to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under this Plan. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee. Whether a quorum is present shall be determined based on the Committee’s charter as approved by the Board.

(b) Subject to the provisions of this Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by this Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of this Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Plan.

(c) The Committee may delegate to one or more officers of the Company the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons (i) subject to Section 16 of the Exchange Act or (ii) who are, or who are reasonably

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expected to be, “covered employees” for purposes of Section 162(m) of the Code; provided that such delegation is pursuant to a resolution that specifies the total number of Common Shares that may be subject to Awards by such officer and such officer may not make an Award to himself or herself.

(d) Unless otherwise expressly provided in this Plan, all designations, determinations, interpretations, and other decisions under or with respect to this Plan or any Award or any documents evidencing Awards granted pursuant to this Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(e) No member of the Board, the Committee, delegate of the Committee or any employee, advisor or agent of the Company or the Board or the Committee (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from (and the Company shall pay or reimburse on demand for) any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under this Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(f) Notwithstanding anything to the contrary contained in this Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer this Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under this Plan.

5. Grant of Awards; Shares Subject to this Plan; Limitations.

(a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.

(b) Awards granted under this Plan shall be subject to the following limitations: (i) subject to Section 12 of this Plan, the Committee is authorized to deliver under this Plan 2,300,000 Common Shares. Subject to adjustment in accordance with Section 12, no Participant shall be granted, during any one (1) year period, Options to purchase Common Shares or Stock Appreciation Rights with respect to more than 700,000 Common Shares or any other Awards with respect to more than 400,000 Common Shares. (ii) no Participant shall individually earn a cash-based Performance Compensation award exceeding $5,000,000 in one year.

(c) Use of Common Shares to pay the required Exercise Price or tax obligations, or Common Shares not issued in connection with settlement of an Option or SAR or that are used or withheld to satisfy tax obligations of the Participant shall, notwithstanding anything herein to the contrary, not be available again

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for other Awards under this Plan. Common Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under this Plan.

(d) Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e) Awards may, in the sole discretion of the Committee, be granted under this Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall be counted against the aggregate number of Common Shares available for Awards under this Plan.

6. Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in this Plan.

7. Options.

(a) Generally. Each Option granted under this Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award agreement. All Options granted under this Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Nonqualified Stock Options shall be granted only to Eligible Persons who are current or prospective employees, directors, consultants or advisors of the Company and its Subsidiaries. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Related Companies, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless this Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) does not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under this Plan.

(b) Exercise Price. The exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such Common Share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock representing more than 10% of the voting power of all classes of stock of the Company or any Related Company, the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

(c) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns (or is deemed to own pursuant to Section 424(d) of the Code) stock representing more than 10% of the voting power of all classes of stock of the Company or any Related

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Company; provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) one year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) three months following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire and be forfeited upon the termination of the Participant’s employment or service by the Company for Cause. For purposes of this Section 7(c), “termination of employment or service” means, in the case of a Nonqualified Stock Option, termination of employment or service with the Company and all Affiliates; and in the case of an Incentive Stock Option, termination of employment with the Company and all Related Companies.

(d) Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such Common Shares to the Company); provided, that such Common Shares are not subject to any pledge or other security interest and are Mature Shares and; (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. Any fractional Common Shares shall be settled in cash.

(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under this Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

(f) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

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8. Stock Appreciation Rights.

(a) Generally. Each SAR granted under this Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award agreement. SARs shall be granted only to Eligible Persons who are current or prospective employees, directors, consultants or advisors of the Company and its Subsidiaries. Any Option granted under this Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(b) Exercise Price. The Exercise Price per Common Share for each Option shall not be less than 100% of the Fair Market Value of such Common Share determined as of the Date of Grant.

(c) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service with the Company and all Affiliates of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) three months following termination of employment or service with the Company and all Affiliates for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire and be forfeited upon the termination of the Participant’s employment or service by the Company for Cause.

(d) Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an Option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Common Shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in Common Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee. Any fractional Common Share shall be settled in cash.

(f) Reduction in the Underlying Common Shares. Upon any exercise of a tandem SAR, the number of Common Shares for which any related Option will be exercisable will be reduced by the number of Common Shares for which the SAR has been exercised. The number of Common Shares for which a tandem SAR is exercisable will be reduced upon any exercise of any related Option by the number of Common Shares for which such Option has been exercised.

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9. Restricted Stock and Restricted Stock Units.

(a) Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with this Plan as may be reflected in the applicable Award agreement.

(b) Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.

(c) Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award agreement: (i) the Restricted Period shall lapse with respect to 100% of the Restricted Stock and Restricted Stock Units on the third anniversary of the Date of Grant; and (ii) the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service with the Company and all Affiliates of the Participant granted the applicable Award.

(d) Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock and the satisfaction of any other conditions prescribed by the Committee (including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award), the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such Common Shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).

(ii) Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash

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payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.

10. Stock Bonus Awards. The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under this Plan to Eligible Persons, either alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under this Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with this Plan as may be reflected in the applicable Award agreement.

11. Performance Compensation Awards.

(a) Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of this Plan, to designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula. Within the first 90 calendar days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code, if applicable), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(c) Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company one or more Related Companies, divisions or operational units, a Participant, or any combination of the foregoing, and shall include the following: (i) gross or net earnings or gross or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or revenue growth; (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return on assets, capital, invested capital, equity, or sales; (vii) cash flow (including operating cash flow, free cash flow, and cash flow return on capital); (viii) earnings before or after all or any of interest expense, taxes, depreciation and/or amortization; (ix) gross or operating margins; (x) productivity ratios; (xi) share price (including growth measures and total stockholder return); (xii) expense targets; (xiii) margins; (xiv) operating efficiency; (xv) objective measures of customer satisfaction; (xvi) working capital targets; (xvii) economic value added; (xviii) inventory control; (xix) enterprise value; (xx) sales; (xxi) debt levels and net debt; (xxii) combined ratio; (xxiii) launch or acquisition (including the timings therefore) of new stores or other facilities; (xxiv) customer retention; (xxv) employee retention; (xxvi) timely completion of new product rollouts; and (xxxiii) objective measures of personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company as a whole and/or one or more Related Companies as a whole or any business unit(s) of the Company and/or one or more Related Companies or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in

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this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 calendar days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period and thereafter promptly communicate such Performance Criteria to the Participant.

(d) Modification of Performance Goal(s). In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining stockholder approval. The Committee is authorized at any time during the first 90 calendar days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code, if applicable), or at any time thereafter to the extent the exercise of such authority at such time would not cause the Performance Compensation Awards granted to any Participant for such Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code, in its sole discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; and (ix) a change in the Company’s fiscal year.

(e) Payment of Performance Compensation Awards.

(i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.

(ii) Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.

(iii) Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion.

(iv) Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion, except as is otherwise provided in this Plan, to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (B) increase a Performance Compensation Award above the applicable limitations set forth in Section 5 of this Plan.

(f) Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the

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certifications required by this Section 11, but in no event later than two-and-one-half months following the end of the fiscal year during which the Performance Period is completed.

12. Changes in Capital Structure and Similar Events. In the event of (a) any dividend or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments that are equitable, including without limitation any or all of the following:

(i) adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under this Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of this Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(ii) providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and

(iii) canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor);

provided, however, that in the ease of any “equity restructuring” (within the meaning of the financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) or ASC Topic 718, or any successor thereto), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 12 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

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13. Effect of Change in Control. Except to the extent otherwise provided in an Award agreement, in the event of a Change in Control, notwithstanding any provision of this Plan to the contrary and in furtherance of, and not in limitation of, the provisions of Section 12, the Committee may provide that, with respect to all or any portion of a particular outstanding Award or Awards:

(a) all of the then outstanding Options and SARs shall immediately vest and become immediately exercisable as of a time prior to the Change in Control;

(b) the Restricted Period shall expire as of a time prior to the Change in Control (including without limitation a waiver of any applicable Performance Goals);

(c) Performance Periods in effect on the date the Change in Control occurs shall end on such date, and the Committee shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the Participant to receive partial or full payment of Awards for each such Performance Period based upon the Committee’s determination of the degree of attainment of the Performance Goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Committee.

To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) through (c) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transactions with respect to the Common Shares subject to their Awards.

14. Amendments and Termination.

(a) Amendment and Termination of this Plan. The Board may amend, alter, suspend, discontinue, or terminate this Plan or any portion thereof at any time; provided, that (i) no amendment to Section 11(c) or Section 14(b) (to the extent required by the proviso in such Section 14(b)) shall be made without stockholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to this Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted or to prevent the Company from being denied a tax deduction under Section 162(m) of the Code); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without stockholder approval, except as otherwise permitted under Section 12 of this Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.

15. Restrictive Covenants.

(a) Confidentiality. By accepting an Award under this Plan, and as a condition thereof, each Participant agrees not to, at any time, either during their employment or thereafter, divulge, use, publish or

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in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement, and to keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of the Participant’s duties to the Company, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of the Participant’s breach of any of his or her obligations under this Section 15(a), or (iv) where required to be disclosed by court order, subpoena or other government process and in such event, the Participant shall cooperate with the Company in attempting to keep such information confidential to the maximum extent possible. Upon the request of the Company or an Affiliate, the Participant agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

(b) Non-Disparagement. By accepting an Award under this Plan, and as a condition thereof, the Participant acknowledges and agrees that he or she will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company, including its officers, directors, partners, executives or agents, in either a professional or personal manner at any time during or following his or her employment.

(c) Post-Employment Property. By accepting an Award under this Plan, and as a condition thereof, the Participant agrees that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatever (whether patentable or subject to copyright or other intellectual property protection, or not, and hereinafter collectively called “discovery”) related to the business of the Company that the Participant, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during his, her or its employment by or association with the Company, whether or not during regular business hours and created, conceived or prepared on the Company’s premises or otherwise shall be the sole and complete property of the Company. More particularly, and without limiting the foregoing, the Participant agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) — (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s premises or otherwise, whether or not during normal business hours, shall perpetually and throughout the world be the exclusive property of the Company, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. The Participant further agrees promptly to disclose in writing and deliver to the Company all Intellectual Property Products created during his, her or its employment by or association with the Company, whether or not during normal business hours. The Participant agrees that all works of authorship created by the Participant during his, her or its employment by or association with the Company shall be works made for hire of which the Company is the author and owner of copyright or other rights thereto. To the extent that any competent decision-making authority should ever determine that any work of authorship created by the Participant during his, her or its employment by or association with the Company is not a work made for hire, by accepting an Award, the Participant assigns (without royalty or other compensation) all right, title and interest in the copyright or other intellectual property therein, in perpetuity and throughout the world, to the Company. To the extent that this Plan does not otherwise serve to grant or otherwise vest in the Company all rights in any Intellectual Property Product created by the Participant during his, her or its employment by or association with the Company, by accepting an Award, the Participant assigns (without royalty or other compensation) all right, title and interest therein, in perpetuity and throughout the world, to the Company. The Participant agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time, whether or not the Participant is employed by or associated with the Company at the time such request is made, in order to permit the Company and/or its respective assigns to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such

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assignments, applications or consequences. Upon termination of the Participant’s employment by or association with the Company for any reason whatsoever, and at any earlier time the Company so requests, the Participant will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in the Participant’s possession, under the Participant’s control or to which he or she may have access.

For purposes of this Section 15, the term “Company” shall include the Company and its Affiliates.

(d) Notwithstanding anything herein or in an Award Agreement to the contrary, the provisions of this Section 15 are meant to apply in addition to, and not in lieu of, any restrictive covenants to which a Participant may be subject.

16. General.

(a) Award Agreements. Each Award under this Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.

(b) Nontransferability.

(i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of this Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; or (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of this Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in this Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given

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to the Participant under this Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of this Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in this Plan and the applicable Award agreement.

(c) Tax Withholding.

(i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under this Plan and to lake such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of Common Shares (which are not subject lo any pledge or other security interest and are Mature Shares) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of Common Shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

(d) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under this Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under this Plan, unless otherwise expressly provided in this Plan or any Award agreement. By accepting an Award under this Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under this Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(e) International Participants. With respect to Participants who reside or work outside of the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may in its sole discretion amend the terms of this Plan or outstanding Awards (or establish a sub-plan) with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.

(f) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under this Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a

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new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(g) Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event:

(i) For purposes of Incentive Stock Options, neither a temporary absence from employment due to illness, vacation or an approved leave of absence for military service or for any other purpose approved by the Company, if the period of such leave does not exceed three months or, if longer, the employee’s right to re-employment is guaranteed either by a statute or by contract, nor a transfer from employment with the Company to employment with a Related Company (or vice-versa) shall be considered a termination of employment with the Company or a Related Company; and

(ii) For purposes of Awards other than Incentive Stock Options, (A) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (B) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(h) No Rights as a Stockholder. Except as otherwise specifically provided in this Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares that are subject to Awards hereunder until such Common Shares have been issued or delivered to that person.

(i) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares to be offered or sold under this Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under this Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under this Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of this Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in this Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under this Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity lo whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations

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would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares to the Participant, the Participant’s acquisition of Common Shares from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Common Shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(j) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(l) No Trust or Fund Created. Neither this Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of this Plan or any Award shall require the Company, for the purpose of satisfying any obligations under this Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under this Plan other than as general unsecured creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(m) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with this Plan by any agent of the Company or the Committee or the Board, other than himself.

(n) Relationship to Other Benefits. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(o) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions.

(p) Severability. If any provision of this Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be

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construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of this Plan and any such Award shall remain in full force and effect.

(q) Obligations Binding on Successors. The obligations of the Company under this Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(r) Code Section 162(m) Approval. If so determined by the Committee, the provisions of this Plan regarding Performance Compensation Awards shall be disclosed and reapproved by stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved such provisions, in each case in order for certain Awards granted after such time to be exempt from the deduction limitations of Section 162(m) of the Code. Nothing in this clause, however, shall affect the validity of Awards granted after such time if such stockholder approval has not been obtained.

(s) Expenses; Gender; Titles and Headings. The expenses of administering this Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings shall control.

(t) Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.

(u) Section 409A. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. The Plan and all Awards granted under this Plan shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(l)(B) of the Code. Notwithstanding anything in this Plan to the contrary, in no event shall the Committee exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Section 409A of the Code unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

(v) Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares under any Award made under this Plan.

17. Limitation on Liability. The Company and any Affiliate that is in existence or that hereinafter comes into existence will have no liability to any Participant or any other person as to (a) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by counsel to the Company necessary to the lawful issuance and sale of any Common Shares hereunder; (b) any tax consequences expected, but not realized, by a Participant or any other person due to the receipt, exercise, or settlement of any Award granted hereunder; or (3) the failure of any Award that is determined to constitute “nonqualified deferred compensation” to comply with Section 409A of the Code.

* * *

As adopted by the Board of Directors of Hicks Acquisition Company II on May     , 2012.

As approved by the stockholders of Hicks Acquisition Company II on                     .

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EXHIBIT C

HICKS ACQUISITION COMPANY II, INC.

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

SERIES A VOTING PREFERRED STOCK

(Par Value $0.0001 Per Share)

Hicks Acquisition Company II, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (as so amended and as further amended from time to time in accordance with its terms, this Certificate of Designation and the General Corporation Law, the “Certificate of Incorporation”) which authorizes the issuance, by the Corporation, in one or more series of up to 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors, by unanimous written consent dated                     , 2012, duly adopted the following resolution:

RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of Article Fourth of the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the General Corporation Law, the Board of Directors hereby creates and provides for the issuance of a series of Preferred Stock, herein designated as the Series A Voting Preferred Stock, which shall consist initially of 600,000 shares of Preferred Stock (subject to increase or decrease as described herein in accordance with Section 151(g) of the General Corporation Law), and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that are applicable to Preferred Stock of all series) are hereby fixed as follows:

1. General.

(a) The shares of such series shall be designated the Series A Voting Preferred Stock (hereinafter referred to as the “Series A Voting Preferred Stock”).

(b) Each share of Series A Voting Preferred Stock shall be identical in all respects with the other shares of Series A Voting Preferred Stock.

(c) The number of shares of Series A Voting Preferred Stock shall initially be 600,000, which number may from time to time be increased (but not above the total number of authorized shares of Preferred Stock and subject to Section 6(b)) or decreased (but not below the number of shares of Series A Voting Preferred Stock then outstanding or issuable, pursuant to the terms of that certain Cross Purchase Agreement by and among the Corporation and Paperweight Development Corp. (“PDC”), (as amended from time to time in accordance with its terms, the “Cross Purchase Agreement”).

(d) The Corporation shall be required to issue fractions of a share of the Series A Voting Preferred Stock and shall not (i) arrange for the disposition of fractional interests, (ii) pay in cash the fair value of fractions of a share or (iii) issue scrip or warrants therefor; and in each case so long as the Series A Voting Preferred Stock remains outstanding, fractional shares of Series A Voting Preferred Stock shall be issued, provided, however, that the Corporation shall not be required to issue fractional shares of Series A Voting Preferred Stock in increments less than 1/20th of a share (subject to equitable adjustment to the extent the Preferred Stock Voting Multiple is equitably adjusted), and any amount less than 1/20th of a share (subject to equitable adjustment to the extent the Preferred Stock Voting Multiple is equitably adjusted) of Series A Voting Preferred Stock shall result in the Corporation paying to the holder in cash the fair value of such fractional share, such fair value based off a value of $0.0001 per full share.

(e) In any case where any dividend payment date or redemption date shall not be a Business Day, then (notwithstanding any other provision of this Certificate of Designation) payment of dividends or redemption price need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the dividend payment date or redemption date, provided, however, that in such circumstance no interest shall accrue on such amount of dividends or redemption price for the period from and after such dividend payment date or redemption date, as the case may be. For the purposes of this Certificate of Designation, “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

2. Dividends and Distributions. Except as expressly provided in Section 3 and Section 7 below, the holders of Series A Voting Preferred Stock shall not be entitled to receive any dividends or distributions in respect of any shares of Series A Voting Preferred Stock held by them.

3. Liquidation.

(a) In the event of a liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation “), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series A Voting Preferred Stock shall be entitled to receive, in respect of any shares of Series A Voting Preferred Stock held by them, out of assets of the Corporation available for distribution to stockholders of the Corporation, and subject to the rights of any stock of the Corporation ranking senior to or on parity with the Series A Voting Preferred Stock in respect of a Liquidation and before any amount shall be distributed among the holders of common stock of the Corporation, par value $0.0001 per share (the “Common Stock”), or any other shares ranking junior to the Series A Voting Preferred Stock in respect of a Liquidation, a liquidating distribution in the amount of $0.0001 per share, and no more (the “Liquidation Payment”). If, upon a Liquidation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the then outstanding shares of Series A Voting Preferred Stock and the holders of any shares of capital stock ranking on a parity with the Series A Preferred Stock with respect to any distribution of assets upon Liquidation are insufficient to pay in full all such preferential amounts payable with respect to Series A Voting Preferred Stock and any other stock ranking as to any such distribution on parity with the Series A Voting Preferred Stock, the holders of Series A Voting Preferred Stock and such other stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

(b) The Corporation shall provide the holders of Series A Voting Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein with written notice of (i) any voluntary Liquidation promptly after such Liquidation has been approved by the Board of Directors and (ii) any involuntary Liquidation promptly upon the Corporation becoming aware of any threatened or instituted proceeding in respect thereof. Such notice shall state a distribution or payment date, the amount of the Liquidation Payment and the place where the Liquidation Payment shall be distributable or payable.

(c) For the purposes of this Section 3, neither the voluntary sale, lease, conveyance, exchange or transfer of all or substantially all the property or assets of the Corporation (whether for cash, shares of stock, securities or other consideration), nor the consolidation or merger of the Corporation with one or more other entities, shall be deemed to be a Liquidation of the Corporation, unless such voluntary sale, lease, conveyance, exchange, merger, consolidation or transfer shall be in connection with a plan of liquidation (complete or partial), dissolution or winding up of the affairs of the Corporation.

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(d) After the payment in cash to the holders of shares of the Series A Voting Preferred Stock of the full amount of the Liquidation Payment with respect to outstanding shares of Series A Voting Preferred Stock, the holders of outstanding shares of Series A Voting Preferred Stock shall have no right or claim, based on their ownership of shares of Series A Voting Preferred Stock, to the remaining assets of the Corporation, if any.

4. Reacquired Shares; Redemption; Exchange.

(a) If shares of Series A Voting Preferred Stock are purchased, redeemed or otherwise acquired by the Corporation in any manner whatsoever, then the Series A Voting Preferred Stock so acquired shall, to the fullest extent permitted by law, be retired and canceled upon the purchase, redemption or acquisition thereof and shall not be reissued as shares of Series A Voting Preferred Stock.

(b) Such shares shall, upon their retirement and cancellation, and upon the taking of any action required by applicable law, revert to authorized but unissued shares of Preferred Stock undesignated as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation and applicable law.

(c) One Class B Exchangeable Unit (a “Class B Exchangeable Unit”) of Appleton Papers LLC (f/k/a/ Appleton Papers Inc.) (“Appleton”) may, at any time or from time to time, be exchanged by the holder thereof for one share of Common Stock, in accordance with that certain Exchange and Support Agreement, dated                     , 2012 (as amended from time to time in accordance with its terms, the “Exchange and Support Agreement”), by and among the Corporation, Appleton and PDC, and the Limited Liability Company Agreement of Appleton (as amended from time to time in accordance with its terms, the “Appleton LLC Agreement”), subject to adjustment as provided for therein. Upon the exchange of any Class B Exchangeable Units by the holder thereof for shares of Common Stock pursuant to the Exchange and Support Agreement, a number of shares of Series A Voting Preferred Stock equal to the quotient of (i) one over (ii) the Preferred Stock Voting Multiple (as defined below) held by such holder for every one share of Common Stock issued to the holder upon such exchange shall thereupon be automatically redeemed by the Corporation at the redemption price of $0.0001 per share, without any action or consent of or by the holder of Series A Voting Preferred Stock subject to the availability of lawful funds therefor, provided, however, the availability of funds, or lack thereof, shall not affect the exchange referenced in this clause (c). The Corporation shall comply with the Exchange and Support Agreement in all material respects.

(d) The Series A Voting Preferred Stock shall not be redeemable except as set forth in Section 4(c) above.

(e) The Series A Voting Preferred Stock shall not be convertible into or exchangeable for any other class or series of capital stock, or any other securities, of the Corporation.

5. Reservation of Stock.

(a) Reservation and Authorization of Common Stock and Series A Voting Preferred Stock. So long as any Class B Exchangeable Units and shares of Series A Voting Preferred Stock remain outstanding or are issuable (whether such obligation is absolute or contingent) pursuant to the Cross Purchase Agreement and/or the Appleton LLC Agreement, the Corporation shall at all times reserve and keep available, from its authorized and unissued capital stock solely for issuance and delivery upon the exchange of the Class B Exchangeable Units or its other obligations to issue and deliver shares and/or units pursuant to the Cross Purchase Agreement, the Exchange and Support Agreement and/or the Appleton LLC Agreement and free of preemptive rights, such number of shares of Common Stock, Series A Voting Preferred Stock and other securities, cash or property as from time to time shall be issuable upon the exchange in full of all Class B Exchangeable Units outstanding or issuable (whether such obligation is absolute or contingent) pursuant to the Exchange and Support Agreement, Cross Purchase Agreement and/or the Appleton LLC Agreement as and when required and to otherwise to

3

perform its obligations hereunder and under the Cross Purchase Agreement, the Exchange and Support Agreement and the Appleton LLC Agreement. The Corporation shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock and/or Series A Voting Preferred Stock if, at any time, the authorized number of shares of Common Stock or Series A Voting Preferred Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock or Series A Voting Preferred Stock then deliverable upon the exchange in full of all outstanding Class B Exchangeable Units and shares of Series A Voting Preferred Stock outstanding or issuable (whether such obligation is absolute or contingent) hereunder or pursuant to the Cross Purchase Agreement, the Exchange and Support Agreement and/or the Appleton LLC Agreement.

6. Voting.

(a) General. Except as otherwise required by the General Corporation Law or this Certificate of Designation, holders of Series A Voting Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of Common Stock as a single class. In any such vote in which holders of Series A Voting Preferred shall vote together with the holders of Common Stock as a single class, each holder of record of Series A Voting Preferred Stock shall be entitled to cast twenty (20) votes for each share of Series A Voting Preferred Stock held by such holder on the record date for determining the stockholders of the Corporation entitled to vote, subject to adjustment pursuant to Section 7 of this Certificate of Designation (the “Preferred Stock Voting Multiple”). The calculation of the Preferred Stock Voting Multiple shall take into account fractions of a share of the Series A Voting Preferred Stock of amounts equal to or greater than 1/20th of a share. Unless otherwise provided by any applicable provision of law, at each meeting of holders of Series A Voting Preferred Stock, at which such holders are voting separately and exclusively as a series, each holder of record of shares of Series A Voting Preferred Stock entitled to vote shall be entitled to vote in person or by proxy, and each such holder shall be entitled to cast a number of votes equal to the Preferred Stock Voting Multiple for each share of Series A Voting Preferred Stock held by such holder on the record date for determining the stockholders of the Corporation entitled to vote, if a quorum is present. Except as set forth in this Section 6 or otherwise provided by the General Corporation Law, the holders of Series A Voting Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

(b) Protective Provisions. In addition to any vote required by the Certificate of Incorporation or by applicable law, for so long as any of the shares of Series A Voting Preferred Stock shall remain outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least two thirds of the then outstanding shares of Series A Voting Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be), separately and exclusively as a series, to:

(i) adopt any alteration, amendment or repeal of any provision of the Certificate of Incorporation (including any such alteration, amendment or repeal effected by any merger or consolidation) that effects a division, subdivision, consolidation or combination of shares of Common Stock or increases the per share voting power of the Common Stock, unless such alteration, amendment or repeal also proportionately divides, subdivides, consolidates or combines shares of Series A Voting Preferred Stock on the same basis and does not alter or change the voting preferences or power of the Series A Voting Preferred Stock relative to the Common Stock so as to affect the holders of Series A Voting Preferred Stock adversely;

(ii) declare any dividend or distribution on the Common Stock (other than in connection with a Liquidation) in shares of Common Stock, Preferred Stock or securities convertible, exercisable, or exchangeable for Common Stock or Preferred Stock, unless a proportionate dividend or distribution of shares of Series A Voting Preferred Stock is also declared on the Series A Voting Preferred Stock such that the voting preferences and powers of the Series A Voting Preferred Stock relative to the Common Stock are not adversely affected;

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(iii) except in connection with a division or subdivision pursuant to clause (i) above, divide or subdivide (by stock split, stock dividend or other distribution, reclassification, recapitalization or otherwise) the Series A Voting Preferred Stock into a greater number of shares or combine or consolidate (by reverse stock split, reclassification, recapitalization or otherwise) the Series A Voting Preferred Stock;

(iv) list any shares of its capital stock on a securities exchange or trading market whose listing rules would require an alteration or change to the voting power of the Series A Voting Preferred Stock; or

(v) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Voting Preferred Stock.

In the event the Corporation shall propose to take any action enumerated in this Section 6(b) above then, and in each such case, the Corporation shall cause to be filed with the transfer agent(s) for the Series A Voting Preferred Stock and shall give notice of such proposed action to each holder of record of the shares of Series A Voting Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein. Such notice shall specify, inter alia (v) the effective date of such adoption of any alteration, amendment or repeal of any provision of the Certificate of Incorporation; (w) the date on which a record is to be taken for the purposes of such dividend or distribution; (x) the date on which division or subdivision is to take place; and/or (y) the date on which shares of capital stock are anticipated to be listed on a securities exchange or trading market, as applicable; and (z) the other material teams of such action. Such notice shall be given at least 20 Business Days prior to the applicable date or effective date specified above. If at any time the Corporation shall cancel any of the proposed transactions for which notice has been given under this Section 6(b) prior to the consummation thereof, the Corporation shall give prompt notice of such cancellation to each holder of record of the shares of Series A Voting Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said holder shown therein.

7. Organic Changes.

(a) If there is: (1) any division or subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization or otherwise) of the Class B Exchangeable Units, the Corporation shall cause it to be accompanied by an identical proportionate division, subdivision, consolidation or combination of the Common Stock; or (2) any division or subdivision (by split, distribution, reclassification, recapitalization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization or otherwise) of the Common Stock, the Corporation and Appleton shall cause it to be accompanied by an identical proportionate division, subdivision, consolidation or combination of the Class B Exchangeable Units. Furthermore any such event shall be accompanied by either (i) an identical proportionate division, subdivision, consolidation or combination of the Series A Voting Preferred Stock or (ii) an equitable proportionate adjustment of the Preferred Stock Voting Multiple, in either case to ensure such event does not adversely affect or disproportionately increase the voting power of the Series A Voting Preferred Stock or the holders’ ability to transfer or exchange such stock.

(b) In the event of any merger, acquisition, reorganization, consolidation, or liquidation of the Corporation or any reclassification or other similar transaction as a result of which the shares of Common Stock are converted into another security involving a payment or distribution of cash, securities or other assets to the holders of Common Stock in which the Class B Exchangeable Units remain outstanding (a “Fundamental Transaction”), the Series A Voting Preferred Stock shall remain outstanding and the exchange provisions of the Exchange and Support Agreement shall thereafter permit the exchange of Class B Exchangeable Units for the amount of such cash, securities or other assets which a holder of Class B Exchangeable Units would have received had it made an exchange for Common Stock pursuant to the Exchange and Support Agreement immediately prior to such Fundamental Transaction, regardless of whether such exchange would actually have been permitted at such time.

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8. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Voting Stock set forth herein may be waived on behalf of all holders of Series A Voting Preferred Stock by the affirmative written consent or vote of the holders of at least two thirds of the shares of Series A Voting Preferred Stock then outstanding.

9. Transfer Restrictions. Except as set forth in this Certificate of Designation, including without limitation Section 4(c), or by operation of law, no holder of Series A Voting Preferred Stock may transfer, and the Corporation shall not register the transfer of, any shares of Series A Voting Preferred Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, unless such shares of Series A Voting Preferred Stock are transferred together with a number of Class B Exchangeable Units then exchangeable into a number of shares of Common Stock of the Corporation equal to the number of shares of Series A Preferred Stock being transferred divided by the Preferred Stock Voting Multiple then in effect.

10. No Other Rights. The shares of Series A Voting Preferred Stock shall not have any powers, designations, preferences or relative, participating, optional, or other special rights, nor shall there be any qualifications, limitations or restrictions or any powers, designations, preferences or rights of such shares, other than as set forth herein or in the Certificate of Incorporation, or as may be provided by law.

[The Remainder of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Hicks Acquisition Company II, Inc. has caused this Certificate to be duly executed in its name and on its behalf by its Chief Executive Officer this      day of                     , 2012.

HICKS ACQUISITION COMPANY II, INC.

By:
Name:
Title:

[Signature Page to Certificate of Designation]

EXHIBIT D

EXCHANGE AND SUPPORT AGREEMENT

by and among

HICKS ACQUISITION COMPANY II, INC.

APPLETON PAPERS LLC

and

PAPERWEIGHT DEVELOPMENT CORP.

Dated                     , 2012

-ii-

EXCHANGE AND SUPPORT AGREEMENT

Exchange and Support Agreement, dated                     , 2012 (this “Agreement”), by and among, Hicks Acquisition Company II, Inc., a Delaware corporation (“Parent”), Appleton Papers LLC (f/k/a Appleton Papers Inc.), a Delaware limited liability company (the “Company”), and Paperweight Development Corp., a Wisconsin corporation (“PDC”), and its Permitted Transferees (as defined herein) (each an “Exchanging Member” and, collectively, the “Exchanging Members”).

Preliminary Statements

This Agreement is entered into pursuant to the Equity Purchase Agreement by and among Parent, the Company, PDC and HH-HACII L.P., a Delaware limited partnership, dated as of                     , 2012, (as amended from time to time in accordance with its terms, the “Equity Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. All capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Equity Purchase Agreement. For the purposes of this Agreement the following capitalized terms have the following meanings:

“Appleton Class A Voting Units” means the membership interests in the Company designated as “Appleton Class A Voting Units” in the Appleton LLC Agreement and any equity securities issued or issuable in exchange for, or with respect to, such Appleton Class A Voting Units (i) by way of a dividend, split or combination of equity interest or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Appleton Class B Exchangeable Units” means the membership interests in the Company designated as “Appleton Class B Exchangeable Units” in the Appleton LLC Agreement and any equity securities issued or issuable in exchange for, or with respect to, such Appleton Class B Exchangeable Units (i) by way of a dividend, split or combination of equity interest or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.

“Appleton LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated                     , 2012, as amended from time to time in accordance with its terms.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, are authorized or required by law to close.

“Certificate of Designation” means the Certificate of Designation adopted by the board of directors of Parent and filed with the Secretary of State of the State of Delaware on                     , 2012 designating 600,000 shares of preferred stock, par value $0.0001 per share, of Parent as Parent Series A Voting Preferred Stock, as amended from time to time in accordance with its terms and applicable law.

“Competition Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade, other than the HSR Act.

“Common Stock” means common stock of Parent, par value $0.0001 per share.

“Cross Purchase Agreement” means that certain Cross Purchase Agreement, dated as of                     , 2012 by and between Parent and PDC.

“Designated Recipient(s)” means the Exchanging Member or any other person the Exchanging Member designates as a recipient in the Exchange Notice, as applicable.

“Exchange Date” means a date specified in any Exchange Notice as the “Exchange Date,” which must not be less than forty five (45) calendar days after the date upon which the Exchange Notice is received by the Company or such shorter period of time as may be agreed by the Company, Parent and the Exchanging Member; provided, however, that there may not be more than two Exchange Dates during a single fiscal year of the Company, and the first Exchange Date may not be earlier than ninety (90) days after the Closing.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Joinder Agreement” means a joinder agreement, pursuant to which a Permitted Transferee will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement as an Exchanging Member.

“Obligation” means the obligation to deliver the Reciprocate Common Stock upon exercise of the exchange rights pursuant to Article II hereof.

“Parent Series A Voting Preferred Stock” means the shares of preferred stock, par value $0.0001 per share, of Parent designated as Series A Voting Preferred Stock.

“Preferred Stock Voting Multiple” has the meaning set forth in the Certificate of Designation. For avoidance of doubt, the Preferred Stock Voting Multiple shall initially be twenty (20) votes per share of Parent Series A Voting Preferred Stock and shall be subject to equitable adjustment pursuant to the Certificate of Designation.

“Reciprocate Common Stock” means shares of Common Stock equal to the product of [A] the Exchange Amount as set forth in the Exchange Notice and Share Notice, multiplied by [B] the Exchange Ratio, as adjusted herein.

“Registration Statement” means a registration statement filed by the Parent with the Securities and Exchange Commission in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect at the time, and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities.

“Transfer” of securities shall be construed broadly and shall include any direct or indirect issuance (other than an issuance of securities by the Company), sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise. Notwithstanding anything to the contrary contained herein, Transfer shall not include the sale or transfer of Reciprocate Common Stock to an Exchanging Member in connection with the exchange of its Appleton Class B Exchangeable Units.

“Transfer Agent” means Continental Stock Transfer & Trust Company, or such other financial institution as may from time to time be designated by Parent to act as its transfer agent for Common Stock.

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Section 1.2 Terms Generally. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly so limited;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement unless otherwise indicated;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) references to “$” or “dollars” means the lawful currency of the United States of America;

(j) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(k) the parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties that this Agreement shall be construed as if drafted collectively by the parties hereto, and that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

EXCHANGE RIGHT

Section 2.1 Exchange Right. Beginning with the first Exchange Date following the date that is ninety (90) days after the Closing, each Exchanging Member shall have the right (the “Exchange Rights”) at any time and from time to time, upon the terms and conditions hereof, to surrender any or all of the Appleton Class B Exchangeable Units held by such Exchanging Member in exchange for the issuance by Parent to the Designated Recipient(s) of the Reciprocate Common Stock, as provided in and subject to the adjustments set forth in this Agreement.

Section 2.2 Exchange Right Procedures. Any Exchanging Member that elects to exercise the exchange right set forth in Section 2.1 shall tender to the Company the applicable number of Appleton Class B Exchangeable Units in exchange for the issuance by Parent of Reciprocate Common Stock in accordance with the following procedures:

(a) The Exchanging Member shall deliver to the Company: (i) a notice, with a simultaneous copy to Parent, substantially in the form attached hereto as Exhibit A (an “Exchange Notice”) specifying among other things (A) the number of Appleton Class B Exchangeable Units that such Exchanging Member wishes to exchange (the “Exchange Amount”), (B) the proposed Exchange Date, (C) the Designated Recipient(s), and (D) whether such shares should be delivered in certificated form or, if permitted by Section 6.2, via book entry transfer and the appropriate delivery instructions; (ii) the certificates representing such Appleton Class B Exchangeable Units (the “Class B Units Certificate(s)”), to the extent such Appleton Class B

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Exchangeable Units are certificated; (iii) the certificates representing a number of shares of Parent Series A Voting Preferred Stock equal to or greater than the quotient of [A] the Exchange Amount set forth in the Exchange Notice, divided by [B] the Preferred Stock Voting Multiple (the “Series A Preferred Certificate(s)”) and (iv) powers of transfer for the Class B Unit(s) and Series A Preferred Certificate(s) medallion guaranteed in a reasonable form to be designated by the Company(“Powers”);

(b) As promptly as practicable and no later than one (1) Business Day following the receipt of an Exchange Notice and the applicable Class B Units Certificate(s) and Series A Preferred Certificate(s) from an Exchanging Member, the Company shall deliver to Parent a notice substantially in the form attached hereto as Exhibit B (a “Share Notice”) specifying the Exchange Amount and the number of shares of Reciprocate Common Stock to be issued in connection with such exchange, together with a copy of the relevant Exchange Notice and the applicable Series A Preferred Certificate(s) and Powers for automatic redemption pursuant to the Certificate of Designation;

(c) As promptly as practicable and no later than one (1) Business Day after the delivery by the Company of a Share Notice to Parent, Parent shall instruct the Transfer Agent to:

(i) issue and contribute to the Company the Reciprocate Common Stock on or prior to the Exchange Date;

(ii) to deliver the Reciprocate Common Stock to the Company in the names of the Designated Recipient(s) as set forth in the Exchange Notice, either by book entry transfer (to the extent permissible under this Agreement) or certificated form as set forth in the applicable Exchange Notice; and

(iii) to record successive transfers of Reciprocate Common Stock issued pursuant to any Exchange Notice first as a contribution of such shares by Parent to the capital of the Company, second as a transfer from the Company to the Exchanging Member in exchange for the redemption of the Appleton Class B Exchangeable Units tendered for exchange, and third, if any of the Designated Recipient(s) are not the Exchanging Member, a transfer of the relevant portion of the Reciprocate Common Stock from the Exchanging Member to the Designated Recipient(s), in each case, as of the Exchange Date.

The Company shall deliver (or promptly cause to be delivered) such Reciprocate Common Stock to the Designated Recipient(s) on the Exchange Date in exchange for the number of Appleton Class B Exchangeable Units being exchanged by the Exchanging Member.

(d) Upon contribution by Parent of the Reciprocate Common Stock to the Company and subject to receipt by the Designated Recipient(s) of such Reciprocate Common Stock and there having been no revocation of the applicable Exchange Notice by the Exchanging Member in advance of such receipt, the Company shall issue to Parent a number of Appleton Class A Voting Units equal to the product of [A] the Exchange Amount as set forth in the Exchange Notice and Share Notice, multiplied by [B] the Exchange Ratio, and shall cancel a number of Appleton Class B Exchangeable Units held by the Exchanging Member equal to the Exchange Amount. Parent’s capital account in the Company with respect to the newly issued Appleton Class A Voting Units shall be equal to the capital account of the cancelled Appleton Class B Exchangeable Units.

Section 2.3 Revocation of Exchange Notice. At any time prior to the Designated Recipient’s receipt on the Exchange Date of the Reciprocate Common Stock in respect of an Exchange Notice, the Exchanging Member may revoke the Exchange Notice by written notice to the Company and Parent. Upon timely receipt of such written notice of revocation, Parent shall return to the Company the applicable Series A Preferred Certificate(s) and revoke its instructions, if any, given to the Transfer Agent pursuant to Section 2.2(c) and the Company shall then return to the Exchanging Member the applicable Series A Preferred Certificate(s) and Class B Units Certificate(s) delivered with such Exchange Notice.

Section 2.4 Replacement Securities. In any case where less than all of the Appleton Class B Exchangeable Units or Parent Series A Voting Preferred Stock represented by a certificate tendered by an Exchanging Member for exchange are to be exchanged pursuant to the Exchange Notice, Parent and/ or the Company, as applicable,

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shall issue or cause to be issued a replacement certificate representing that number of Appleton Class B Exchangeable Units or shares of Parent Series A Voting Preferred Stock remaining after giving effect to the Exchange Notice, issued in the name of the Exchanging Member and to deliver such replacement certificate as provided in the Exchange Notice.

Section 2.5 Effect on Appleton Class B Exchangeable Units and Parent Series A Voting Preferred Stock Surrendered. Upon the delivery to the Designated Recipient(s) of the Reciprocate Common Stock on the relevant Exchange Date in connection with an exchange contemplated by an Exchange Notice which has not been revoked, subject to the provisions of Section 2.4, the Exchanging Member shall cease to be a holder of the portion of such Parent Series A Voting Preferred Stock and Appleton Class B Exchangeable Units being surrendered for exchange and shall have no further rights whatsoever with respect to such securities. Following receipt by the Designated Recipient(s) of the Reciprocate Common Stock, and provided there has been no revocation of the applicable Exchange Notice by the Exchanging Member in advance of such receipt, subject to the provisions of Section 2.4, the surrendered Appleton Class B Exchangeable Units shall be deemed cancelled by the Company and shares of Parent Series A Voting Preferred Stock shall be automatically redeemed by Parent in accordance with the Certificate of Designation. For the avoidance of doubt, the completion of an automatic redemption of the aforementioned Parent Series A Voting Preferred Stock shall not be a condition to the issuance and delivery of the Reciprocate Common Stock.

Section 2.6 Take-Overs, Mergers and Registrations. Parent and the Company shall use their commercially reasonable efforts to expeditiously and in good faith provide holders of Appleton Class B Exchangeable Units with sufficient notice so that such holders may participate by exercising their rights under Section 2.2(a) in any take-over bid, merger, consolidation, share exchange offer, third party or issuer tender offer, arrangement or similar transaction or Registration Statement involving the Common Stock and, to facilitate participation in any such transaction or Registration Statement, to adopt reasonable modifications (following good faith consultation with the Exchanging Members) to the exchange procedures set forth in this Agreement so that any exercise required in respect thereof shall be effective only upon, and shall be conditional upon, the closing of such transaction or effectiveness of such Registration Statement.

Section 2.7 Limitations

(a) Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to issue Reciprocate Common Stock in accordance with this Section 2.7 and Section 2.2 at any time that such issuance would result in an Exchanging Member becoming the record owner of 20% or more of the outstanding shares of Common Stock.

(b) Notwithstanding anything in this Agreement to the contrary, the sum of the Class B Exchangeable Units exchanged pursuant to Section 2.1 during any fiscal year of the Company shall not exceed 25% of the total interests in the Company’s capital or profits.

(c) Notwithstanding anything in this Agreement to the contrary, the Company may, in lieu of exchanging Reciprocate Common Stock in accordance with this Article II, elect to pay the Exchanging Member in cash the Trading Price (as defined in the Equity Purchase Agreement) of the Reciprocate Common Stock at the time such Reciprocate Common Stock would otherwise be issued to the Exchanging Member in accordance with this Article II; provided that the Company shall pay the Exchanging Member in cash in accordance with this Section 2.7 if Parent fails to comply or is otherwise prohibited from exchanging Reciprocate Common Stock in accordance with this Article II.

(d) Notwithstanding anything in this Agreement to the contrary, an Exchanging Member shall not be entitled to exchange Class B Exchangeable Units, and the Company shall have the right to refuse to honor any request for exchange of any Class B Exchangeable Units, if such exchange would (i) be prohibited under any applicable law or regulation or (ii) cause the Company to be classified as a “publicly traded partnership” as such term is defined in Section 7704 of the Internal Revenue Code and the regulations

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promulgated thereunder, in each case as reasonably determined by the Exchanging Members and the Company.

Section 2.8 Purchase Option. In the event that the number of Appleton Class B Exchangeable Units owned by PDC is less than three percent (3%) of the Common Stock (after giving pro forma effect to the exchange of such Units), then Parent shall have the right upon written notice to the Company to purchase all of the remaining Appleton Class B Exchangeable Units then owned by PDC in exchange for the issuance of Parent of Reciprocate Common Stock as if PDC elected to exchange such Units in accordance with this Article II.

ARTICLE III

EXCHANGE RATIO

Section 3.1 Exchange Ratio; Adjustment of Exchange Ratio. Except as otherwise adjusted as provided for in Section 4.6, the ratio which each Appleton Class B Exchangeable Unit is exchangeable for a share of Common Stock shall be one (1) to one (1) (the “Exchange Ratio”).

ARTICLE IV

SUPPORT

Section 4.1 Taxes; Tax Treatment. Any and all share issuances or contributions hereunder shall be made free and clear of any and all present or future transfer Taxes and all liabilities with respect thereto. Each party shall pay any and all transfer Taxes that he, she or it is required to pay under applicable law.

Section 4.2 No Effect on Agreement. Except as provided in this Agreement or otherwise agreed to by the parties hereto in writing, the obligations of Parent under this Agreement shall not be altered, limited, impaired or otherwise affected by:

(a) any modification or amendment, in whole or in part, of the terms of the Appleton Class B Exchangeable Units or any other instrument or agreement evidencing or relating to any of the foregoing, except to the extent adopted in accordance with the Appleton LLC Agreement;

(b) the validity or enforceability of the Obligation or of the Appleton Class B Exchangeable Units or any other instrument or agreement evidencing or relating to any of the foregoing;

(c) any change, whether direct or indirect, in Parent’s relationship to the Company, including any such change by reason of any merger or consideration or any sale, transfer, issuance, spin-off, distribution or other disposition of any stock, equity interest or other security of Parent or any other entity;

(d) the failure by an Exchanging Member to bring an action against the Company, Parent or any other party liable on the Obligation as a condition precedent to the exercise of its rights under this Agreement;

(e) any proceeding, voluntary or involuntary, involving bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Parent or the Company or any defense which Parent or the Company may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding; and

(f) any other act or omission that may or might otherwise operate as a discharge of Parent as a matter of law or equity, other than the performance of the Obligation and this Agreement.

Section 4.3 Continuing Agreement. This Agreement shall be construed as a continuing, absolute and unconditional, subject to the compliance by the parties with the requirements and procedures set forth herein, agreement to issue Reciprocate Common Stock (or other property as provided herein) and a guarantee of performance of the Obligation and shall not be conditioned or contingent upon the pursuit by Exchanging Members at any time of any right or remedy against Parent or the Company. This Agreement shall remain in full force and effect until it is terminated in accordance with Section 7.1.

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Section 4.4 Reservation of Shares. Parent shall, and shall authorize and direct the Transfer Agent and any other current or future transfer agents for the Common Stock and/or the Parent Series A Voting Preferred Stock to, at all times while Appleton Class B Exchangeable Units are outstanding or are issuable (whether such obligation is absolute or contingent) pursuant to this Agreement, the Equity Purchase Agreement, the Certificate of Designation and/or the Appleton LLC Agreement, reserve and keep available, from its authorized and unissued capital stock, sufficient shares of Common Stock and Parent Series A Voting Preferred Stock solely for issuance and delivery as and when required under this Agreement and/or such other agreements. Parent shall, from time to time, take any and all steps necessary to increase the authorized number of shares of Common Stock if, at any time, the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all the shares of Common Stock then deliverable upon the exchange in full of all outstanding Class B Exchangeable Units outstanding (whether such obligation is absolute or contingent) pursuant to the Agreement and/or Appleton LLC Agreement. Parent will supply such Transfer Agents with duly executed stock certificates for such purposes as necessary to comply with its obligations under this Agreement.

Section 4.5 Reports to Holders. So long as any shares of Parent Series A Voting Preferred Stock remain outstanding, if Parent is not required to file information, documents or reports pursuant to either of Section 13 or Section 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), Parent shall cause quarterly reports (containing unaudited financial statements) for the first three quarters of each fiscal year and annual reports (containing audited financial statements and an opinion thereon by Parent’s independent certified public accountants) which the Parent would be required to file under Section 13 of the Exchange Act if it had a class of securities listed on a national securities exchange to be mailed to each holder of record of the shares of Parent Series A Voting Preferred Stock appearing on the stock books of Parent as of the date of such mailing at the address of said holder shown therein within 15 days after the date when such report would have been required to be filed under Section 13 of the Exchange Act for a non-accelerated filer.

Section 4.6 Restrictions on Parent.

(a) Parent may not directly or indirectly acquire, whether by merger, reorganization, consolidation, purchase, or otherwise, any business, material assets or securities (other than securities of the Parent and the Company) unless, following such transaction, such business, material assets or securities (other than securities of the Parent and the Company) are owned by the Company or a wholly owned subsidiary of the Company.

(b) Except as provided in the Appleton LLC Agreement, neither Parent nor any subsidiary of Parent, other than the Company and its wholly owned subsidiaries, shall own any assets or securities (other than Company securities, a de minimis amount of cash or other temporary investments or those amounts necessary or incidental to the operation of Parent’s business as the public holding company of the Company or to the duties of Parent contemplated by this Agreement or the Appleton LLC Agreement) or operate any business (other than the holding of the securities of the Company, acting as an issuer of publicly traded securities or activities incidental thereto).

(c) Parent may not issue shares of Parent Series A Voting Preferred Stock to any Person other than the Exchanging Members or pursuant to the Cross Purchase Agreement.

Section 4.7 Dilutive Actions; Issuances; Fundamental Transactions.

(a) If there is: (1) any division or subdivision (by split, distribution, reclassification, recapitalization, reorganization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization, reorganization or otherwise) of the Appleton Class B Exchangeable Units, Parent shall cause it to be accompanied by an identical proportionate division, subdivision, consolidation or combination of the Common Stock; or (2) any division or subdivision (by split, distribution, reclassification, recapitalization, reorganization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization, reorganization or otherwise) of the Common Stock, Parent and the Company shall cause it to be accompanied by an identical proportionate division, subdivision, consolidation or combination of the Appleton Class B Exchangeable Units; and, in either case, such event shall be

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accompanied by either (i) an identical proportionate division, subdivision, consolidation or combination of the Series A Voting Preferred Stock or (ii) an equitable proportionate adjustment of the Preferred Stock Voting Multiple.

(b) In the event that Parent issues any shares of Common Stock (other than pursuant to the terms herein), including in respect of options, warrants or other convertible securities, it shall immediately contribute the proceeds of such issuance, exercise or conversion to the Company in exchange for a number of Appleton Class A Voting Units equal to the number of shares of Common Stock so issued.

(c) Except for issuances of Contingency Consideration as expressly contemplated by the Cross Purchase Agreement, in the event that Parent issues any securities other than shares of Common Stock, including convertible debt securities, preferred stock, options, warrants, or other securities exercisable for or convertible into Common Stock, (other than pursuant to the terms herein), it shall immediately contribute, lend or otherwise provide the proceeds of such issuance to the Company. If Parent contributes such proceeds to the Company’s capital, the Company shall issue to the Parent securities of the Company that have similar economic terms as the securities of the Parent that were issued that resulted in such proceeds (for example, if the proceeds are from sale of Common Stock, the Company shall issue a corresponding number of Class A Units; if such proceeds are from the issuance of Parent preferred stock, the Company shall issue preferred units to Parent having corresponding economic terms; and if such proceeds are from issuance of Parent debt (whether or not convertible into Parent equity), the Company shall issue debt to Parent having corresponding economic terms and conditions).

(d) In the event of any merger, acquisition, reorganization, consolidation, or liquidation of Parent involving a payment or distribution of cash, securities or other assets to the holders of Common Stock or any reclassification or other similar transaction as a result of which the shares of Parent Common Stock are converted into, among other things, another security and the Appleton Class B Exchangeable Units shall remain outstanding (a “Fundamental Transaction”), then the exchange provisions of this Agreement shall thereafter permit the exchange of Appleton Class B Exchangeable Units for the amount of such cash, securities or other assets which an Exchanging Member would have received had he, she or it made an exchange for Common Stock immediately prior to such Fundamental Transaction, regardless of whether such exchange would actually have been permitted at such time and taking into account any adjustment as a result of any division or subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination or consolidation (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such merger, acquisition, consolidation, reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Stock is converted or changed into another security, securities or other property, this Agreement shall continue to be applicable, mutatis mutandis, with respect to such security, securities or other property.

(e) Parent shall provide all Exchanging Members with notice of any transaction referred to in clauses (a) and (d) of this Section 4.6 promptly after the Company provides notice of any such proposed transaction, or otherwise proposes such transaction, to its stockholders but in no event later than (i) ten (10) Business Days prior to record date of such transaction, if applicable, or (ii) twenty (20) Business Days prior to the applicable effective date or expiration date of such transaction, or (iii) in any such case, such earlier time as notice thereof shall be required to be given pursuant to Rule 10b-17 under the Exchange Act. Such notice shall specify all material terms of such transaction, the record date (if applicable), the proposed date of consummation of such transaction (the “Proposed Consummation Date”) and the effect of such transaction on the Exchange Ratio.

Section 4.8 Government Authority Approval.

(a) General. Parent and the Exchanging Members shall cooperate with one another in (i) determining whether any action in respect of (including any filing with), or consent, approval, registration or qualification (other than registration under the Securities Act) or waiver by, any governmental authority

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under any United States federal or state law (a “Governmental Authority”) is required in connection with the issuance of Reciprocate Common Stock upon an exchange pursuant to Article II hereof, (ii) using their respective commercially reasonable efforts to take any such actions (including making any filing or furnishing any information required in connection therewith) in order to obtain any such consent, approval, registration, qualification or waiver required in connection with an exchange to be effected in accordance with Article II hereof on a timely basis and (iii) keeping the other party promptly informed in all material respects with respect to any communication given or received in connection with any such action, consent, approval or waiver, including using reasonable efforts to provide to each other in advance any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party.

(b) Certain Filings. Parent and to the extent required by law, a relevant Exchanging Member, covenant to make all appropriate filings required by the HSR Act and any Competition Laws with respect to the issuance of Reciprocate Common Stock upon an exchange pursuant to Article II hereof as promptly as practicable in advance of such intended exchange upon written request from the Exchanging Member and to use commercially reasonable efforts to supply, and shall cause its Affiliates to use commercially reasonable efforts to supply, as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any Competition Laws. Without limiting the foregoing, Parent shall, and Parent shall cause its Affiliates to, request early termination of any waiting period or comparable period under the HSR Act and will not extend any such period or enter into any agreement with any Governmental Authority not to consummate the issuance of Reciprocate Common Stock upon an exchange pursuant to Article II hereof, except with the prior written consent of the applicable Exchanging Member.

(c) Parent’s Efforts. Without limiting the provisions set forth in paragraphs (a) and (b) above and subject to the provisions of this clause (c), Parent and its Affiliates shall use commercially reasonable efforts to take or cause to be taken any and all actions necessary, proper or advisable to obtain any consent, approval or waiver relating to the HSR Act or any Competition Law that is required for the consummation of the issuance of Reciprocate Common Stock upon an exchange pursuant to Article II hereof. Nothing contained herein shall be construed to preclude Parent or the Company from satisfying their respective obligations in respect of the exchange of any Appleton Class B Exchangeable Unit by delivery of the Reciprocate Common Stock which are held in the treasury of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of Parent. Parent represents and warrants as of the date hereof and as of the date of each exchange effected in accordance with Article II hereof that (i) it is a corporation duly incorporated and is existing in good standing under the laws of the State of Delaware, (ii) it has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to issue the Reciprocate Common Stock in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by Parent and the consummation by it of the transactions contemplated hereby (including, without limitation, the issuance of the Reciprocate Common Stock) have been duly authorized by all necessary corporate action on the part of Parent, including but not limited to all actions necessary to ensure that the issuance of Reciprocate Common Stock pursuant to the transactions contemplated hereby, to the fullest extent of the Parent’s Board of Directors’ power and authority and to the extent permitted by law, shall not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations” of any jurisdiction that may purport to be applicable to this Agreement or the transactions contemplated hereby (collectively, “Takeover Laws”), (iv) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby (including the issuance of the Reciprocate Common Stock) will not (A) result in a violation of the Certificate of Incorporation of Parent or the

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Bylaws of Parent or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Parent is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to Parent or by which any property or asset of the Parent is bound or affected, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against Parent or the Company of this Agreement or reasonably be expected to have a material adverse effect on Parent or the Company or its business, financial condition or results of operations; (vi) upon each issuance to a Designated Recipient as contemplated by this Agreement, the Reciprocate Common Stock so issued will be duly authorized and validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than those existing by operation of applicable securities laws and will be free from all liens and charges imposed by Parent in respect of the issue thereof; and (vii) to the extent shares of Common Stock are listed on a national securities exchange, all shares of Common Stock shall, at all times that Class B Exchangeable Units are exchangeable, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Stock is then listed.

Section 5.2 Representations and Warranties of the Exchanging Members. Each Exchanging Member, severally and not jointly, represents and warrants that as of the date hereof and as of the date of each Exchange (i) if it is not a natural person, that it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Exchanging Member, (iv) this Agreement constitutes a legal, valid and binding obligation of such Exchanging Member enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by such Exchanging Member and the consummation by such Exchanging Member of the transactions contemplated hereby will not (A) if it is not a natural person, result in a violation of the Certificate of Incorporation and Bylaws or other organizational constituent documents of such Exchanging Member or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Exchanging Member is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable such Exchanging Member, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such Exchanging Member of this Agreement.

ARTICLE VI

SECURITIES LAW MATTERS

Section 6.1 Securities Law Transfer Restrictions. Each Exchanging Member agrees that it shall not offer, sell or otherwise Transfer any Common Stock issued pursuant to this Agreement or Parent Series A Voting Preferred Stock issued pursuant to the Cross Purchase Agreement other than (a) to the Parent or the Company; (b) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act; (c) within the United States in accordance with (i) Rule 144A under the Securities Act to a person who the seller reasonably believes is a Qualified Institutional Buyer (as defined therein) that is purchasing for its own account or for the account of another Qualified Institutional Buyer to whom notice is given that the offer, sale, or Transfer is being made in reliance on Rule 144A, if available, or (ii) the exemption from registration under the Securities Act provided by Rule 144 thereunder, if applicable; (d) in a transaction that does not require registration under the Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities; or (e) pursuant to an effective registration statement under the Securities Act, provided that with respect to sales or Transfers under (x) clauses (b), (c)(i) and, to the extent by an Exchanging Member that is not

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an Affiliate of the Parent proposing to Transfer such securities pursuant to Rule 144(b)(1) of the Securities Act, (c)(ii) of this Section 6.1, in each case, only if the Exchanging Member has furnished to Parent, with a copy to the Company, a customary certificate confirming compliance with such exemptions, reasonably satisfactory to Parent and the Company, prior to such sale or Transfer to the extent requested by the Company, or (y) clauses (b) or (d), only if the Exchanging Member has furnished to Parent, with a copy to the Company, an opinion of counsel, reasonably satisfactory to Parent and the Company, prior to such sale or Transfer to the extent reasonably requested by the Company, and in each case in accordance with any applicable state securities laws in the United States or securities laws of any other applicable jurisdiction. Each Exchanging Member consents to the Parent and Company making a notation on its records and giving instructions to any registrar and transfer agent not to record any Transfer of securities of Parent and the Company held by such Exchanging Member without first being notified by the Company that it is reasonably satisfied that such Transfer is exempt from, or not subject to, the registration requirements of the Securities Act. The Company shall promptly notify the Transfer Agent upon reasonably determining that a proposed Transfer is exempt from, or not subject to, the registration requirements of the Securities Act.

Section 6.2 Required Legends

(a) Common Stock and Parent Series A Voting Preferred Stock. Each of the Parent, the Company and the Exchanging Members acknowledge and agree that all shares of Reciprocate Common Stock issued pursuant to this Agreement and all shares of Parent Series A Voting Preferred Stock issued pursuant to the Cross Purchase Agreement and/or this Agreement shall be issued and held in certificated form (except as provided in Section 6.2(d) below) and each such certificate evidencing such Exchanging Member’s ownership of such Reciprocate Common Stock and Parent Series A Voting Preferred Stock shall be stamped or otherwise imprinted with legends in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM PURSUANT TO APPLICABLE LAW. ANY OFFER, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THIS SECURITY IN A TRANSACTION THAT IS NOT REGISTERED UNDER THE SECURITIES ACT IS SUBJECT TO THE COMPANY’S RIGHT TO REQUIRE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY.”

(b) Additional Legend on Parent Series A Voting Preferred Stock. Each of the Parent, the Company and the Exchanging Members acknowledge and agree that all shares of Parent Series A Voting Preferred Stock issued pursuant to the Cross Purchase Agreement or this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE CERTIFICATE OF DESIGNATION OF THE CORPORATION ADOPTED ON                     , 2012 (AS AMENDED FROM TIME TO TIME, THE “CERTIFICATE OF DESIGNATION”) AUTHORIZING THE ISSUANCE OF THIS SECURITY INCLUDES, AMONG OTHER THINGS, TRANSFER RESTRICTIONS ON THE SERIES A VOTING PREFERRED STOCK OF THE COMPANY. THE COMPANY WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF DESIGNATION CONTAINING THE ABOVE REFERENCED TRANSFER RESTRICTIONS UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

(c) Removal of Legends. The Parent shall, at the request of an Exchanging Member, remove or cause to be removed from each certificate representing Common Stock and/or Parent Series A Voting Preferred Stock the legend described in Section 6.2(a), if it is reasonably satisfied (based upon opinion of counsel addressed to Parent reasonably satisfactory to Parent and the Company, or in the case of an Exchanging Member proposing to Transfer such securities, pursuant to Rule 144(b)(1) of the Securities Act, a customary

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certificate addressed to Parent confirming compliance with such exemptions, reasonably satisfactory to Parent and the Company) that such legend is no longer required under applicable requirements of the Securities Act.

(d) Permitted Use Of Book Entry Transfer in Connection with Exchange. Furthermore, to the extent that any Reciprocate Common Stock is being issued as part of a subsequent transfer to a Designated Recipient (other than the Exchanging Member) (i) in a bona fide Transfer to a third party pursuant to an effective Registration Statement, or (ii) in connection with a proposed Transfer pursuant to Rule 144 promulgated under the Securities Act, Parent shall or shall cause any such Reciprocate Common Stock to be delivered, at the election of the Exchanging Member as set forth in the Exchange Notice, either (x) in certificated form without the legend set forth in Section 6.2(a) or (y) via book entry transfer to such securities accounts as are set forth in the applicable Exchange Notice, if it is reasonably satisfied (based upon opinion of counsel addressed to Parent reasonably satisfactory to Parent and the Company) that such Transfer is in compliance with the Securities Act. Furthermore, the Parent shall, at the request of an Exchanging Member, remove or cause to be removed from each certificate representing Parent Series A Voting Preferred Stock the legend described in Section 6.2(b) to the extent that the restrictions on transfer contained in Section 9 of the Certificate of Designation are no longer in effect.

Section 6.3 Supplemental Listing. If any shares of the Common Stock are listed on any domestic stock exchange, Parent shall take all such actions as may be necessary to ensure that the shares of Reciprocate Common Stock issuable hereunder shall be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Stock is then listed. Parent shall take all such actions as may be necessary to ensure that all such shares of Reciprocate Common Stock may be so issued without violation of any requirements of any domestic stock exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Parent upon each such issuance).

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination. This Agreement shall terminate upon the earlier of (i) the date that no Appleton Class B Exchangeable Units remain outstanding (whether such obligation is absolute or contingent) pursuant to the Appleton LLC Agreement or (ii) the mutual written consent of Parent (with the prior written consent of the independent directors of Parent), the Company and each of the Exchanging Members; provided, however, that Article V, Article VI and this Article VII shall survive such termination.

Section 7.2 Parent’s Waivers. Subject to the compliance by the parties with the requirements and procedures set forth herein, (i) Parent waives any and all notice of the creation, renewal, extension or accrual of the Obligation and notice of or proof of reliance by the Exchanging Members upon this Agreement or acceptance of this Agreement, and (ii) the Obligation shall conclusively be deemed to have been created, contracted, incurred, renewed, extended, amended or waived in reliance upon this Agreement, and all dealings between Parent and the Exchanging Members shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. Subject to the compliance by the parties with the requirements and procedures set forth herein, Parent waives presentment, demand, notice, and protest of all instruments included in or evidencing the Obligation and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of any such instrument or this Agreement.

Section 7.3 Election of Remedies. Each and every right, power and remedy herein given to the Exchanging Members, or otherwise existing, shall be cumulative and not exclusive, and be in addition to all other rights, powers and remedies now or hereafter granted or otherwise existing. Each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised, from time to time and as often and in such order as may be deemed expedient by any of the Exchanging Members.

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Section 7.4 Effect of Delay or Omission to Pursue Remedy. No single or partial waiver by a party of any right, power or remedy, or delay or omission by any party in the exercise of any right, power or remedy which they may have shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing. Any waiver given by any party of any right, power or remedy in any one instance shall only be effective in that specific instance, and only by the party expressly giving such waiver, and only for the purpose for which given, and will not be construed as a waiver of any right, power or remedy on any future occasion. No waiver of any term, covenant or provision of this Agreement, or consent given hereunder, shall be effective unless given in writing by the party to be bound thereby.

Section 7.5 Amendment. This Agreement may not be modified, amended, terminated or revoked, in whole or in part, except by an agreement in writing signed each of by the Company, Parent (with the prior written consent of the independent directors of Parent) and each of the Exchanging Members.

Section 7.6 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been sufficiently given to any party hereto if personally delivered or if sent by telecopy or other electronic means, receipt confirmed, or by registered or certified mail, return receipt requested, or by recognized courier service, postage or other charges prepaid addressed as follows:

(a)	If to Parent:

Hicks Acquisition Company II, Inc.

100 Crescent Court, Suite 1200

Dallas, Texas 75201

Attention: Lori K. McCutcheon

Facsimile: (214) 615-2242

with a copy to (but which shall not constitute notice to Parent):

Akin Gump Strauss Hauer & Held LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attention: James A. Deeken

Facsimile: (214) 969-4343

(b)	If to the Company:

Appleton Papers LLC

825 East Wisconsin Avenue

P.O. Box 359

Appleton, WI 54912-0359

Attention: Tami L. Van Straten

Facsimile: (920) 941-8852

with a copy to (but which shall not constitute notice to the Company):

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, IL 60601-1293

Attention: Neal Aizenstein

Facsimile: (312) 251-2870

(c)	If to any Exchanging Member, at the address specified on Exhibit C hereto or an applicable Joinder Agreement;

or to such other address as may be specified from time to time by the parties in a notice to the other parties given as herein provided. Such notice or communication will be deemed to have been given as of the date so personally delivered, telecopied, mailed or sent by courier.

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Section 7.7 Successors and Assigns: Joinder Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, neither Parent nor the Company shall have the right to assign its rights or obligations hereunder (whether by operation of law or otherwise) without the prior written consent of the independent directors of Parent or the Company, as the case may be, and all of the other parties hereto, and any such assignment without such consent shall be void and have no effect on the rights of the Exchanging Members hereunder. Any Exchanging Member shall be entitled to assign any or all of his, her or its rights hereunder in conjunction with the assignment or transfer of his, her or its Appleton Class B Exchangeable Units or the right to receive such units to a third party (a “Permitted Transferee”). All Permitted Transferees shall be required as a condition to any such assignment or transfer, to become a party to this Agreement as an Exchanging Member by executing a Joinder Agreement and Parent and the Company shall counter sign and deliver to such Permitted Transferee an executed Joinder Agreement promptly following receipt of a validly executed Joinder Agreement from such Permitted Transferee and any failure by a Permitted Transferee to execute such Joinder Agreement shall cause the relevant assignment and/or transfer to be void and to have no effect on the rights and obligations of the other parties party to this Agreement.

Section 7.8 Specific Performance: Remedies. Each party acknowledges and agrees that the other parties would be damaged irreparably and would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, in addition to any other remedy to which he, she or it may be entitled at law or in equity, each party will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of any of the provisions of this Agreement and to enforce specifically this Agreement and its provisions, without bond or other security being required. Except as expressly provided herein, the rights and remedies created by this Agreement are cumulative and in addition to any other rights and remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies or a waiver of the right to pursue any other right or remedy to which such party may be entitled.

Section 7.9 Governing Law. THIS AGREEMENT AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT EXPRESSLY PROVIDED FOR THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES THEREOF.

Section 7.10 Submission To Jurisdiction. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE OR OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF DELAWARE, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR SUCH PARTY AND IN RESPECT OF SUCH PARTY’S PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.11 Waiver Of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

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Section 7.12 Entire Agreement. This Agreement, the Equity Purchase Agreement and the documents or instruments referred to herein and therein, including any exhibits and schedules attached hereto and thereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and the understandings among the parties with respect to such subject matter.

Section 7.13 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.14 Counterparts. This Agreement may be executed (including by facsimile or other electronic transmission) in one or more separate counterparts, each such counterpart being deemed an original instrument, and all such counterparts will together constitute the same agreement.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, all as of the date first above written.

HICKS ACQUISITION COMPANY II, INC.

By:
Name:
Title:

APPLETON PAPERS LLC (F/K/A APPLETON PAPERS INC.)

By:
Name:
Title:

EXCHANGING MEMBERS:

PAPERWEIGHT DEVELOPMENT CORP.

By:
Name:
Title:

[Signature Page to Exchange and Support Agreement]

EXHIBIT A

Exchange Notice

[To:	Appleton Papers LLC

825 East Wisconsin Avenue

P.O. Box 359

Appleton, WI 54912-0359

Date: [                    ]

Gentlemen:

Pursuant to the Exchange and Support Agreement, dated                     , 2012, the undersigned hereby directs Appleton Papers LLC to (i) exchange the number of Appleton Class B Exchangeable Units set forth below for Reciprocate Common Stock and (ii) deliver such Reciprocate Common Stock to the Designated Recipient set forth below. Attached to this notice are the applicable Class B Units Certificate(s) and Series A Preferred Certificate(s).

DESCRIPTION OF SHARES TENDERED

Certificate Number(s)	Appleton Class B Exchangeable Units Total Number of Shares Represented by Certificates	Number of Shares Exchanged (1)	Certificate Number(s)	Parent Series A Voting Preferred Stock Total Number of Shares Represented by Certificates	Number of Shares Redeemed (1)

(1)	Unless otherwise indicated, it will be assumed that all shares represented by the certificates described above are being exchanged or redeemed, as applicable. The aggregate number of shares of Parent Series A Voting Preferred Stock being redeemed must equal the aggregate number of shares of Appleton Class B Exchangeable Units being exchanged divided by the Preferred Stock Voting Multiple. Failure to comply with this requirement will result in this notice being deemed invalid.

DELIVERY OF RECIPROCATE COMMON STOCK

Name, address and Taxpayer ID Number of Designated Recipient	Number of Shares of Reciprocate Common Stock to be Delivered	Book-Entry Election (Please Check A or B) (l)

		A. Certificate Form	B. Book-Entry form
		☐	☐
		☐	☐
		☐	☐
		☐	☐
		☐	☐

(1)	Unless otherwise indicated, it will be assumed in each case that Reciprocate Common Stock shall be delivered in certificate form to the Designated Recipient. Book-entry delivery may only be elected in accordance with the terms and conditions of the Exchange and Support Agreement.

Proposed Exchanged Date (minimum 3 Business Days in advance):

A-1

For each Designated Recipient of Reciprocate Common Stock taking delivery by book-entry transfer made to an account maintained by the depositary with the book-entry transfer facility, complete the following (only participants in the book-entry transfer facility may receive Reciprocate Common Stock by book-entry transfer):

Name of Designated Recipient (must exactly match name supplied above)	Name of Institution Receiving Reciprocate Common Stock	Account Number	Transaction Code Number

Name and signature of Exchanging Member:
(print name)

(signature)

A-2

EXHIBIT B

Share Notice

To:	Hicks Acquisition Company II, Inc.

c/o Appleton Papers LLC

825 East Wisconsin Avenue

P.O. Box 359

Appleton, WI 54912-0359

Date: [                    ]

Gentlemen:

Pursuant to the Exchange and Support Agreement, dated [                    ], on behalf of the Exchanging Member, the Company hereby directs Parent to deliver [            ] shares of Reciprocate Common Stock in exchange for the number of Appleton Class B Exchangeable Units set forth in the executed Exchange Notice attached hereto. Attached to this notice are the applicable Series A Preferred Certificate(s) and Stock Powers.

Very Truly Yours,

Appleton Papers LLC

By:
Name:
Title:

B-1

EXHIBIT C

Exchanging Member Notices

Name	Address

C-1

EXHIBIT E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of             , 2012, is made and entered into by and among Hicks Acquisition Company II, Inc., a Delaware corporation (the “Company”), HH-HACII, L.P., a Delaware limited partnership (the “Sponsor”), Thomas O. Hicks (the “Founder”), Paperweight Development Corp., a Wisconsin corporation (“PDC”), the other undersigned parties listed as Holders on the signature page hereto and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (each of the Sponsor, the Founder, PDC and the other undersigned parties is sometimes referred to herein as a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company, the Sponsor, the Founder and certain Holders (the Sponsor, the Founder and such Holders, collectively, the “Original Holders”) are party to that certain Registration Rights Agreement, dated as of October 8, 2010, pursuant to which the Company granted certain registration rights to the Original Holders with respect to certain securities of the Company (the “Original Registration Rights Agreement”);

WHEREAS, on January 13, 2012, the Sponsor assigned an aggregate of 10,714 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) to James C. Musselman in connection with Mr. Musselman’s appointment to the board of directors of the Company;

WHEREAS, the Company, the Sponsor, PDC and Appleton Papers LLC (f/k/a Appleton Papers Inc.), a Delaware limited liability company (“Appleton”), are party to that certain Equity Purchase Agreement, dated as of May 16, 2012 (the “Equity Purchase Agreement”), pursuant to which, among other things, PDC shall be entitled to receive Class B Units of Appleton (the “Appleton Class B Exchangeable Units”), which units are exchangeable by PDC, on a one-for-one basis, for shares of Common Stock;

WHEREAS, the Company and PDC are party to that certain Cross Purchase Agreement dated as of May 16, 2012 (the “Cross Purchase Agreement”), pursuant to which, among other things, PDC will sell to the Company Appleton Class B Exchangeable Units in exchange for, among other things, the Company issuing the Contingency Consideration (as defined therein);

WHEREAS, as a condition precedent to the closing of the transactions contemplated by the Equity Purchase Agreement (the “Purchase Agreement Closing”), the Company is required to grant PDC certain registration rights with respect to the Common Stock issuable upon exchange of the Appleton Class B Exchangeable Units held by PDC the Contingency Consideration and any other equity issued or issuable by the Company pursuant to the Equity Purchase Agreement or the Cross Purchase Agreement;;

WHEREAS, the Company and the Original Holders desire to amend the terms of the Original Registration Rights Agreement to grant certain registration rights to Mr. Musselman and PDC with respect to certain securities of the Company; and

WHEREAS, the Original Holders, as of the date hereof, are the Holders of one hundred percent (100%) of the Registrable Securities.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein and in the Equity Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Original Registration Rights Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions: The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration

Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Appleton” shall have the meaning given in the Recitals.

“Appleton Class B Exchangeable Units” shall have the meaning given in the Recitals.

“Automatic Shelf Registration Statement” shall have the meaning given in subsection 2.3.3.

“Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, involving the Company.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Demand Shelf Takedown Notice” shall have the meaning given in subsection 2.3.4

“Determination Date” shall have the meaning given in subsection 2.3.3

“Equity Purchase Agreement” shall have the meaning given in the Recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall have the meaning given in subsection 2.3.1.

“Form S-3” shall have the meaning given in subsection 2.2.4.

“Founder” shall have the meaning given in the Preamble.

“Founder Shares” means those aggregate 2,142,857 shares of Common Stock held, as of the date hereof, by the Sponsor, William A. Montgomery, James C. Musselman and William F. Quinn, as the same may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like.

“Founder Lock-up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier to occur of (A) one year after the completion of the Company’s initial Business Combination or earlier if, subsequent to the Company’s initial Business Combination, the last sales price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (B) the consummation by the Company of any subsequent liquidation, merger, stock exchange or other similar transaction, which results in all of the Company’s stockholders having the right to exchange their shares of the Common Stock for cash, securities or other property.

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“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus not misleading.

“Original Holders” shall have the meaning given in the Recitals.

“Original Registration Rights Agreement” shall have the meaning given in the Recitals.

“PDC” shall have the meaning given in the Preamble.

“PDC Registrable Security” shall mean (a) those shares of Common Stock issuable upon exchange of the Appleton Class B Exchangeable Units held by PDC pursuant to that certain Exchange and Support Agreement, dated the date hereof, by and among the Company, Appleton and PDC, (b) those shares of Common Stock issuable as Contingency Consideration pursuant to the Cross Purchase Agreement, (c) any other security issued or issuable by the Company pursuant to the Equity Purchase Agreement or the Cross Purchase Agreement and (d) any other equity security of the Company issued or issuable with respect to those shares of Common Stock described in clauses (a) and (b) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular PDC Registrable Securities, such securities shall cease to be PDC Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Piggyback Registration” shall have the meaning given in Section 2.2.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Prospectus Date” shall mean the date of the final prospectus filed with the Commission and relating to the Company’s initial public offering.

“Purchase Agreement Closing” shall have the meaning given in the Recitals.

“Registrable Security” shall mean (a) the Founder Shares, (b) the Sponsor Warrants (including any shares of the Common Stock issued or issuable upon the exercise of any such Sponsor Warrants), (c) any outstanding share of the Common Stock or any other equity security (including the shares of the Common Stock issued or issuable upon the exercise of any other equity security) held by a Holder as of the date of this Agreement, (d) any equity securities (including the shares of the Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $500,000 made to the Company by a Holder, and (e) any other equity security of the Company issued or issuable with respect to any securities described in clause (a) through (d) above by way of a stock

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dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require Registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities or PDC Registrable Securities, as the case may be);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities and/or PDC Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.3.1.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Warrants” shall mean those 6,666,667, each exercisable for one share of Common Stock, issued to the Sponsor in a private placement transaction that occurred simultaneously with the Company’s initial public offering.

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“Sponsor Lock-up Period” shall mean, with respect to the Sponsor Warrants and any of the Common Stock issued or issuable upon the exercise or conversion of such Sponsor Warrants, the period ending 30 days after the completion of the Company’s initial Business Combination.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities or PDC Registrable Securities, as the case may be, as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.4.

“WKSI” means a well-known seasoned issuer, as defined in Rule 405 under the Securities Act.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time, the Holders of at least twenty-five per cent (25%) of the then outstanding number of Registrable Securities held by Holders other than PDC (the “Demanding Holders”) may make a written demand for Registration of at least fifteen percent (15%) of the then outstanding number of Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (each such written demand, a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a registration statement on Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3. 1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a

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Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company of such election in writing no later than five (5) days after such stop order or injunction is removed, rescinded or otherwise terminated; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand

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Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date the Company consummates a Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of PDC (including, without limitation pursuant to Section 2.3.2 hereof) or stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities and PDC Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities and PDC Registrable Securities the opportunity to register the sale of such number of Registrable Securities and PDC Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities and PDC Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities and PDC Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities and PDC Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities and PDC Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities and PDC Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities and PDC Registrable Securities hereunder (ii) the Registrable Securities and PDC Registrable Securities as to which registration has been requested pursuant Section 2.2 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities and PDC Registrable Securities of Holders exercising their rights to register their Registrable Securities and PDC

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Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities and PDC Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities and PDC Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities and PDC Registrable Securities of Holders exercising their rights to register their Registrable Securities and PDC Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities and PDC Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities and PDC Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities and PDC Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Registrations on Form S-3.

2.3.1 The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on a registration statement on Form S-3 or any similar short-form registration statement that may be available at such time (such registration statement, “Form S-3”, and each registration of securities on such Form S-3, a “Shelf Registration”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Shelf Registration, the Company shall promptly give written notice of the proposed Shelf Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Shelf Registration

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shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Shelf Registration, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this Section 2.3.1 if (i) a Form S-3 is not available for such offering or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

2.3.2 The Company shall use its commercially reasonable efforts, within fifteen (15) Business Days of the Purchase Agreement Closing to register for resale all of the Registrable Securities and the PDC Registrable Securities in a Shelf Registration on Form S-3. If Form S-3 is not available, the Company shall use its commercially reasonable efforts to convert any Shelf Registration that is on a Form S-l to a Registration Statement on Form S-3 as soon as practicable after the Company is eligible to use Form S-3. The Company shall use commercially reasonable efforts to effect such Shelf Registration by filing a Form S-3 or such other appropriate form, if applicable, as soon as practicable, and effect the registration of all such Registrable Securities and PDC Registrable Securities. If any Registrable Securities or PDC Registrable Securities remain issued and outstanding after three (3) years following the initial effective date of such Shelf Registration, the Company shall, prior to the expiration of such Shelf Registration, file a new Form S-3 covering such PDC Registrable Securities and shall thereafter use its commercially reasonable efforts to cause such new Shelf Registration to be declared effective as promptly as practical. The Company shall use its commercially reasonable efforts to maintain the effectiveness of the Shelf Registration in accordance with the terms hereof for so long as any Registrable Securities or PDC Registrable Securities remain issued and outstanding.

2.3.3 Upon the Company becoming a WKSI, the Company shall (i) give written notice thereof to the Holders as soon as practicable, but in no event later than twenty (20) days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a WKSI, and (ii) use commercially reasonable efforts to register, under an automatic shelf registration statement on Form S-3ASR (“Automatic Shelf Registration Statement”), the sale of all of the Registrable Securities and the PDC Registrable Securities. The Company shall use commercially reasonable efforts to file such Automatic Shelf Registration Statement as promptly as practicable and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any PDC Registrable Securities or Registrable Securities registered on such Automatic Shelf Registration Statement. If at any time after the filing of an Automatic Shelf Registration Statement by the Company the Company determines that it is no longer a WKSI (such time, the “Determination Date”), within twenty (20) days after such Determination Date, the Company shall (A) give written notice thereof to the Holders and (B) file a Registration Statement on an appropriate form (or a post-effective amendment converting the Automatic Shelf Registration Statement to an appropriate form) covering all of the PDC Registrable Securities and Registrable Securities, and use commercially reasonable efforts to have such Registration Statement declared effective as promptly as practicable after the date the Automatic Shelf Registration Statement is no longer useable by the Holders to sell PDC Registrable Securities or Registrable Securities.

2.3.4 At any time and from time to time after a Shelf Registration has been declared effective by the Commission, PDC, the Founder or the Sponsor may request to sell all or any portion of the PDC Registrable Shares or Registrable Securities, as applicable, in an Underwritten Offering that is registered pursuant to such Shelf Registration (each, an “Underwritten Shelf Takedown”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company (each, a “Demand Shelf Takedown Notice”) at least 15 days prior to the proposed date of such Underwritten Shelf Takedown. Each Demand Shelf Takedown Notice shall specify (i) the type and number of PDC Registrable Securities or Registrable Securities proposed to be sold in the Underwritten Shelf Takedown; and (ii) the intended method or methods and plan of disposition thereof. In such event, the right of such person to include PDC Registrable Securities or Registrable Securities, as

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applicable, in such Underwritten Shelf Takedown shall be conditioned upon such person’s participation in such underwriting and the inclusion of PDC Registrable Securities or Registrable Securities, as applicable, in the underwriting. Such person shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by the Company.

2.3.5 Any Shelf Registration pursuant to this Section 2.3 and any Automatic Shelf Registration, may (i) at the option of the Company, include a registration of the issuance of Common Stock issuable upon exercise of warrants issued by the Company and (ii) at the option of the Sponsor, include a registration of the sale of Registrable Securities by limited partners of the Sponsor (and in such case, such limited partners shall be considered Holders for purposes of Article IV of this Agreement).

2.3.6 Notwithstanding anything to the contrary in this Agreement, during any period that the Shelf Registration is not for any reason effective, PDC shall have a Demand Registration pursuant to Section 2.1 during such period.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders or PDC, as the case may be, have requested an Underwritten Registration and the Company and the Holders or PDC are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement to be filed pursuant to Section 2.1.1 or Section 2.3.1 at such time, then in each case the Company shall furnish to such Holders or PDC, as the case may be, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12 month period. Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by each of the Founder and the Sponsor, until after the expiration of the Founder Lock-Up Period or the Sponsor Lock-Up Period, as the case may be.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. Without limiting the express provisions contained elsewhere in this Agreement, including Section 2.3.2 through Section 2.3.4, if at any time on or after the date the Company consummates a Business Transaction the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all such Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution), may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities and PDC Registrable Securities, respectively, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities or PDC Registrable Securities, respectively, until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no

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event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities and PDC Registrable Securities, respectively. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities or PDC Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification:

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities and PDC Registrable Securities and their respective officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities or PDC Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that, with respect to such Holders, the obligation to indemnify shall be several, not joint and several, among such Holders and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities and PDC Registrable Securities pursuant to such Registration Statement. The Holders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering, also agree to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the addressee at the address set forth below such person’s signature on the signature pages to this Agreement. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. Prior to the expiration of the Founder Lock-Up Period or the Sponsor Lock-Up Period, as the case may be, neither the Sponsor nor the Founder may assign or delegate their rights, duties or obligations under this Agreement in whole or in part.

5.2.2 Except as set forth in subsection 5.2.1 hereof, this Agreement and the rights, duties and obligations of the Holders hereunder may be assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Registrable Securities or PDC Registrable Securities by any such Holder.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Sponsor, the Founder, PDC and any Holder of Registrable Securities or PDC Registrable Securities or of any assignee of the Sponsor, the Founder, PDC or any Holder of Registrable Securities or PDC Registrable Securities.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

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5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities and PDC, at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of PDC or the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than PDC and a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person except as provided in the Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail other than the Warrant Agreement by and between the Company and Continental Stock Transfer & Trust Company.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

HICKS ACQUISITION COMPANY II, INC., a Delaware corporation

By:
Christina Weaver Vest
President, Chief Executive Officer and Chief Financial Officer

Address:	100 Crescent Court, Suite 1200
Dallas, Texas 75201
Fax: (214) 615-2221
PDC:

PAPERWEIGHT DEVELOPMENT CORP., a Wisconsin corporation

By:
Name:
Title:

Address:

Fax:

OTHER HOLDERS:

Thomas O. Hicks

Address:	100 Crescent Court, Suite 1200 Dallas, Texas 75201 Fax: (214) 615-2221

Signature Page to Registration Rights Agreement

HH-HACII, L.P.,
a Delaware limited partnership

By:	HH-HACII GP, LLC
its general partner

By:
Thomas O. Hicks
Manager

Address:	100 Crescent Court, Suite 1200
Dallas, Texas 75201 Fax: (214) 615-2221

William A. Montgomery
Address:	100 Crescent Court, Suite 1200
Dallas, Texas 75201

James C. Musselman
Address:	100 Crescent Court, Suite 1200
Dallas, Texas 75201

William F. Quinn
Address:	4151 Amon Carter Blvd,
Fort Worth, Texas 76155

Signature Page to Registration Rights Agreement